Exhibit 10.1

Execution Version

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) THE REGISTRANT CUSTOMARILY AND ACTUALLY TREATS SUCH INFORMATION AS CONFIDENTIAL. SUCH EXCLUDED INFORMATION HAS BEEN MARKED WITH “[***]”.

ASSET PURCHASE AGREEMENT

BY AND AMONG

BOSTON SCIENTIFIC CORPORATION

AND

CARDIAC PACEMAKERS INC.,

AS BUYERS,

AND

ELUTIA INC.

AND

ELUTIA MED LLC,

AS SELLERS

_________________________________________

DATED AS OF SEPTEMBER 8, 2025

_________________________________________

THIS DOCUMENT AND ANY TRANSACTION DOCUMENTS THAT MAY BE DELIVERED IN CONNECTION HEREWITH ARE SUBJECT TO THE CONFIDENTIALITY AGREEMENT (AS DEFINED HEREIN). THIS AGREEMENT IS FOR DISCUSSION PURPOSES ONLY, IS SUBJECT IN ALL RESPECT TO DUE DILIGENCE AND IS NOT BINDING ON THE PARTIES. NO TRANSACTION OR AGREEMENT TO ENTER INTO A TRANSACTION WILL EXIST OR BE DEEMED TO EXIST UNTIL A DEFINITIVE AGREEMENT IS EXECUTED BY ALL PARTIES INVOLVED.

EXHIBITS

Exhibit A	Form of Escrow Agreement
Exhibit B	Purchase Price Allocation Methodology
Exhibit C	Form of Bill of Sale
Exhibit D-1	Form of Assignment of Trademarks
Exhibit D-2	Form of Assignment of Patents and Patent Applications
Exhibit E	Form of Seller Non-Competition Agreement
Exhibit F	Form of Transition Services Agreement

SCHEDULES

1.1(a)(i)	Seller Intellectual Property
1.1(b)(iii)	Acquired Equipment and Tools
1.1(b)(iv)	Permits
1.1(b)(vi)	Assumed Contracts
1.1(b)(viii)	Assumed Lease Contracts
1.1(b)(xvii)(A)	Ongoing Clinical Trial Agreements
1.1(b)(xvii)(B)	Ongoing Vendor Agreements
1.2(h)	Excluded Inventory
1.2(j)	Excluded Contracts
1.2(m)	Excluded Patents
1.2(o)	Additional Excluded Assets
3.1(a)	Seller Account
4.2(a)(v)	Post-Closing Permits
4.2(a)(vi)	Encumbrances
4.2(a)(vii)	Required Consents
4.2(a)(viii)	Terminated Contracts
4.2(a)(ix)	Contract Amendments
7.1	Permitted Interim Business Operations
7.6	Shared Contracts
10.1(c)	Governmental Consents
10.2(d)	Other Closing Conditions
10.2(f)	New Buyer Contracts
12.1(c)	Known Claims
14(a)	Operations Employees
14(b)	Sales Employees
14(c)	Seller Marks

Seller Disclosure Schedule

v

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is dated as of the 8th day of September, 2025 (the “Signing Date”), by and among Boston Scientific Corporation, a Delaware corporation (“BSC”), and Cardiac Pacemakers Inc., a Minnesota corporation (“CPI” and together with BSC, the “Buyers” and each, a “Buyer”), on the one hand, and Elutia Inc., a Delaware corporation (“Elutia”), and its direct wholly-owned subsidiary Elutia Med LLC, a Delaware limited liability company (“Elutia Med” and together with Elutia, the “Sellers” and each, a “Seller”). Certain capitalized terms used and not otherwise defined herein are defined in Article XIV hereof.

WHEREAS, the Sellers are, among other endeavors, engaged in the business of designing, researching, developing, testing, seeking regulatory approval for, manufacturing, processing, packaging, labeling, marketing, using, promoting, storing, distributing, importing, exporting or selling Products (as hereinafter defined) as well as line extensions, improvements and ongoing pipeline and development efforts relating to such Products (the “CIED Business”);

WHEREAS, the Buyers or their designated Affiliates wish to purchase, and the Sellers wish to sell, all of the Acquired Assets, and the Buyers or their designated Affiliates wish to assume the certain specified Assumed Liabilities, in each case, upon the terms and subject to the conditions set forth in this Agreement (the “Acquisition”); and

WHEREAS, in connection with the Acquisition, the Buyers, on the one hand, and the Sellers, on the other hand, each desire to make certain warranties, covenants and other agreements as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the Buyers and the Sellers agree as follows:

Article I
PURCHASE AND SALE OF ASSETS

Section 1.1         Acquired Assets. At the Closing, subject to the terms and conditions set forth in this Agreement, the Sellers shall sell, assign, transfer, convey and deliver, or shall cause to be sold, assigned, transferred, conveyed and delivered, to the applicable Buyers or their designated Affiliates, free and clear of all Encumbrances (other than Permitted Encumbrances), and the Buyers or their designated Affiliates shall purchase, acquire and take assignment and delivery of, good, marketable and valid title in, to and under all of the Sellers’ or their respective Affiliates’ properties, rights, titles interests and other tangible and intangible assets of every type, condition and description the extent owned, licensed, used or held for use by the Sellers in connection with, relating to or necessary for the ownership or operation of the CIED Business or the Products, or otherwise used in or useful to the design, research, development, testing, seeking regulatory approval for, manufacturing, processing, packaging, labeling marketing, using, promoting, storing, distributing, importing, exporting or sale of the Products, in each case as the same exists as of the Signing Date and including any replacements of such assets prior to Closing, and any such assets acquired by the Sellers or any of their respective Affiliates after the date hereof but prior to the Closing, wherever located and whether or not all or any portion of said assets appear on or are reflected upon the Sellers’ books, records or financial statements; provided, however, that the Acquired Assets shall not include any Excluded Assets (all of such assets are hereinafter referred to collectively as the “Acquired Assets”). Without limiting the generality of the foregoing:

(a)           The Acquired Assets shall include, other than the Seller Marks and Excluded Patents, all right, title and interest throughout the world in, to and under all Intellectual Property owned or licensed by any Seller or any of their respective Affiliates in connection with or related to the Products or the Acquired Assets or otherwise used in or useful to the design, development, manufacture, use, testing, marketing, promotion, commercialization, sale, distribution or improvement of the Products or the Acquired Assets, all licenses and sublicenses granted or obtained with respect thereto, and rights thereunder, and other agreements with respect to the foregoing, all remedies against infringements thereof, rights to protection of interests therein, all income, royalties and payments receivable in respect thereof, and all claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind with respect thereto (including all damages and payments for past, present or future infringement or misappropriation or dilution of Intellectual Property and the right to sue and recover for past infringements or misappropriations or dilutions of Intellectual Property), including the Intellectual Property described on Schedule 1.1(a) hereto, and any and all corresponding rights that have been or now or hereafter may be secured throughout the world with respect to the foregoing (collectively, the “Seller Intellectual Property”), which will be transferred, conveyed and delivered to CPI or its designated Affiliate (the “CPI Acquired Assets”).

(b)           The Acquired Assets shall also include the following, each of which will be transferred, conveyed and delivered to BSC or its designated Affiliate (collectively, the “BSC Acquired Assets”):

(i)        the Products, and all information, documentation, reports, data, and other materials used by the Sellers or their respective Affiliates in designing, researching, developing, testing, seeking regulatory approval for, manufacturing, processing, packaging, labeling marketing, using, promoting, storing, distributing, importing, exporting or selling the Products, including, as applicable, all Design History Files, Device Master Records, Technical Information, CAPA Documentation, design and manufacturing data and files, manufacturing processes and procedures, prototypes, parts and assemblies, bills of material, drawings, specifications, schematics, inspection and audit documents, procedures and test methods, production records, technical information, work instructions, processes, design and development verification and validation protocols and other documentation or reports relating thereto, file histories, technical data, test data, nonclinical and preclinical data, clinical data, pricing and cost information, and supplier lists and information, regulatory filings, correspondence, approvals and records, and other documentation to the extent related to any of the Products;

(ii)       all inventories relating to or held in connection with the Products, or otherwise used in or useful to the sale, use, manufacture, maintenance, development or improvement of the Products, including raw materials, parts, work in process and finished goods (collectively, the “Acquired Inventory”), including all Inventory set forth on the Estimated Inventory Statement;

(iii)      any and all equipment, prototypes and tooling used for the CIED Business or the Acquired Assets, including for the product development, manufacturing or commercialization of the Products as well as any and all equipment, prototypes and tooling located at the Sellers’ facilities located in Roswell, Georgia, including the items described on Schedule 1.1(b)(iii) hereto (the “Acquired Equipment and Tools”);

(iv)      all Permits in connection with or related to the CIED Business or the Products, or otherwise used in or useful to the designing, researching, developing, testing, seeking regulatory approval for, manufacturing, processing, packaging, labeling marketing, using, promoting, storing, distributing, importing, exporting or selling of the Products, both governmental and private, and all rights under regulatory filings with the FDA, all Notified Bodies, and all other regulatory bodies relating to the Products, including those described on Schedule 1.1(b)(iv) hereto;

(v)       a copy of the Books, Records and Files, and data stored on information systems, including Books, Records and Files relating to test data, quality and manufacturing data and files, clinical and non-clinical data, adverse events and complaints, sales and marketing information, training materials, medical affairs and information, materials related to billing, coding, coverage, and reimbursement matters, and information on sales and distribution arrangements, including all policies, procedures, work instructions, manuals and training materials regarding these topics, and all other documents and records relating to the CIED Business or the Acquired Assets, but excluding any accounting books, records and ledgers and Books, Records and Files related to Taxes, in each case to the extent not primarily related to the CIED Business or the Acquired Assets;

(vi)      all Contracts (whether oral or written) that as of the Signing Date or as of the Closing relate to, or are used or held for use in connection with, any of the Products or are necessary to run the CIED Business and (i) to which any Seller is a party; (ii) by which any Seller or any of the Acquired Assets is or may become bound or subject; (iii) under which any Acquired Asset is leased or licensed, including any real property lease or license agreements under which no Seller is the tenant; or (iv) under which any Seller has or may acquire any right or interest in respect of the CIED Business, including, for the avoidance of doubt, the contracts described on Schedule 1.1(b)(vi) hereto but excluding any specifically scheduled Excluded Contracts (the “Assumed Contracts”);

(vii)     all of the rights of the applicable Seller or any of its Subsidiaries or Affiliates under each Shared Contract to the extent allocated to a Buyer in accordance with Section 7.6;

(viii)    all rights under and to the real estate leases or occupancy agreements related to the Sellers’ facilities located in Roswell, Georgia, including all contracts set forth on Schedule 1.1(b)(viii) (the “Assumed Lease Contracts”);

(ix)       all goodwill and other intangible assets related to or associated with the CIED Business or the Acquired Assets, excluding the goodwill associated with the Seller Intellectual Property (which, for the avoidance of doubt, will be transferred, conveyed and delivered to CPI);

(x)        the amount of and all rights to any proceeds received by any Seller, including all insurance recoveries and recoveries from other third parties, in respect of, in connection with, or arising from (i) the loss, destruction or condemnation of any Acquired Assets or otherwise involving or relating to any Acquired Asset or the CIED Business, in each case, whether occurring prior to, on or after the Closing or (ii) any Assumed Liabilities or the operation of such Acquired Assets;

(xi)       except to the extent disclosure of such records would be prohibited by applicable privacy or data protection laws without the applicable individual’s consent, all personnel records and files of the Sellers with respect to the Transferred Employees;

(xii)      all confidentiality agreements and other restrictive covenant agreements (including noncompetition and nonsolicitation agreements) with the Transferred Employees and Business Contingent Workers, in each case, which run in favor of the Sellers, and all rights and claims related to any of the foregoing;

(xiii)     all Forms I-9, E-Verify documentation (if applicable) and supporting work authorization documentation with respect to the Transferred Employees;

(xiv)     all Contracts between any Seller and the Business Contingent Workers;

(xv)      any Tax Return, Tax work paper, Tax information or Tax record relating solely to the CIED Business or the Acquired Assets;

(xvi)     all causes of action, claims, counterclaims, remedies, defenses, warranties, guarantees, refunds, covenants, indemnities, rights of recovery and set-off of every kind and character related to the Acquired Assets or the Assumed Liabilities, in each case regardless of whether such causes of action or rights are currently exercisable; provided, however, if any Losses associated with the foregoing were actually incurred by a Seller pre-Closing, then such Losses shall constitute Excluded Assets and, if recovered by a Buyer after the Closing, shall be paid over to the Sellers within thirty (30) Business Days of receipt by such Buyer (net of the cost of recovery by any Buyer and their Affiliates) (the “Pre-Closing Claims”); provided, further, that in the event a Buyer elects not to pursue or continue pursuing any such right or cause of action, the applicable Seller shall have the right, upon delivery of written notice at least ten (10) Business Days in advance to, and with the consent of, BSC (such consent not to be unreasonably withheld, conditioned or delayed), to pursue such right or cause of action (and in such event, the applicable Seller shall keep the Buyers reasonably apprised of the status of such right or cause of action and allow the Buyers and their Representatives to participate in such matter at their sole cost and expense); and provided, further, that, at a Buyer’s request, the Sellers shall use their respective reasonable efforts to enforce, for the benefit of such Buyer in relation to its ownership interests, at such Buyer’s cost and expense, any right, claim or cause of action that would otherwise be transferred hereunder but is not assignable;

(xvii)    all clinical trial or study agreements set forth on Schedule 1.1(b)(xvii)(A) (the “Ongoing Clinical Trial Agreements”) relating to ongoing clinical trials or studies relating to the CIED Business and the vendor contracts set forth on Schedule 1.1(b)(xvii)(B) relating to the CIED Business (the “Ongoing Vendor Agreements”); provided that the assignment and transfer of such Ongoing Clinical Trial Agreements and Ongoing Vendor Agreements shall be subject in each case to Section 7.8; and

(xviii)   all other Acquired Assets not constituting CPI Acquired Assets.

Section 1.2         Excluded Assets. Notwithstanding anything herein to the contrary, the Buyers and the Sellers acknowledge and agree that under the terms of this Agreement the Buyers shall only acquire the Acquired Assets, and that the Buyers shall not acquire under the terms hereof, and shall not be deemed to acquire under the terms hereof, any other assets of the Sellers, including any assets used or held for use exclusively in the Retained Business (all such other assets of the Sellers not included in the definition of “Acquired Assets” are referred to herein as the “Excluded Assets”). Without limiting the generality of the foregoing, the Excluded Assets shall include:

(a)           any amounts (including the Purchase Price) paid or payable to any Seller pursuant to this Agreement or any other Transaction Document and any other rights which accrue or will accrue to any Seller under the Transaction Documents;

(b)           all Real Property Contracts (other than the Assumed Lease Contracts);

(c)           all distribution agreements to which any Seller is a party;

(d)           all of the rights of any Seller under the Shared Contracts to the extent allocated to the Sellers in accordance with Section 7.6;

(e)           all services and personal records and files of the employees, independent contractors and other personnel of the Sellers or any of their Affiliates who are not Transferred Employees;

(f)            all assets of any Employee Benefit Plan;

(g)           all accounts receivable of any Seller existing as of the Closing and arising out of the operation or conduct of the CIED Business prior to the Closing for goods delivered or services provided prior to the Closing;

(h)           all Inventory located at the Sellers’ facility in Roswell, Georgia used or held for use exclusively in the Retained Business (the “Excluded Inventory”) as set forth on Schedule 1.2(h);

(i)            all equipment, prototypes, and tooling, other than Acquired Equipment and Tools;

(j)            all Contracts listed on Schedule 1.2(j) (the “Excluded Contracts”);

(k)           all taxpayer identification numbers, Tax Returns, Tax work papers, Tax information and Tax records of any Seller (except to the extent that any such Tax documentation (excluding any taxpayer identification number) relates solely to the CIED Business or the Acquired Assets);

(l)            all rights to any Tax credit, Tax refund or similar Tax asset relating to any Tax of any Seller;

(m)           all Intellectual Property of Sellers or their Affiliates (including the Seller Marks and the patents and patent applications set forth on Schedule 1.2(m) (the “Excluded Patents”)), other than the Seller Intellectual Property;

(n)           all assets of the Sellers or their Affiliates that relate solely to the Retained Business; and

(o)           all assets, properties and rights described on Schedule 1.2(o).

Article II
ASSUMPTION AND EXCLUSION OF LIABILITIES

Section 2.1         Excluded Liabilities. Except with respect to the Assumed Liabilities, the Sellers shall retain and remain solely responsible for, and the Buyers shall not, and do not, assume or in any way become responsible for, any Liability of any Seller or any of their Affiliates whether existing on the Closing Date or arising thereafter, and all such Liabilities shall be and remain the responsibility of the Sellers (collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Buyers are not assuming and the Sellers shall not be deemed to have transferred to any Buyer the following Liabilities (each of which is an Excluded Liability):

(a)            any Liability of any Seller arising out of or relating to the execution, delivery or performance of any of the Transaction Documents (including the delivery of any of the closing deliverables described in Section 10.2(e));

(b)            any Liability of any Seller or their Affiliates arising from or relating to any action taken by any Seller or their Affiliates, or any failure on the part of any Seller or their Affiliates to take any action, at any time after the Closing Date;

(c)            except as expressly provided in Section 8.4(c) of this Agreement, the Transition Services Agreement or Employee Lease Agreement (if applicable), any and all Liabilities directly or indirectly arising out of or related to any of the current or former employees (including all Applicants, Offered Employees, Transferred Employees and Non-Transferred Employees), directors, consultants, independent contractors or other service providers (including all Business Contingent Workers) of any Seller or any of their Affiliates (the “Service Providers”), or any spouse, dependent or beneficiary thereof, including, for the avoidance of doubt, any such Liabilities that may arise at any time, from and against all or any direct or indirect actions, proceedings, claims, demands, costs, losses, expenses, damages, liabilities and penalties whatsoever (whether arising before, on or after the Closing Date) as a result of or in connection with the consummation of the transactions contemplated hereby, the employment or engagement or the termination of employment or engagement of any Service Provider by any Seller, including any Liabilities with respect to the Employee Benefits Plans, COBRA Liabilities, severance payments, salaries or wages, fees, bonuses, allowances, compensation, premiums, costs, expenses, benefits or incentives of any kind, vacation and paid time off obligations, social security contributions, fines, surcharges, delay interests and related employment taxes claims, Liability under the United States Workers Adjustment and retraining Notification Act or any similar state of local Law (together, the “WARN Act”) and any other statutory, contractual or other common law Liability (the “Excluded Employee Liabilities”);

(d)            any and all Liabilities arising from any Applicant or other Service Provider of the Sellers who is offered the opportunity to apply for employment or engagement by any Buyer or any of their Affiliates, including by completing the Application Requirements, but does not complete the Application Requirements or is not offered an opportunity for employment or engagement by such Buyer;

(e)            any and all Liabilities arising from any Offered Employee, Business Contingent Worker, or other Service Provider of the Sellers who is offered employment or engagement by any Buyer or any of their Affiliates but does not accept such employment or engagement on the terms, and within the time period, required by such Buyer, including any Liabilities associated with the termination of any Contract with a Business Contingent Worker who does not sign an Assignment Consent prior to the Closing;

(f)             any Taxes of a Seller or any of its Affiliates, including any Liability of such Seller or any of its Affiliates for the Taxes of any other Person under applicable Law, as a transferee or successor, by contract or otherwise, including any Transfer Tax for which Sellers are responsible pursuant to Section 9.3;

(g)            any Liability for any Tax imposed with respect to the ownership or operation of the Acquired Assets, the Products or the CIED Business attributable to a Tax period (or portion of a Tax period) ending on or before the Closing Date, including any Property Taxes to the extent specifically allocated to Sellers pursuant to Section 9.2, but excluding any Property Taxes to the extent specifically allocated to Buyers pursuant to Section 9.2;

(h)            any Liability (whether absolute, accrued, contingent or otherwise) imposed on, arising out of or that relates to the Products or any other products of the CIED Business sold prior to the Closing Date (including returns and rejection and billing errors); provided, however, that nothing in this Agreement shall absolve BSC from any Liability it would otherwise have under that certain Sales Agent Agreement dated March 6, 2025 by and between BSC and Elutia or any predecessor agreement governing the sales agency relationship between BSC and Elutia (such agreements, the “Sales Agency Contracts”);

(i)             any Liability for recalls (either voluntary or involuntary), removals, field notifications, field corrections, field alerts, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action relating to an alleged lack of quality, safety, efficacy, or regulatory compliance of any Product or Acquired Assets, or seizures ordered or adverse regulatory actions taken (or threatened) by a Governmental Authority with respect to any of the Products or any facilities involved in the research, design, development, manufacture, processing, packaging, labeling, testing, storage, distribution, import, export or sale of the Products or any other products of the CIED Business sold or manufactured prior to the Closing, including based on any actions occurring or arising prior to the Closing Date; provided, however, that nothing in this Agreement shall absolve BSC from any Liability it would otherwise have under the Sales Agency Contracts;

(j)             any Liability for Product Liability Claims or warranty claims for the Products or any other products of the CIED Business sold prior to the Closing, including based on any actions occurring or arising prior to the Closing Date (“Excluded Product Liabilities”);

(k)            any Liability under any Assumed Contract for any breach or violation by the applicable Seller of any provision of any such Assumed Contract at or prior to the Closing;

(l)             any Liability of any Seller or any of its Affiliates arising from or relating to any claim or Action initiated against any Seller or any of its Affiliates on or prior to the Closing Date with respect to the CIED Business or with respect to any acts or occurrences occurring on or prior to the Closing Date with respect to the CIED Business or the Acquired Assets;

(m)           all accounts payable of any Seller or its Affiliates existing as of the Closing or arising out of the operation or conduct of the CIED Business prior to the Closing;

(n)            all royalty payment obligations and comparable arrangements of any Seller, including royalty payment obligations in connection with any Excluded Contract;

(o)            any Liabilities relating to or arising out of the Excluded Assets; and

(p)            any other Liability of the Sellers or their Affiliates that is not an Assumed Liability.

Section 2.2         Assumed Liabilities. The term “Assumed Liabilities” means only the obligations of the Sellers under the Assumed Contracts, in each case, only to the extent (a) such obligations (i) first accrue for performance on or after the Closing Date, (ii) do not arise from or relate to any breach or violation by any Seller or any of its Affiliates of any term or provision of any of such contracts, (iii) do not arise from or relate to any action, omission, event, circumstance or condition occurring or existing prior to the Closing Date that, with or without notice or lapse of time, would constitute or result in a breach or violation of any term or provision of such contracts, and (iv) are not Excluded Product Liabilities, and (b) for which the full text of such Contract, including all exhibits, schedules and appendices thereto, has been disclosed to the Buyers prior to the Closing Date; provided, that, for the avoidance of doubt, such assumption of the Assumed Liabilities shall not be deemed to affect the warranties made by the Sellers hereunder (or the rights of the Buyer Indemnified Parties in respect of inaccuracies therein or breaches thereof), to the extent such warranties relate to such Assumed Liabilities.

Article III
PURCHASE PRICE

Section 3.1         Delivery of Closing Payment and Escrow Amount.

(a)            Payments at Closing. Upon and subject to the terms and conditions of this Agreement, at the Closing, as the aggregate purchase price for the sale, transfer, assignment, conveyance and delivery of the Acquired Assets, the Buyers (or their designated Affiliates) shall:

(i)         pay to the Sellers by wire transfer of immediately available funds an aggregate amount equal to (A) $88,000,000 (the “Base Purchase Price”) plus (B) the amount of any Estimated Inventory Excess, if any, up to a maximum aggregate amount equal to the Inventory Adjustment Cap, minus (C) the amount of any Estimated Inventory Shortfall, if any, and minus (D) the Escrow Amount (such amount, the “Closing Payment”), to the accounts of the Sellers identified on and allocated in the amounts set forth on Schedule 3.1(a); and

(ii)        deposit an amount equal to $8,000,000 (the “Escrow Amount”) in escrow with Western Alliance Bank (the “Escrow Agent”), to be held by the Escrow Agent for a period of twelve (12) months beginning on the Closing Date pursuant to an Escrow Agreement substantially in the form of the attached Exhibit A (the “Escrow Agreement”), and distributed in accordance therewith.

The Closing Payment shall be subject to adjustment subsequent to the Closing pursuant to Section 3.2 hereof. The Closing Payment, as adjusted pursuant to Section 3.2, shall be referred to herein as the “Purchase Price.”

Section 3.2         Inventory Adjustment.

(a)            Estimated Inventory Statement. At least two (2) Business Days (but no more than four (4) Business Days) prior to the Closing, Elutia shall prepare and deliver to BSC a statement (the “Estimated Inventory Statement”) setting forth the Sellers’ (i) good faith estimate of the Inventory Value as of the Effective Time (the “Estimated Inventory Value”) together with a list of the Acquired Inventory as of the Effective Time and (ii) calculation of the Estimated Inventory Shortfall or Estimated Inventory Excess, as applicable, based on such Estimated Inventory Value. The Estimated Inventory Statement shall be subject to reasonable review and comment by BSC. Prior to the Closing, the Sellers shall provide BSC a reasonable opportunity to review and provide comments on the Estimated Inventory Statement and the Sellers shall consider such comments and discuss the same with BSC in good faith prior to Closing. In no event shall the Buyers be required to make, or cause to be made, any payments or deposits under this Article III unless and until the Estimated Inventory Statement has been delivered by Elutia. Within five (5) Business Days following the Closing, the Buyers shall cause to be conducted a physical count of the Acquired Inventory to determine Inventory Value (the “Inventory Count”). The Sellers shall be entitled to observe the Inventory Count. The result of the Inventory Count, as adjusted for activity occurring between the Effective Time and the date of the Inventory Count, shall be used in order to determine the Closing Inventory Value as of the Closing Date.

(b)            Post-Closing Inventory Adjustment.

(i)         Closing Inventory Statement. Within ninety (90) days after the Closing Date, BSC shall prepare and deliver to Elutia a statement (the “Closing Inventory Statement”) setting forth (A) its calculation of the actual Inventory Value as of the Effective Time (the “Closing Inventory Value”) together with a list of Acquired Inventory as of the Effective Time, which shall be based, in part, on the Inventory Count, and (B) its calculation of the Post-Closing Adjustment Amount based thereon. At any time during such ninety- (90-) day period, at the Buyers’ reasonable request, the Sellers shall cooperate and assist, and shall cause their respective Representatives to assist, the Buyers and their Representatives in the preparation of the Closing Inventory Statement, and shall provide the Buyers and their Representatives with any information reasonably requested by them, including access to all relevant books and records.

(ii)        Post-Closing Adjustment. The post-Closing adjustment shall be an amount equal to the Closing Inventory Value, as finally determined pursuant to this Section 3.2(b), minus the Estimated Inventory Value (the “Post-Closing Adjustment Amount”); provided, however, that (A) if the absolute value of the Post-Closing Adjustment Amount is less than or equal to [***], then the Post-Closing Adjustment Amount shall be deemed to equal [***] and (B) if the Post-Closing Adjustment Amount is a positive number and an amount equal to the Inventory Adjustment Cap has previously been paid by the Buyers to the Sellers as part of the Closing Payment, then the Post-Closing Adjustment Amount shall be deemed to equal [***]. Promptly, and in any event no later than the fifth (5th) Business Day following the determination and final resolution thereof in accordance with the terms of this Section 3.2(b):

(1)            if the Post-Closing Adjustment Amount is a positive number then the Buyers shall pay or cause to be paid to the Sellers an aggregate amount equal to the Post-Closing Adjustment Amount, by wire transfer of immediately available funds to such account or accounts and allocated among the Sellers in such amounts as designated in writing by Elutia to BSC; provided, that under no circumstances shall (A) the Post-Closing Adjustment Amount plus (B) any Estimated Inventory Excess previously paid by the Buyers to the Sellers as part of the Closing Payment exceed the Inventory Adjustment Cap;

(2)            if the Post-Closing Adjustment Amount is a negative number, the Buyers shall have the option in BSC’s sole discretion to require (i) that the Sellers shall, jointly and severally, pay or cause to be paid to the Buyers an amount equal to the absolute value of the Post-Closing Adjustment Amount (or any portion thereof), by wire transfer of immediately available funds to such account or accounts and allocated among the Buyers in such amounts as designated by BSC in writing, or (ii) that BSC and Elutia shall provide a joint written instruction to the Escrow Agent to deliver an amount equal to the absolute value of the Post-Closing Adjustment Amount (or any portion thereof) out of the Escrow Funds to the Buyers by wire transfer of immediately available funds in accordance with the Escrow Agreement; and

(3)            if the Post-Closing Adjustment Amount is equal to [***], then neither the Buyers, on the one hand, nor the Sellers, on the other hand, shall be obliged to make any payment to the other pursuant to this Section 3.2(b).

(iii)       Dispute Notice. In the event that the Sellers do not agree with the Closing Inventory Value set forth in the Closing Inventory Statement, Sellers shall be entitled, within thirty (30) calendar days of the delivery of the Closing Inventory Statement (the “Dispute Period”), to give the Buyers written notice (a “Dispute Notice”) of such disagreement, which disagreement must be based solely on the Buyers’ mathematical error, failure to calculate Inventory Value in accordance with this Agreement or the Buyers not having followed the terms of this Agreement. The Dispute Notice shall set forth in reasonable detail the specific items of Inventory with which the Sellers do not agree and the basis for such objection (the “Disputed Inventory Items”). Any Inventory items not specifically identified as disputed in a Dispute Notice that is timely delivered shall be deemed accepted by the Sellers and final and agreed for all purposes of this Agreement, absent Fraud or intentional misconduct. In the event that Sellers (A) do not deliver a Dispute Notice during the Dispute Period or (B) confirm in writing that they accept the Closing Inventory Statement delivered by the Buyers, the Closing Inventory Value set forth on such Closing Inventory Statement shall irrevocably be deemed accepted by the Sellers and to be final and agreed for all purposes of this Agreement, absent Fraud or intentional misconduct, and the Purchase Price will be finally determined at such time. In the event that Sellers deliver a Dispute Notice within the Dispute Period, Elutia (on behalf of the Sellers) and BSC (on behalf of the Buyers) shall, for a period of not less than sixty (60) days (the “Negotiation Period”) after delivery of the Dispute Notice, attempt in good faith to mutually determine the Inventory Value of the Disputed Inventory Items and mutually determine any resulting adjustments to the Closing Inventory Value. In the event that BSC and Elutia mutually determine in writing the Inventory Value of the Disputed Inventory Items and resulting Closing Inventory Value, then such adjusted Closing Inventory Value shall irrevocably be deemed to be final for all purposes of this Agreement, absent Fraud or intentional misconduct.

(iv)       Arbitration of Disputes. In the event that no agreement can be reached by Elutia and BSC as to all or any of the Disputed Inventory Items within the Negotiation Period, then for a period of thirty (30) days following the end the Negotiation Period either party shall have the right to cause the determination of the Inventory Value of the remaining Disputed Inventory Items to be submitted to arbitration by the Boston, Massachusetts office of one of the following entities or their respective successors, so long as such entity or its successors is not the current principal regularly engaged outside accountant to any Buyer or any Seller: Deloitte & Touche LLP or KPMG LLP, or any successor entity to any of the foregoing (collectively, the “Accountants”); provided, however, that the engagement and charge of the Accountants shall be limited to determining the Inventory Value of any specified Disputed Inventory Items remaining in dispute following the Negotiation Period, and, shall not be entitled to determine any other matter. Elutia and BSC shall jointly select which of the Accountants will perform the calculation within thirty (30) days after Elutia and BSC determine that they are unable to settle the Disputed Inventory Items independently. The Accountant selected in accordance with the foregoing sentence, who shall be mutually agreeable to BSC and Elutia, shall be responsible for the determination of the Inventory Value of the applicable remaining Disputed Inventory Items and shall be referred to herein as the “Appraiser.” The Appraiser shall determine the Inventory Value of each of the remaining Disputed Inventory Items within the limitations set forth above within ninety (90) days after the date of such Appraiser’s engagement. Any Disputed Inventory Items determined by an Appraiser in accordance with this Section 3.2(b)(iv) shall be deemed to be the final Inventory Value for such Disputed Inventory Item for all purposes of this Agreement. The fees and expenses of the Appraiser incurred in the resolution of such dispute shall be borne by the Buyers, on the one hand, and the Sellers, on the other hand, in such proportion as is appropriate to reflect the relative benefits received by each party from the resolution of the dispute. For example, if Sellers challenge the calculation of the Closing Inventory Value in the Closing Inventory Statement by an amount of $100,000, but the Appraiser determines that the Sellers have a valid claim for only $40,000, the Buyers shall bear 40% of the fees and expenses of the Appraiser and the Sellers, jointly and severally, shall bear the other 60% of such fees and expenses.

(v)        Final Calculation of Closing Inventory Value and Purchase Price. The final determination of the Closing Inventory Value pursuant to Section 3.2(b)(ii) shall, in the absence of Fraud or intentional misconduct, be conclusive for all purposes of this Agreement, and the Buyers and the Sellers and the Appraiser, if applicable, shall each be free from any and all Liability resultant from such determination (other than the obligation of the Buyers and the Sellers to pay the applicable Post-Closing Adjustment Amount if required to be paid).

(vi)        Access to Information. Each party shall provide reasonable access during normal business hours upon reasonable prior notice to the information and accounting personnel of such party and including the relevant work papers of their independent accountants (as applicable) and other supporting documents, to the other party and its accountants and other representatives to the extent reasonably necessary to complete its review of the Closing Inventory Statement; provided, however, that the independent accountants of each party shall not be obligated to make any working papers available to the other party or its accountants or other representatives unless and until such other party or such accountants or other representatives have signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such independent accountants.

(c)            Any payment made pursuant to this Section 3.2 shall be treated as an adjustment to the Purchase Price for U.S. federal (and applicable state and local) income Tax purposes.

Section 3.3         Allocation of Purchase Price. Within thirty (30) days after the Closing, Elutia (on behalf of all of the Sellers) shall deliver to BSC (on behalf of the Buyers), for BSC’s approval, an allocation of the Purchase Price, plus any other items of consideration for U.S. federal (and applicable state and local) income Tax purposes, among the Acquired Assets and the covenant not to compete contained in the Seller Non-Competition Agreement in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of federal, state, local or non-U.S. Law, as appropriate) (the “Allocation”). The Allocation shall be prepared in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and any similar provision of federal, state, local or non-U.S. Law, as appropriate) and in a manner consistent with the allocation methodology set forth on Exhibit B. The Allocation shall be subject to BSC’s review and comment, and if BSC has any objection to the Allocation, (i) BSC shall deliver a detailed written statement describing its objections to Elutia within thirty (30) days after receiving the Allocation and (ii) Elutia and BSC shall work in good faith to resolve BSC’s objections relating to the Allocation within thirty (30) days after Elutia’s receipt of such detailed written statement describing such objections. If Elutia and BSC are unable to resolve any such dispute, such dispute shall be resolved promptly by a nationally recognized independent accounting firm reasonably acceptable to the Buyers and Sellers, the costs of which shall be borne equally by the Buyers and the Sellers (jointly and severally); provided, that any determination by such nationally recognized independent accounting firm shall be made in a manner consistent with the methodology as set forth in Exhibit B. If the amount payable pursuant to this Agreement is subsequently adjusted pursuant to the terms of this Agreement, or additional amounts are or become payable, the Allocation shall be adjusted in a manner consistent with the procedures set forth in this Section 3.3 and consistent with the methodology set forth in Exhibit B. Each Buyer and each Seller and each of their respective Affiliates shall file all Tax Returns (including, but not limited to, Internal Revenue Service Form 8594) consistent with the Allocation, as finally determined. Neither any Buyer nor any Seller shall take any Tax position inconsistent with such Allocation unless otherwise required by a final “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of federal, state, local or non-U.S. Law, as appropriate) and neither any Buyer nor any Seller shall agree to any proposed adjustment to the Allocation by any taxing authority without first giving the other party prior written notice; provided, however, that nothing contained in this Section 3.3 shall prevent any Buyer or any Seller from settling any proposed deficiency or adjustment by any taxing authority based upon or arising out of the Allocation, and neither any Buyer nor any Seller shall be required to litigate before any court any proposed deficiency or adjustment by any taxing authority challenging such Allocation.

Section 3.4         Withholding. Each of the Buyers and their Affiliates, the Escrow Agent and any other party required to make a payment under this Agreement shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement, such amounts as it is required to deduct and withhold in respect of any such payments under applicable Law. Other than with respect any compensatory payment or the failure by a Seller to provide an IRS Form W-9 pursuant to Section 4.2(a)(x), the Buyers shall provide Sellers with written notice at least five (5) days prior to the Closing Date of any intent to deduct and withhold any amount payable pursuant to this Agreement and use commercially reasonable efforts to cooperate with Sellers to eliminate or reduce any such withholding in accordance with applicable Law. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

Article IV
CLOSING

Section 4.1         Closing Date. Subject to the fulfillment or waiver of all of the conditions contained in Article X, as soon as is reasonably practicable on or after the fourth (4th) Business Day following the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article X (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder), of such conditions), a closing (the “Closing”) will be deemed to have occurred at the offices of Goodwin Procter LLP, in Boston, Massachusetts and shall be effected by the exchange of executed transaction documents by facsimile, electronic mail (including .PDF delivery) or other mutually acceptable electronic means or at such other location, date and time as the Buyers and Sellers may mutually agree in writing. The date on which the Closing is actually held is referred to herein as the “Closing Date.” Notwithstanding the foregoing, if the Closing Date would otherwise occur during the last five (5) Business Days of any calendar month, or the last fifteen (15) business days of any calendar quarter, then BSC (on behalf of the Buyers) may (in its sole discretion) elect that the Closing Date shall take place on the first Business Day of the following month, subject to the fulfillment or waiver of all of the conditions contained in Article X. Unless otherwise agreed by the Buyers and Sellers, the Acquisition shall be deemed effective as of 12:01 a.m. Eastern Time on the Closing Date (the “Effective Time”).

Section 4.2         Deliveries at Closing.

(a)            Sellers’ Closing Deliverables. At the Closing, the Sellers shall deliver to the Buyers:

(i)         the Escrow Agreement, duly executed by each Seller;

(ii)        a Bill of Sale and Assignment and Assumption Agreement in the form attached hereto as Exhibit C (the “Bill of Sale”), duly executed by each Seller;

(iii)       an Assignment of Trademarks in the form attached hereto as Exhibit D-1 and an Assignment of Patents and Patent Applications in the form attached hereto as Exhibit D-2 (collectively, the “Intellectual Property Assignment”), in each case, duly executed by each applicable Seller;

(iv)       a non-competition and non-solicitation agreement in the form attached hereto as Exhibit E (the “Seller Non-Competition Agreement”), duly executed by each Seller;

(v)        a Transition Services Agreement in the form attached hereto as Exhibit F (the “Transition Services Agreement”), duly executed by each Seller; provided, that, with respect to the form of Transition Services Agreement attached as Exhibit F, the parties hereto acknowledge and agree that (A) such Transition Services Agreement (with the exception of the Schedule of Seller Services (as defined therein)) is in substantially final form as of the Signing Date, (B) the parties will reasonably cooperate with one another between the Signing Date and the Closing Date to finalize the Transition Services Agreement (including the Schedule of Seller Services), and (C) the Sellers shall agree to provide, with respect to such Schedule of Seller Services, any services requested by the Buyers to the extent that such services have been provided by Sellers to the CIED Business prior to the Closing Date and such services remain capable of being provided by the Sellers to the Buyers after giving effect to the transactions contemplated by this Agreement (in each case on costs and terms as mutually agreed between the Buyers and the Sellers in good faith), including that the Sellers will provide all service reasonably requested by the Buyers relating to obtaining Permits relating to the CIED Business and transferring such Permits to Buyers, including the Permits set forth on Schedule 4.2(a)(v);

(vi)       fully executed payoff letters and evidence, in form and substance reasonably satisfactory to the Buyers, of releases of each Encumbrance (other than Permitted Encumbrances) on the Acquired Assets and Excluded Patents, effective upon or concurrent with the Closing, including the Encumbrances set forth in Schedule 4.2(a)(vi);

(vii)      all notifications, consents and approvals, in form and substance reasonably satisfactory to the Buyers, (i) listed in Schedule 4.2(a)(vii) or (ii) required to be obtained or given from or to any third party under any contract or Permit in connection with the Acquisition;

(viii)     evidence that the Contracts listed in Schedule 4.2(a)(viii) will be terminated contingent upon the occurrence of the Closing and effective upon the earlier of (i) Closing or (ii) the expiration of any time period for such notices prescribed in the underlying Contract, in form and substance reasonably satisfactory to the Buyers;

(ix)        (i) amendments to the Contracts listed in Schedule 4.2(a)(ix) in the form provided by Buyers to the Sellers and (ii) new Contracts between a Buyer and the counterparty to any Shared Contracts listed in Schedule 4.2(a)(ix) being retained by a Seller, in each case, to be effective at and conditioned upon the occurrence of the Closing and in form and substance reasonably satisfactory to the Buyers;

(x)         an Employee Lease Agreement (the “Employee Lease Agreement”), if any, in form and substance reasonably satisfactory to the Buyers and Sellers, duly executed by the Sellers;

(xi)        a duly and properly completed and executed IRS Form W-9 from each Seller;

(xii)       a certificate, dated not more than ten (10) days prior to the Closing Date, duly issued by the applicable governmental agency of each jurisdiction where a Seller is formed or qualified to do business, confirming that such Seller is in good standing or similar status in such jurisdiction;

(xiii)      a certificate, dated as of the Closing Date, of the Secretary of each Seller certifying (i) that attached thereto is a complete and correct copy of the Organizational Documents of such Seller, as amended to date, (ii) that attached thereto are complete and correct copies of resolutions adopted by the board of directors (or similar governing body) of such Seller, authorizing the execution, delivery and performance of each of this Agreement and all of the other Transaction Documents to be executed by such Seller, and the consummation of the transactions contemplated hereunder and thereunder, and that such resolutions have not been amended or modified in any respect and remain in full force and effect, and (iii) that the persons named therein are duly elected, qualified and acting officers of such Seller, and that set forth therein is a genuine signature or true facsimile thereof for each such officer;

(xiv)     a certificate (in form and substance reasonably acceptable to the Buyers), dated as of the Closing Date, signed by the President and Chief Executive Officer of each Seller certifying that (A) each of the warranties of the Sellers contained in this Agreement shall have been true and accurate in all material respects at the time originally made (as qualified by the Seller Disclosure Schedule in accordance with Article V), or an earlier date if such warranty refers expressly to an earlier date, and shall be true and accurate in all material respects as of the Closing (as qualified by the Seller Disclosure Schedule), with the same force and effect as if such warranties had been made at and as of the Closing, in each such case without giving effect to any qualifications as to materiality or lack of Seller Material Adverse Effect contained therein and (B) as to the conditions set forth in Section 10.2(a);

(xv)      at least five (5) flash drives each containing copies of all of the documents and other materials or information posted to the electronic data room located at www.dfsvenue.com under the project name “Project Outback” or to the SharePoint page titled “Elutia Regulatory” located at https://elutia.sharepoint.com/sites/ElutiaRegulatory (together, the “VDR”) as of three days prior to the date hereof (the “Disclosure Cut Off Time”);

(xvi)     a copy of all Books, Records and Files that are Acquired Assets hereunder;

(xvii)    a License Agreement relating to the Excluded Patents, in a form reasonably satisfactory to the Buyers and duly executed by each Seller (the “License Agreement”); and

(xviii)   such other documents as the Buyers may reasonably request of the Sellers to effect the transactions contemplated hereby, including all instruments of assignment and transfer with respect to the Acquired Assets as the Buyers may reasonably request and as may be necessary to vest in the Buyers good and marketable title to all of the Acquired Assets, in each case free and clear of all Encumbrances other than Permitted Encumbrances.

(b)            Buyers’ Closing Deliverables. At the Closing, the Buyers or their designated Affiliates shall duly execute and deliver to the Sellers: (i) the Escrow Agreement, (ii) the Bill of Sale, (iii) the Intellectual Property Assignment, (iv) the Seller Non-Competition Agreement, (v) the Transition Services Agreement, (vi) the Employee Lease Agreement (if applicable), and (vii) a certificate of resale relating to the future sale of Acquired Inventory.

Article V
WARRANTIES OF THE SELLERS

The Sellers warrant to and for the benefit of the Buyers that each of the following warranties of the Sellers is as of the Signing Date and as of the Effective Time will be true and accurate; provided, that such warranties shall be qualified by the exceptions as are specifically set forth in the attached Disclosure Schedule of the Sellers (the “Seller Disclosure Schedule”), it being agreed that each statement or other item of information set forth in the Seller Disclosure Schedule shall be deemed to be a part of the warranties made by the Sellers hereunder. Notwithstanding any other provision of this Agreement or the Seller Disclosure Schedule, each exception set forth in the Seller Disclosure Schedule will be deemed to qualify only each representation and warranty set forth in this Agreement (i) that is specifically identified (by cross-reference or otherwise) in the Seller Disclosure Schedule as being qualified by such exception, (ii) with respect to which the relevance of such exception is readily apparent on its face without reference to any other document or information, and (iii) in each case only to the extent the exceptions in the Seller Disclosure Schedule are fairly, fully and accurately disclosed (with sufficient detail to enable the Buyers to identify the nature and scope of the matter disclosed and to form a reasonably informed view whether to exercise any rights in respect of such matter). Notwithstanding anything in this Agreement to the contrary, for purposes of this Article V, the terms “Acquired Assets” and “Seller Intellectual Property” shall be deemed to include the Excluded Patents. For the avoidance of doubt, the term “Acquired Asset” shall be deemed to include any Ongoing Clinical Trial Agreement and Ongoing Vendor Agreements.

Section 5.1          Organization, Good Standing and Qualification; No Ownership Interests. Elutia is a corporation, duly formed, validly existing and in good standing under the Laws of Delaware and its Subsidiary, Elutia Med, is a limited liability company, duly formed, validity existing and in good standing under the Laws of Delaware. Each Seller has all requisite corporate or other entity power and authority to own and operate the Acquired Assets, to execute and deliver this Agreement, the Escrow Agreement, the Bill of Sale, the Intellectual Property Assignments, the Seller Non-Competition Agreement, the Transition Services Agreement, the Employee Lease Agreement (if applicable), and any other documents, instruments, certificates, and agreements contemplated hereby (collectively, the “Transaction Documents”), and to carry out the provisions and transactions of this Agreement and the other Transaction Documents and to carry on its business as presently conducted. Section 5.1 of the Seller Disclosure Schedule sets forth each jurisdiction where a Seller is qualified, licensed or admitted to do business (on a Seller-by-Seller basis) and separately lists each other state, province or country in which a Seller owns, uses, licenses or leases its assets or properties, conducts business, has employees or engages independent contractors, in each case relating to the Acquired Assets. Except as set forth in Section 5.1 of the Seller Disclosure Schedule, no Seller owns or controls, directly or indirectly, any interest in any other corporation, association, partnership, limited liability company or other business entity that is engaged in, or owns, licenses or leases any properties or assets relating to, or used or held for use in, any Products or the Acquired Assets.

Section 5.2          Authorization; Binding Obligations; Governmental Consents.

(a)            All corporate and other entity actions on the part of the Sellers, their respective officers, directors, managers, members and equityholders necessary for the authorization, execution and delivery of this Agreement and the other Transaction Documents to which any Seller is a party and the performance of all obligations of each Seller hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been taken prior to the date hereof. This Agreement and, as of the Closing, each of the other Transaction Documents to which any Seller is a party have been or (in the case of such other Transaction Documents) as of the Closing will be duly executed and delivered by such Seller and are valid or (in the case of such other Transaction Documents) as of the Closing will be binding obligations of any Seller enforceable in accordance with their terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights, and (ii) general principles of equity that restrict the availability of equitable remedies (such exceptions, the “Enforceability Exceptions”).

(b)            No Permit or Order of, or declaration or filing with, any Governmental Authority on the part of any Seller is required in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except as are set forth on Section 5.2(b) of the Seller Disclosure Schedule.

Section 5.3         Agreements; Actions.

(a)            Except as set forth in Section 5.3(a) of the Seller Disclosure Schedule, there are no agreements, understandings or proposed transactions between any Seller and any of its officers, directors, managers, member, equityholders, Affiliates, or any Affiliate thereof in connection with or relating to, or otherwise used in or useful to the development, manufacture or commercialization of the Acquired Assets or Products.

(b)            Except as set forth in Section 5.3(b) of the Seller Disclosure Schedule, there are no contracts or Orders to which a Seller is a party or by which a Seller, or a party acting on behalf of a Seller, is bound that relate to the Acquired Assets or Products and involve (each such contract, proposed transaction or Order disclosed or required to be disclosed in Section 5.3(b) of the Seller Disclosure Schedule, together with each such contract or Order entered into after the date of this Agreement, is referred to herein as a “Material Contract”):

(i)         any obligations (contingent or otherwise) of, or payments by, the Sellers in excess of [***] over the term of such contract;

(ii)        any contract related to Indebtedness;

(iii)       any contract relating to severance, termination, retention or change of control payment, benefit or incentive for any Service Provider;

(iv)       payments to the Sellers in excess of [***] over the term of such agreement;

(v)        the development, acquisition, sharing, license, assignment or transfer of any Intellectual Property or other proprietary right to or from the Sellers (other than: (A) paid-up licenses to any Seller arising from the purchase or license of generally available “off the shelf” software, and (B) non-disclosure and confidentiality agreements entered into pursuant to any Sellers’ standard form of non-disclosure agreement that has been provided to the Buyers);

(vi)       any restriction on the right or ability of the Sellers (or of the Buyers or any of their Affiliates, after giving effect to the Closing) to do any of the following: (A) to compete with, or solicit any customer of, any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to solicit, hire or retain any person as an employee, consultant or independent contractor; (D) to develop, manufacture, sell, supply, distribute, offer, support or service any product (including Products) or any technology or other asset to or for any other Person; (E) to perform services for any other Person; or (F) to transact business or deal in any other manner with any other Person;

(vii)      the research, design, development, manufacture, processing, packaging, labeling, testing, storage, distribution, import or export of any Products, or nonclinical, preclinical or clinical trials (including pre- and post-marketing trials) relating to any Products;

(viii)     the marketing, advertising, promotion or sale of any Products in any jurisdiction;

(ix)        any restrictions on the Sellers’ (or the Buyers’, after giving effect to the Closing) exclusive rights to research, design, develop, manufacture, process, package, label, test, store, distribute, import, export, market, advertise, promote or sell its products (including any Products);

(x)         an obligation by any Seller to indemnify a third party specifically for infringements of Intellectual Property rights;

(xi)        any supply or quality agreements;

(xii)       the lease, sale, license or disposition of any Acquired Assets;

(xiii)      granted rights to research, design, develop, manufacture, process, package, label, test, store, distribute, import, export, market, advertise, promote or sell any Product to any other Person;

(xiv)     any collective bargaining agreements or other contracts with any Union;

(xv)      any confidentiality, noncompetition, nonsolicitation, invention assignment or other restrictive covenant with any Business Employee or Business Contingent Worker;

(xvi)     any agreement providing for any severance or incentive compensation of any kind;

(xvii)    any agreement providing for any equity acceleration or extended exercise period of any kind;

(xviii)   any settlement or release agreements with any current or former officer of the CIED Business, Business Employee or Business Contingent Worker entered into during the last three (3) years; or

(xix)      any other rights or obligations that are otherwise material to the CIED Business, the Acquired Assets or any Product.

(c)            The Sellers have delivered or have caused to be delivered to the Buyers correct and complete (in all material respects) copies of each Material Contract listed or required to be listed in Section 5.3 of the Seller Disclosure Schedule, as such Material Contracts are amended and supplemented to date. None of the Material Contracts has been modified in any material respect, except to the extent that such modifications are disclosed by the copies provided to the Buyers. Each such Material Contract is a valid, binding and enforceable obligation of a Seller and, to Sellers’ Knowledge, of the other party or parties thereto, subject to the Enforceability Exceptions, and is in full force and effect. No Seller nor, to Sellers’ Knowledge, any other party or parties thereto, is in breach or non-compliance in any material respect of any material term of any such Material Contract, and no event has occurred which with or without notice or lapse of time or both would constitute a breach thereof or default thereunder in any material respect by any Seller or, to the Sellers’ Knowledge, any other party thereto. No Seller has received notice of any breach of or default under, or intention to terminate or not renew, any such Material Contract and, to the Knowledge of the Sellers, there is no reasonable basis for believing that any of the foregoing will be forthcoming. Except as set forth in Section 5.3(c) of the Seller Disclosure Schedule, (i) no Material Contract listed or required to be listed in Section 5.3(b) of the Seller Disclosure Schedule includes or incorporates any provision the effect of which would be to enlarge or accelerate any obligations of any Seller or give additional rights to any other party thereto, or will in any other way be adversely affected by, or terminate or lapse by reason of, the transactions contemplated by this Agreement or the other Transaction Documents; and (ii) no permit, approval, authorization or consent of, or notification to, any Person (excluding Governmental Authorities) is required in connection with the execution, delivery and performance by the Sellers of this Agreement or the other Transaction Documents.

Section 5.4         Title to Assets; Conveyance; Sufficiency.

(a)            Elutia and Elutia Med, as applicable, own, lease, or hold a license or sublicense to or otherwise has a right to use any Acquired Assets. The Sellers are the lawful owners of and have good and valid record and marketable title to all of the Acquired Assets, none of which are subject to any Encumbrances (other than Permitted Encumbrances). At and as of the Closing, the Sellers will convey the Acquired Assets to the Buyers by deeds, bills of sale and other instruments of assignment and transfer effective in each case to vest in the Buyers, and the Buyers will have, good and valid record and marketable title to all of the Acquired Assets, free and clear of all Encumbrances (other than Permitted Encumbrances).

(b)            Each item of personal or tangible property included in the Acquired Assets (i) is in the Sellers’ possession and control at the Sellers’ facility located in Roswell, Georgia, and (ii) to the extent that such assets are used to manufacture the Products, they are in operating condition and repair and are adequate for the purposes for which such assets are presently used, except for ordinary wear and tear or immaterial defects which do not adversely affect use and operation in the ordinary course of business and none are in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost.

(c)            Except for the Acquired Assets and the assets to be provided under the Transition Services Agreement as of the Closing Date, there are no assets, properties or rights of the Sellers or their Affiliates that are used or held for use in or related to the CIED Business or the Products. The Acquired Assets, together with the services and assets to be provided under the Transition Services Agreement as of the Closing Date, comprise all of the material services, material assets and material rights of the Sellers or their Affiliates necessary to produce and market the Products and operate the CIED Business after the Closing.

(d)            Except as set forth on Section 5.4(d) of the Seller Disclosure Schedule, there are no Shared Contracts.

Section 5.5         Intellectual Property.

(a)            Seller Intellectual Property. Section 5.5(a) of the Seller Disclosure Schedule sets forth a complete and accurate list of (i) all Seller Intellectual Property which is registered or for which a Seller has applied for registration before any Governmental Authority or Internet domain name registrar, indicating for each such item, as applicable, the application or registration number, date and jurisdiction of filing or issuance, and the identity of the current applicant or registered owner, (ii) unregistered trademarks and service marks included in the Seller Intellectual Property, and (iii) all licenses, assignments and other contracts relating to Seller Intellectual Property, together with all amendments and supplements thereto and all waivers and modifications of any terms thereof, including any of the foregoing relating to: (A) Seller Intellectual Property which a Seller or its Affiliates have licensed from others or which a Seller or its Affiliates have licensed or authorized for use by others; (B) the transfer, development, maintenance or use of the Seller Intellectual Property; and (C) consents, settlements, decrees, orders, injunctions, judgements or rulings governing use, validity or enforceability of Seller Intellectual Property.

(b)            No Infringement of Third Parties. Except as set forth in Section 5.5(b) of the Seller Disclosure Schedule, the development, manufacture, marketing, sale, distribution or use of the Products or the Acquired Assets does not and will not interfere with, conflict with, infringe upon, misappropriate or otherwise violate the Intellectual Property rights of any third party, and no Action or claim has been asserted, is pending or, to the Sellers’ Knowledge, has been threatened alleging that the development, manufacture, marketing, sale, distribution or use of the Products interferes with, conflicts with, infringes upon, misappropriates or otherwise violates the Intellectual Property rights of any third party and, to the Sellers’ Knowledge, there is no basis therefor. No Seller has agreed, and is not otherwise obligated, to indemnify or to a covenant not to sue any third party for or against any infringement, misappropriation, or other violation with respect to any Seller Intellectual Property or other Intellectual Property. No Seller is obligated to provide any consideration (whether financial or otherwise) or account to any third-party with respect to any exercise of rights by such Seller, or any successor to such Seller, in any Seller Intellectual Property or with respect to the manufacture, use or sale of the Products.

(c)            Ownership; Sufficiency. The Sellers are the sole owners of the entire right, title and interest in and to the Seller Intellectual Property and have maintained all registrations, grants and certificates issued in any jurisdiction worldwide with respect thereto in full force and effect. No Action or claim has been asserted, is pending or, to the Sellers’ Knowledge, has been threatened that challenges or seeks to deny or restrict the exclusive ownership or use by a Seller of any Seller Intellectual Property and, to the Sellers’ Knowledge, there is no basis therefor. All actions reasonably necessary to maintain and protect the Seller Intellectual Property have been taken, including payment of applicable registration, maintenance and renewal fees, filing of applicable statements of use, timely response to office actions and disclosure of any required information, and full execution and recording of all assignments (and licenses where required). The Seller Intellectual Property, including the Intellectual Property listed in Section 5.5(a) of the Seller Disclosure Schedule, constitutes all of the Intellectual Property held in connection with or related to the Products and the Acquired Assets, or otherwise used or useful to, the design, development, manufacture, use, testing, marketing, promotion, commercialization, sale and distribution of the Products and the Acquired Assets, and there are no other items of Intellectual Property that are material to or necessary for the design, development, manufacture, use, testing, marketing, promotion, commercialization, sale, and distribution of the Products and the Acquired Assets. No Trade Secrets, confidential information or other confidential proprietary rights of any Seller relating to the Products have been disclosed to any third party outside of valid and appropriate confidentiality provisions in place to protect disclosure of same. Section 5.5(c) of the Seller Disclosure Schedule sets forth all third-party Intellectual Property which is incorporated into, integrated or bundled with, or used by any Seller or its Affiliates in the development, use, manufacture, import, marketing, sale or compilation of the Products or the Acquired Assets and any contracts with such third parties. To the extent that any third-party Intellectual Property is incorporated into, integrated or bundled with, or used by a Seller or its Affiliates in the development, use, manufacture, import, marketing, sale or compilation of any of the Products or Acquired Assets, such Seller or such Affiliate has a written contract with such third-party pursuant to which such Seller or such Affiliate either (i) has obtained complete, unencumbered and unrestricted ownership of, and is the exclusive owner of, such Intellectual Property or (ii) has, except as set forth in Section 5.5(c) of the Seller Disclosure Schedule, obtained perpetual, non-terminable licenses without any obligation of consideration (financial or otherwise) to such third-party Intellectual Property sufficient for the development, use, manufacture, import, marketing, sale or compilation of the Products or Acquired Assets. Except as set forth in Section 5.5(c) of the Seller Disclosure Schedule, no Seller or Affiliate of any Seller uses under license any Intellectual Property of a third party in the development, manufacture, marketing, sale or distribution of the Products or the Acquired Assets, other than paid-up licenses to standard, non-customized computer software used in connection with such activities.

(d)            Filing, Prosecution and Recordation. All documents, recordations and certificates in connection with the registration or application for registration of the Seller Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States and non-United States jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Seller Intellectual Property. The Sellers have complied with all applicable notice and marking requirements for, and none of the labels or other packaging or marketing materials with respect to the Products contain any false, inaccurate or incorrect marking for, the Seller Intellectual Property. No inequitable conduct, nor any on-sale bar or public use or improper disclosure activity or violation, has been engaged in or committed with respect to any material Seller Intellectual Property or in the prosecution of any patent applications or patents in any Seller Intellectual Property, and no material information was withheld from any entity requiring disclosure of such information during prosecution of such patent applications or patents. Without limiting the generality of the foregoing, (i) each item of Seller Intellectual Property is in compliance with applicable Law, and all filings, payments and other actions required to be made or taken to maintain each item of registered Seller Intellectual Property in full force and effect have been made by the applicable deadline, and (ii) the Sellers have delivered to the Buyers complete and accurate copies of all applications, material correspondence and other material documents related to each such item of registered Seller Intellectual Property.

(e)            Options. Except as set forth in Section 5.5(e) of the Seller Disclosure Schedule, there are no outstanding options, licenses, sublicenses, or contracts of any kind held by any other Person to the Seller Intellectual Property, nor is any Seller bound by or a party to any options, licenses or contracts of any kind with respect to the Intellectual Property of any other Person that relates to the Seller Intellectual Property.

(f)            Validity. All Seller Intellectual Property that is owned or purported to be owned by the Sellers or that is exclusively licensed to a Seller is valid, subsisting and enforceable and is not subject to any outstanding order, judgement, injunction, decree, ruling or agreement adversely affecting the Sellers’ use thereof or rights thereto, or that would impair the validity or enforceability thereof. To the Sellers’ Knowledge, there is no basis or argument in fact or law from which one might reasonably infer that any of the Seller Intellectual Property is invalid or unenforceable (including by reason of misjoinder or nonjoinder of inventors), and the same have not been adjudged invalid or unenforceable in whole or in part. No Action or claim is pending or, to the Sellers’ Knowledge, threatened alleging that any Seller Intellectual Property is invalid or unenforceable in whole or in part.

(g)            No Infringement by Third Parties. To the Sellers’ Knowledge, no Person is engaging in any activity that infringes or misappropriates Seller Intellectual Property, and no threat, notice, demand or other communication (oral or written) to that effect has been made by any Seller against any Person. No Seller has granted any license or other right to any third party with respect to Seller Intellectual Property, no such license or other right exists, and there is no basis for a claim by any third party to such a license or other right.

(h)            Licenses. Other than paid-up licenses of commercial off-the-shelf computer software, the Sellers have delivered or made available to the Buyers correct and complete copies of any licenses of the Intellectual Property (1) out-licensed by any Seller or its Affiliates or (2) in-licensed by a third party to any Seller of its Affiliate, in each case of (1) and (2), included in the Seller Intellectual Property, together with all amendments and supplements thereto and all waivers and modifications of any terms thereof. With respect to each such license:

(i)         such license is valid and binding and in full force and effect and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such license;

(ii)        such license will not cease to be valid and binding and in full force and effect on terms identical in all material respects to those currently in effect as a result of the consummation of the transactions contemplated by this Agreement, nor will the consummation of the transactions contemplated by this Agreement constitute a material breach or default under such license or otherwise so as to give the licensor or any other Person a right to terminate such license;

(iii)       No Seller has (A) received any notice of termination or cancellation under such license, (B) received any notice of breach or default under such license, which breach has not been cured, or (C) granted to any other third party any rights, adverse or otherwise, under such license that would constitute a material breach of such license; and

(iv)       Neither the Sellers nor, to the Sellers’ Knowledge, any other party to such license is in material breach or default thereof, and, to the Sellers’ Knowledge, no event has occurred that, with notice or lapse of time, would constitute such a material breach or default or permit termination, modification or acceleration under such license.

(i)            Confidential Information. Each Seller has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of its Trade Secrets and other confidential Seller Intellectual Property. All current and former employee and third-party inventors of Seller Intellectual Property are obligated to assign all right, title and interest in their inventions to one or more of Seller, and have executed invention assignment agreements. To the Sellers’ Knowledge, (i) there has been no misappropriation, misuse or breach of confidentiality of any material Trade Secrets or other confidential Seller Intellectual Property by any Person; (ii) no current or former employee, consultant, independent contractor or agent of such Seller has misappropriated any Trade Secrets of any other Person (including any former employer) in the course of such performance as an employee, independent contractor or agent; and (iii) no current or former employee, consultant, independent contractor or agent of such Seller is in material default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar contract relating in any way to the protection, ownership, development, use or transfer of Seller Intellectual Property. Each Seller has taken all reasonable steps under any material confidential non-disclosure agreements to which it is a party to cause the recipients of any confidential information of such Seller provided thereunder to cease using and to return or destroy all such confidential information pursuant to the provisions thereof. The Sellers have complied with all of its obligations of confidentiality in respect of the claimed Trade Secrets or proprietary information of others and knows of no violation of such obligations of confidentiality as are owed to it.

(j)            Effect of Contemplated Transactions. Neither the execution, delivery or performance of this Agreement nor any of the Transaction Documents will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or assert: (i) a breach or violation of or conflict with any contract concerning Seller Intellectual Property, (ii) a loss of, or Encumbrance on, the Seller Intellectual Property, or the Seller Intellectual Property to cease to be valid and enforceable rights; (iii) the release, disclosure or delivery of the Seller Intellectual Property by any escrow agent or to any other Person; (iv) the grant, assignment or transfer to any other Person of any license or other material right or interest, such as an ownership interest or covenant-not-to-sue, under, in or to the Seller Intellectual Property; (v) that such Person has obtained rights under the Seller Intellectual Property or that any Buyer will be obligated to pay any royalties or other amounts to any third-party with respect to the Seller Intellectual Property, Products or Acquired Assets; (vi) the forfeiture or termination of, or give rise to a right of forfeiture or termination, of the Seller Intellectual Property; or (vii) any impairment of the right of any Buyer to use, operate, possess, sell or license, without restriction, any Acquired Assets or the Seller Intellectual Property or portion thereof (including in connection with the design, development, manufacture, use, testing, marketing, promotion, commercialization, sale and distribution of any Product) or to license or dispose of, or to bring any Action for the infringement of, the Seller Intellectual Property. Following the Closing, the Buyers will be permitted to exercise all of the rights of the Sellers, including under the Seller Intellectual Property, to the same extent the applicable Seller would have been able had the transactions contemplated by this Agreement or the other Transaction Documents not occurred and without the payment of any consideration. There are no royalties, honoraria, fees or other payments payable by any Seller to any Person as a result of the ownership or use of Seller Intellectual Property and the use, possession, sale, marketing, advertising or disposition of the Products, and the consummation of the transactions contemplated by this Agreement or the other Transaction Documents will not result in any such royalties, honoraria, fees or other payments being payable by any Buyer. Following the Closing, all Seller Intellectual Property will be fully transferable, alienable or licensable by the Buyers without restriction, consent or permission, and without payment of any kind to any third-party.

(k)            Governmental Authorities. Except as set forth in Section 5.5(k) of the Seller Disclosure Schedule, no funding, facilities or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, the Seller Intellectual Property. No Seller is nor has ever been a member or promoter of, user of, or a contributor to, any industry standards body or similar organization (including any “open source” software compendium or collaboration or other group or organization) that could compel any Seller to grant or offer to any third party any license or right to the Seller Intellectual Property, Products or Acquired Assets.

(l)            Open Source. No Seller has embedded, used, linked or distributed any open source, software, technologies or other materials that are licensed or distributed under any license arrangement or other distribution model qualifying for the “Open Source” definition promulgated by the Open Source Initiative at www.opensource.org/osd or any other public domain or “community” (or similar) materials (collectively “Open Source Software”) in connection with any Product or Acquired Asset in any manner that requires, or purports to require, (i) any material software code owned or authored by or on behalf of any Seller (“Seller Code”) to be disclosed or distributed in source code form or be licensed for the purpose of making derivative works; (ii) any restriction on the consideration to be charged for the distribution of any such Seller Code; (iii) the grant to any Person of any rights or immunities under Seller Intellectual Property; or (iv) any other material limitation, restriction or condition on the right of any Seller with respect to its use or distribution of any Seller Intellectual Property. The Sellers are in material compliance with all licenses for Open Source Software that they embed, link to, use or distribute.

Section 5.6         Employee Benefit Plans.

(a)            Section 5.6(a) of the Seller Disclosure Schedule sets forth a list of each material Employee Benefit Plan.

(b)            None of the Sellers nor any current or former ERISA Affiliate have at any time sponsored, adopted, maintained, participated in or made contributions to (or been obligated to sponsor, maintain, participate in or make contributions to) or have had any Liability or potential Liability with respect to a plan which is or was (i) a “multiemployer plan” within the meaning of ERISA Section 3(37) or 4001(a)(3), (ii) a “multiple employer welfare arrangement” within the meaning of ERISA Section 3(40), (iii) subject to Section 302 or Title IV of ERISA or Code Section 412, or (iv) a “voluntary employees’ beneficiary association” within the meaning of subsection 501(c)(9) of the Code or a supplemental unemployment benefit plan within the meaning of Section 501(c)(17) of the Code. No Seller has at any time sponsored, adopted, maintained, participated in or made contributions to (or been obligated to sponsor, maintain, participate in or make contributions to) or have any Liability or potential Liability with respect to a plan which is or was an “employee pension benefit plan” within the meaning of ERISA Section 3(2) that is subject to Title IV of ERISA or any “defined benefit plan” as defined in Section 3(35) of ERISA.

(c)            Except as set forth in Section 5.6(c) of the Seller Disclosure Schedule, no Employee Benefit Plan provides benefits for Business Employees or Business Contingent Workers whose primary work location is outside of the United States.

(d)            No Employee Benefit Plan provides post-retirement medical or life or other welfare benefits to any current or future retired or terminated Business Employee (or any dependent thereof) (or to any other Person), other than as required by COBRA or pursuant to a similarly applicable Law.

(e)            Section 5.6(e) of the Seller Disclosure Schedule lists each Business Employee and each former Business Employee currently eligible to elect or currently utilizing group health continuation coverage pursuant to COBRA as of the date of this Agreement and through the Closing Date.

(f)            Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code is so qualified and (i) has received an unrevoked favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and any trust related thereto is Tax exempt, or (ii) is entitled to rely upon an opinion letter from the Internal Revenue Service issued to a volume submitter or prototype document providing that the plan document is qualified in form under Section 401(a) of the Code. To the Knowledge of the Sellers nothing has occurred since the date of such determination that would reasonably be expected to result in disqualification or loss of Tax exemption of any such Employee Benefit Plan or trust intended to be qualified under Section 401(a) of the Code. No Employee Benefit Plan that is subject to ERISA has at any time held employer securities or employer real property as a plan asset, in each case, within the meaning of ERISA.

(g)            Each of the Employee Benefit Plans have been maintained, funded and administered in compliance with their terms, and in material compliance with the applicable provisions of ERISA, the Code, and any other applicable Law. There is no material pending or, to the Knowledge of Sellers, threatened Proceeding by or before any Governmental Authority by or on behalf of, or related to, any Employee Benefit Plan.

(h)            With respect to each Employee Benefit Plan, Seller has made available to the Buyers correct and complete copies of (to the extent applicable): (i) the plan and any trust documents and any amendments thereto, the summary plan descriptions and any summaries of material modifications; (ii) the most recent annual reports (IRS Form 5500 series) filed with the IRS; and (iii) the most recent determination, advisory or opinion letter, if any, received from the Internal Revenue Service.

(i)            Each Employee Benefit Plan that is a group health plan subject to Section 4980B of the Code and Part 6 of Subtitle B of Title I or ERISA has been administered and operated in material compliance, with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I or ERISA.

(j)            No Seller has any material Liability by reason of at any time being treated as a single employer under Section 414 of the Code with any other Person (other than each other).

(k)            No Business Employee is on a leave of absence of any kind as of the date hereof.

(l)            Except as set forth in Section 5.6(l) of the Seller Disclosure Schedule, to the Knowledge of Sellers, no Business Employee of the Sellers providing services to the Business is eligible to claim short-term or long-term disability benefits or workers’ compensation insurance as of the date of this Agreement and the Closing.

(m)            Except as set forth in Section 5.6(m) of the Seller Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, alone or in connection with any other event (including the termination of employment or service with the Sellers or any Buyer following the Closing), (i) result in any compensatory payment becoming due under any Employee Benefit Plan or similar such arrangement to any Business Employee or Business Contingent Worker, (ii) increase any benefits (including severance, deferred compensation and equity benefits) otherwise payable under any Employee Benefit Plan or similar such arrangement to any Business Employee or Business Contingent Worker, (iii) result in the acceleration of the time of payment, funding or vesting of any such benefits to any extent, or (iv) result in the forgiveness in whole or in part of any outstanding loans made by a Seller to any Business Employee or Business Contingent Worker.

Section 5.7         Compliance with Other Instruments. No Seller is in violation or default of any term of its Organizational Documents, or in material violation or default of any provision of any contract or Order to which it is party or by which it or any of the Acquired Assets is bound or any provision of any statute, rule or regulation applicable to the Sellers and relating to any Product or Acquired Asset. The execution, delivery, and performance of and compliance with this Agreement, and the other Transaction Documents, and the consummation of the Acquisition, will not, with or without the passage of time or giving of notice, result in any such violation, or be in conflict with or constitute a default under any such term or provision described in the immediately preceding sentence, or result in the creation of any Encumbrance upon any of the Acquired Assets or the suspension, revocation, impairment, forfeiture or nonrenewal of any Permit applicable to any Product or Acquired Asset.

Section 5.8         Litigation. There is no Action pending or, to Sellers’ Knowledge, currently threatened against any Seller or any of its Affiliates or any of their respective officers, directors, members or managers relating to any Product or any Acquired Assets, nor is there any basis for any of the foregoing. The foregoing includes, without limitation, Actions pending or threatened in writing involving the prior employment or activities of any Sellers’ former or current employees, agents, contractors or consultants, related to their use in connection with the Acquired Assets of any information or techniques allegedly proprietary to any of their former employers or other Person or their obligations under any contracts with prior employers or other Person. No Seller is a party or subject to the provisions of any Order relating to any Product or Acquired Asset. There is no Action by any Seller pending or that any Seller intends to initiate, in each case relating to any Product or Acquired Asset.

Section 5.9         Taxes.

(a)            Except as set forth in Section 5.9(a) of the Seller Disclosure Schedule, each of the Sellers has (i) in respect of the Acquired Assets, the Products, and the CIED Business, timely filed all Tax Returns required to be filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns are true, accurate and complete in all material respects and (ii) timely paid all Taxes due and owing in respect of the Acquired Assets, the Products, and the CIED Business (whether or not shown as due and owing on a Tax Return).

(b)            None of the Acquired Assets, Products or the CIED Business constitute or include (i) any United States real property interests as defined in Section 897 of the Code or (ii) any equity interest in a corporation, partnership, trust, joint venture, limited liability company, association or any other entity.

(c)            To the extent that a Seller has received notice from a taxing authority that such Seller is or may be subject to taxation in a jurisdiction in which it did not previously pay taxes with respect to the Acquired Assets, the Products or the CIED Business, such Seller has since made appropriate tax filings in that jurisdiction.

(d)            Each of the Sellers has timely withheld and timely paid all Taxes that are required to have been withheld and paid by such Seller in connection with the Acquired Assets, the Products and the CIED Business.

(e)            No Seller has received notice of any claim for assessment or collection of Taxes that has not been fully resolved, and no such claim is pending or is presently being asserted against any Seller with respect to any of the Acquired Assets, the Products or the CIED Business.

(f)            No Seller is a party to any pending Action with any taxing authority that relates to any Product, the CIED Business or any of the Acquired Assets, and to the Sellers’ Knowledge, no such Action is threatened.

(g)            With respect to any Product, the CIED Business or any Acquired Asset, no Seller is liable for the Taxes of any other Person as a transferee or successor, by contract or otherwise under applicable Law (other than any contract entered into in the Ordinary Course of Business the primary purpose of which is not Tax).

(h)            No Seller has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency, in each case, with respect to the Acquired Assets, the CIED Business or any Product.

(i)            There are no Encumbrances for Taxes on any of the Acquired Assets, the Products or the CIED Business other than Permitted Encumbrances.

(j)            Each Seller has complied in all material respects with any applicable escheat obligation in accordance with applicable Law.

(k)            Each nonqualified deferred compensation plan (within the meaning of Section 409A(d)(1) of the Code) of any Seller that benefits any Business Employee has been maintained in compliance with Section 409A of the Code and all applicable IRS and Treasury Department guidance issued hereunder in both operation and documentation.

(l)            No amount that could be received or provided (whether in cash, securities or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any current or former Business Employee who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1), under any employment, severance or termination agreement, any compensation arrangement, or Employee Benefit Plan is or would be characterized as an “excess parachute payment” (as such term is defined in Section 280G of the Code).

(m)            No Seller has an obligation to gross-up, indemnify or otherwise reimburse any current or former Business Employee for any tax incurred by such individual, including under Section 409A or Section 4999 of the Code, or any interest or penalty related thereto.

Section 5.10         Compliance With Laws; Permits.

(a)            Neither the Sellers nor any of their Affiliates are in violation of any applicable Law, Order, or restriction of any Governmental Authority in respect of the operation of the CIED Business or ownership or use of the Acquired Assets, nor have the Sellers or any of their Affiliates been in such violation, or received any written (or, to the Sellers’ Knowledge, oral) notice of any such violation, at any time during the past five (5) years.

(b)            Neither the Sellers nor any of their Affiliates (i) have or are committing any unfair labor practice with respect to any of the Business Employees or Business Contingent Workers, and (ii) have, or have had, a charge pending against the Sellers or any of their Affiliates before any court or agency alleging unlawful discrimination in employment practices with respect to any of the Business Employees or Business Contingent Workers, and there is no charge of or proceeding with regard to any unfair labor practice with respect to any of the Business Employees or Business Contingent Workers, pending against the Sellers or any of their Affiliates.

(c)            The Sellers are, and have at all times been in possession of, all material Permits necessary to own, lease and operate the Acquired Assets. A true and complete list of all such Permits is set forth in Section 5.10(b) of the Seller Disclosure Schedule, and each such Permit is valid and in full force and effect, and accurate and complete copies of such Permits have been delivered to the Buyers. Except as would not unreasonably be expected to result in a material Liability, neither the Sellers nor any of their Affiliates nor, to the Sellers’ Knowledge, any Person acting on their behalf, is or has been in breach or violation of any such Permit. No suspension or cancellation of any such Permit is pending or, to the Sellers’ Knowledge, threatened. The Sellers have not received any written notice from any Governmental Authority alleging any actual or possible: (i) violation of or failure to comply with any term or requirement of any such Permit, or (ii) revocation, withdrawal, suspension, cancellation, termination or material modification of any such Permit.

Section 5.11         Environmental Matters.

(a)            The Sellers are, with respect to the ownership, operation and use of the Acquired Assets, in compliance in all material respects with, and have no material Liability arising under, any applicable Environmental Laws. The Sellers hold and are in compliance with all Environmental Permits required for the ownership, operation and use of the Acquired Assets, each of which is set forth in Section 5.11(a) of the Seller Disclosure Schedule.

(b)            Neither the Sellers nor any of their Affiliates have received any notice from any Person that a Seller is subject to any pending or, to the Sellers’ Knowledge, threatened claim, and neither the Sellers nor any of their Affiliates are subject to any Order, (i) based upon any provision of any Environmental Law and arising out of any act or omission of a Seller or any of its equityholders or Representatives or (ii) arising out of the ownership, use, control or operation by a Seller or its Affiliates of any facility, site, area or property from which there was a Release of any Hazardous Materials, in each such case relating to the ownership, operation or use of the Acquired Assets.

(c)            The Sellers have provided to the Buyers copies of all material environmental site assessments (including any Phase I or Phase II reports) and any other material reports in the possession of the Sellers or their Affiliates that pertain to compliance with, or Liability under, Environmental Laws, in each case in respect of any property currently or formerly owned, leased, operated or used by the Sellers or their Affiliates in connection with the ownership, operation or use of the Acquired Assets.

Section 5.12         Clinical and Regulatory Matters.

(a)            The Sellers are, and have been, in compliance with all Healthcare Laws applicable to the CIED Business, or by which any Acquired Asset or Product is bound or affected. The research, design, development, manufacture, processing, packaging, labeling, testing, storage, distribution, import, export or sale of each Product by or on behalf of any Seller is being, and has been, conducted in compliance with all applicable Healthcare Laws, including good laboratory practices, good clinical practices, good manufacturing practices and, to the extent applicable to any Seller, Acquired Asset or Product, similar Laws in the European Union, and all other countries where compliance is required. Each Seller is, and to the Sellers’ Knowledge, any suppliers or contract manufacturers of the Products are, and at all times have been, in compliance with registration and listing requirements to the extent required by applicable Healthcare Laws, and the Products, if so required, are in conformance in all material respects with all applicable CE Marking certifications and declarations of conformity. No Seller, nor any shareholder, member, manager, officer, director, employee, agent, independent contractor of a Seller nor any person or entity acting on behalf of a Seller, has received any communication or notification of any pending or threatened Action from any Governmental Authority, including the FDA, the Centers for Medicare & Medicaid Services, the U.S. Department of Health and Human Services Office of Inspector General, any Notified Body, or any comparable state, federal or foreign Governmental Authority alleging potential or actual non-compliance by, or Liability of, such Seller in connection with any Acquired Asset or Product under any Healthcare Law.

(b)            The Sellers hold all Permits required to permit the research, design, development, manufacture, processing, packaging, labeling, testing, storage, distribution, import, export or sale of the Products in jurisdictions where any Seller currently conducts such activities (the “Activities to Date”) with respect to each Product (collectively, the “Seller Licenses”). The Sellers have fulfilled and performed all of their material obligations with respect to the Seller Licenses and are in compliance in all material respects with all terms and conditions of the Seller Licenses, and no event has occurred which allows, or after notice or lapse of time would allow, revocation, termination or material modification thereof or results in any other impairment of the rights of the holder of the Seller Licenses. No Seller has received any information or notification from the FDA or any similar Governmental Authority with jurisdiction over the research, design, development, manufacture, processing, packaging, labeling, testing, storage, distribution, import or export of Acquired Assets, Products or Business activities which would reasonably be expected to lead to the denial of any application for clinical research or marketing authorization, approval or clearance currently planned or pending before the FDA or any other similar Governmental Authority. To the extent that any Product is imported to or exported from the United States, the import to or export of the Product by or on behalf of any Seller or its Affiliates complies in all material respects with applicable Law.

(c)            All filings, reports, documents, claims, submissions and notices required to be filed, maintained, or furnished to the FDA or any state, other federal or non-United States equivalent agencies by the Sellers have been so filed, maintained or furnished and were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing), including adverse event reports and medical device reports, in each case with regard to the Products or Acquired Assets. Section 5.12(c) of the Seller Disclosure Schedule sets forth a list of all adverse event reports related to the Products, including any medical device reports required in accordance with 21 CFR Part 803. Set forth in Section 5.12(c) of the Seller Disclosure Schedule are complaint review and analysis reports of the Sellers through the date hereof, including information regarding complaints by product, root cause analysis of closed complaints and identification of any file numbers for associated CAPA Documentation, which listing and reports are complete and correct in all material respects. All applications, notifications, submissions, information, claims, reports, and filings utilized as the basis for or submitted in connection with any and all requests for the Seller Licenses from the FDA or similar Governmental Authority relating to any Product or Acquired Assets, when submitted to the FDA or any similar Governmental Authority, were true, accurate and complete as of the date of submission. Any necessary or required updates, changes, corrections or modifications to such applications, notifications, submissions, information, claims, reports, filings, and other data have been submitted to the FDA or similar Governmental Authority and as so updated, changed, corrected or modified remain true, accurate and complete, and do not materially misstate any of the statements or information included therein, or omit to state a material fact necessary to make the statements therein not misleading.

(d)            No manufacturing site owned or operated by Sellers, or to the Sellers’ Knowledge, that of a supplier or contract manufacturer of the Products, with respect to any Product, has been subject to a Governmental Authority (including FDA) shutdown, adverse regulatory action, detention, seizure or import or export restriction or prohibition.

(e)            Except as set forth in Section 5.12(e) of the Seller Disclosure Schedule, there have been no recalls (either voluntary or involuntary), removals, field notifications, field corrections, field alerts, market withdrawals or replacements, warnings, “dear doctor” letters, investigator notices, safety alerts or other notices of action relating to an alleged lack of quality, safety, efficacy, or regulatory compliance of any Product or Acquired Assets, or seizures ordered or adverse regulatory actions taken (or threatened) by the FDA or any similar Governmental Authority with respect to any of the Products or any facilities involved in the research, design, development, manufacture, processing, packaging, labeling, testing, storage, distribution, import, export or sale of any such Products or facilities.

(f)            All nonclinical, preclinical and clinical trials that have been or are being conducted by or on behalf of, or sponsored by, a Seller or in which such Seller has participated, in each case to the extent relating to any Products or Acquired Assets, were and, if still pending, are being or have been conducted in compliance in all material respects with standard medical and scientific research procedures and the experimental protocols, procedures and controls pursuant to applicable Healthcare Laws, including the FDCA and its applicable implementing regulations at 21 C.F.R. Parts 11, 50, 54, 56, 58, 312, 812, and 1271, the Medical Device Directives, and all applicable EEA Member State Laws governing performance evaluations and clinical trials with medical devices. No Seller has received any notices, correspondence or other communication from the FDA or any similar Governmental Authority requiring the termination, suspension or material modification of any nonclinical or preclinical studies or clinical trials conducted by or on behalf of a Seller or in which a Seller has participated, in each case to the extent relating to any Products or Acquired Assets, and there is no reason to believe that the FDA or any similar Governmental Authority is considering such action. Section 5.12(f) of the Seller Disclosure Schedule lists all material observations identified during any preclinical or clinical site evaluations for the Products.

(g)            The Sellers have delivered to the Buyers true, correct and complete copies of all written communications with FDA and any similar Governmental Authority regarding the Products in any jurisdiction where any Product is sold or any Acquired Assets are licensed or permitted, as well as correct and complete written summaries of all material oral communications between any Seller or its Representatives, on the one hand, and any Governmental Authority in any jurisdiction or its respective employees, agents or representatives, on the other hand.

(h)            No Seller is the subject of any pending or threatened investigation regarding the Products or the Acquired Assets by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46,191 (September 10, 1991) and any amendments thereto (“FDA Fraud Policy”), or any similar policy of a Governmental Authority. None of the Sellers, nor, any officer, employee, agent or distributor of the Sellers has made an untrue statement of material fact to the FDA or any similar Governmental Authority, failed to disclose a material fact required to be disclosed to the FDA or any similar Governmental Authority, or committed an act, made a statement or failed to make a statement that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA or any similar Governmental Authority to invoke the FDA Fraud Policy or any similar policy. No Seller, nor any of their shareholders, members, managers, officers, directors, agents, distributors, employees or independent contractors, have been (i) excluded from participation in any Government Healthcare Programs pursuant to 42 U.S.C. § 1320a-7 or related Laws, (ii) suspended, debarred, or otherwise ineligible to contract with or sell to the United States government or any of its agencies under the Federal Acquisition Regulation or other applicable Laws; (iii) listed on the U.S. General Services Administration’s System for Award Management list of excluded or debarred parties; or (iv) engaged in conduct resulting in or convicted of any offense that would reasonably be expected to serve as a basis for disqualification or any other restriction from participation in research, suspension, exclusion or debarment under 21 U.S.C. § 335a or any similar authority. No such disqualification, research limitation, suspension, exclusion, debarment or similar ineligibility is currently pending or threatened.

(i)              The Seller maintains a healthcare compliance program that is reasonably designed to ensure compliance with applicable Healthcare Laws and is consistent in all material respects with the U.S. Department of Health and Human Services Office of Inspector General’s Compliance Program Guidance and relevant industry codes of ethics, including the AdvaMed Code of Ethics on Interactions with Health Care Professionals. Each Seller has timely made all reports, submissions, and disclosures required under the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), and all such reports, submissions, and disclosures were true, complete, and accurate in all material respects.

(j)              To the Sellers’ Knowledge, there have been no allegations of or investigations into research misconduct (i.e., falsification or fabrication of data or plagiarism) with respect to any preclinical or nonclinical research giving rise to the development of the Products, or any clinical investigation or clinical trial involving the Products.

(k)             The Sellers are currently in compliance in all material respects with, and have at all times, complied in all material respects with HIPAA. Except for those incidents disclosed in Section 5.12(k) of the Seller Disclosure Schedule, the Sellers have not suffered any Breach of Unsecured Protected Health Information or Security Incident (as such terms are defined at 45 C.F.R. § 164.402). There have not been any actual or alleged incidents of, or claims or actions related to, data security breaches, unauthorized access or use of any of any of the Sellers information technology systems, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration or use of any Protected Health Information provided by the Sellers’ customers whether held by the Sellers or their subcontractors, and there are no facts or circumstances which could reasonably serve as the basis for any such allegations or claims. The Sellers, have not received any correspondence relating to, or notice of any actions, claims, investigations or alleged violations of, laws with respect to Protected Health Information from any person, there is no such ongoing action, claim, investigation or allegation, and there are no facts or circumstances which could form the basis for any such action, claim, investigation or allegation. Each Seller has taken commercially reasonable steps, to the extent required by HIPAA, such that Protected Health Information is protected against unauthorized access, use, modification or disclosure. The Sellers are and have been at all times in the past six years in compliance in all material respects with all applicable contractual privacy obligations relating to the collection, storage, use and transfer of Protected Health Information. The Sellers, as applicable, have entered into “business associate agreements” with all Covered Entities and Business Associates as required by HIPAA, and all such agreements are in the form required by HIPAA.

(l)              Section 5.12(l) of the Seller Disclosure Schedule lists all (i) clinical trial or study agreements and (ii) vendor agreements, in each case, relating to ongoing clinical trials or studies relating to the CIED Business.

(m)            Section 5.12(m) of the Seller Disclosure Schedule lists all clinical trial or study agreements that remain in effect relating to completed clinical trials or studies relating to the CIED Business.

(n)            All vendor contracts relating to the quality systems of the CIED Business constitute Ongoing Vendor Agreements.

Section 5.13         Brokers; Expenses. Except as set forth in Section 5.13 of the Seller Disclosure Schedule, no finder, broker, agent or other intermediary has acted for or on behalf of any Seller or its shareholders in connection with the negotiation of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby.

Section 5.14         Consents. Except as set forth in Section 5.14 of the Seller Disclosure Schedule, no permit, approval, authorization or consent of any Person (excluding governmental authorities) is required in connection with the execution, delivery and performance by the Sellers of this Agreement or the other Transaction Documents, or the consummation of the transactions contemplated hereby or thereby.

Section 5.15         Manufacturing and Marketing Rights. No Seller has granted rights to research, design, develop, manufacture, process, package, label, test, store, distribute, import, export or sell any Product to any other Person and is not bound by any contract that affects the Sellers’ exclusive right to research, design, develop, manufacture, process, package, label, test, store, distribute, import, export or sell any Product.

Section 5.16         Government Grants and Incentives. Except as set forth in Section 5.16 of the Seller Disclosure Schedule, no Seller has at any time applied for or received any grants, incentives, benefits, qualifications and subsidies from any Governmental Authority.

Section 5.17         Personal Property.

(a)            The Acquired Assets (other than Seller Intellectual Property which is covered by Section 5.5 hereof) belong to or may be lawfully used by any Seller, free and clear of any Encumbrance (other than Permitted Encumbrances) or expiration of term of such use, and no Affiliate of any Seller (other than another Seller) owns, leases, controls or holds a license to any Acquired Asset. The Acquired Assets taken as a whole are sufficient to develop, sell, manufacture, distribute and market the Products and conduct the CIED Business after the Closing Date in substantially the same manner as it is currently conducted.

(b)            There has been no termination of, or threat to terminate, the right of any Seller to use or possess any of its assets, whether tangible or intangible, that are necessary to make, have made, use and sell the Products.

(c)            All Acquired Equipment and Tools at a location other than the property described in the Assumed Lease Contracts are set forth on Section 5.17(c) of the Seller Disclosure Schedule.

Section 5.18         Privacy and Data Security.

(a)            The Sellers comply and have at all times complied in all respects with: (i) all applicable Privacy Laws; (ii) each Seller’s policies, statements, and contractual obligations relating to the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure, or transfer of Personal Information; and (iii) all applicable industry standards including, without limitation, the Payment Card Industry Data Security Standard and all other applicable requirements of the payment card brands ((i)-(iii) collectively, the “Privacy Requirements”). The Sellers display a privacy policy on each website and mobile application owned, controlled or operated by the Sellers, and each such privacy policy incorporates all disclosures to data subjects required by the Privacy Laws. None of the disclosures made or contained in any such privacy policy has been misleading, deceptive, or in violation of the Privacy Laws (including containing any material omission).

(b)            The Sellers have taken all organizational, physical, administrative, and technical measures required by Privacy Requirements and consistent with standards prudent in the industry in which the Sellers operate to protect: (i) the integrity, security, and operations of all Seller IT Assets; and (ii) all Personal Information and all other data owned, controlled, or stored by the Sellers from and against data security incidents or other misuse. The Sellers have implemented reasonable procedures, satisfying the requirements of applicable Privacy Requirements, to detect data security incidents and to protect Personal Information against loss and against unauthorized access, use, modification, disclosure, or other misuse.

(c)            The Sellers have: (i) reasonable measures to monitor and detect security incidents related to the Seller IT Assets (collectively, “Information Security Measures”); (ii) timely corrected any material exceptions or vulnerabilities identified in such Information Security Measures; (iii) made available true and accurate copies of all Information Security Measures; and (iv) timely installed software security patches and other fixes to identified technical information security vulnerabilities. The Sellers provide their employees with regular training on privacy and data security matters.

(d)            The Seller IT Assets are adequate for, and operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with, the operation of the business of the Sellers as previously conducted and as currently conducted. The Seller IT Assets have not malfunctioned or failed at any time since the Sellers' inception in a manner that resulted in significant or chronic disruptions to the operation of the Sellers' business. The Sellers IT Assets do not contain any computer code designed to disrupt, disable or harm in any manner the operation of any software or hardware. None of the Sellers IT Assets contain any unauthorized feature (including any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine) that causes the software or any portion thereof to be erased, inoperable or otherwise incapable of being used, either automatically, with the passage of time, or upon command by any Person. The Sellers have implemented and complied with appropriate backup, security and disaster recovery technology consistent with industry practices, and, no Person has gained unauthorized access to any of the Sellers IT Assets.

(e)             In connection with each third-party servicing, outsourcing, processing, or otherwise using Personal Information collected, held, or processed by or on behalf of the Sellers, the Sellers have in accordance with Privacy Laws entered into valid, binding and enforceable written data processing agreements with any such third party to: (i) comply with applicable Privacy Laws with respect to Personal Information; (ii) act only in accordance with the instructions of the Sellers; (iii) take appropriate steps to protect and secure Personal Information from data security incidents; (iv) restrict use of Personal Information to those authorized or required under the servicing, outsourcing, processing, or similar arrangement; and (v) certify or guarantee the return or adequate disposal or destruction of Personal Information. The Sellers have disclosed all such data processing agreements to which they are parties.

(f)              (i) There have been no data security incidents, personal data breaches, ransomware incidents, or other adverse events or incidents related to any Seller IT Assets, Personal Information, or Sellers data in the custody or control of the Sellers or any service provider acting on behalf of the Sellers; and (ii) no breach or violation of the security of any of Sellers IT Assets has occurred or is threatened in writing, and there has been no unauthorized or illegal use of, or access to, any Personal Information. The Sellers have a data breach response plan which has been tested on at least an annual basis.

(g)            The consummation of any of the transactions contemplated hereby, including the transfer of Personal Information to the Buyers, will not violate any applicable Privacy Requirements as they currently exist or as they existed at any time during which any of the Personal Information was collected or obtained.

(h)            The Sellers have not supplied or provided access to Personal Information processed by them to a third party for remuneration or other consideration.

(i)              There have not been any claims or proceedings related to any data security incidents, ransomware incidents, or any violations of any Privacy Requirements, and there are no facts or circumstances which could reasonably serve as the basis for any such allegations or claims. The Sellers have not received any correspondence relating to, or notice of any proceedings, claims, investigations or alleged violations of, Privacy Requirements, or any subject access or other individual rights requests made pursuant to the Privacy Requirements, with respect to Personal Information from any person or governmental authority, and there is no such ongoing proceeding, claim, investigation or allegation.

Section 5.19         Certain Business Practices. No Seller nor any of their respective directors, officers, managers, members or employees (in their capacity as directors, officers, managers, members or employees) has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in respect of the CIED Business; (b) directly or indirectly, paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, or other party acting on behalf of or under the auspices of a governmental official or Governmental Authority which is in any manner illegal under any Laws of the United States or any other country having jurisdiction; or (c) made any payment to any customer or supplier of the Sellers, or given any other consideration to any such customer or supplier in respect of the CIED Business that violates applicable Law in any material respect. Without limiting the foregoing, none of the Sellers (including any of their respective officers, directors, managers, members, agents, employees or other Persons associated with or acting on its behalf) have, directly or indirectly, taken any action which would cause it to be in violation of the U.S. Foreign Corrupt Practices Act, as amended, or any rules or regulations thereunder, including by offering or conveying, directly or indirectly (such as through an agent), anything of value to obtain or retain business or to obtain any improper advantage, including any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment to a foreign government official, candidate for office, or political party or official of a political party.

Section 5.20         Products Liability.

(a)             No claim has been made or threatened in connection with the product liability of any Product and no Governmental Authority has commenced or threatened to initiate any Action or requested the recall (either voluntary or involuntary), removal, field notification, field correction, field alert, market withdrawal or replacement, warning, “dear doctor” letter, investigator notice, safety alert or other notice of action of any Product, or commenced or threatened to initiate any Action or referenced activity to enjoin the production of any Product, and there is no basis for any such claim, Action or referenced activity, nor any reason to believe that any Governmental Authority is considering the same.

(b)            The Products supplied by the Sellers have complied with all Laws and with all government, trade association and other mandatory and voluntary requirements, specifications and other forms of guidance.

(c)            No Product researched, designed, developed, manufactured, processed, packaged, labeled, tested, stored, distributed, imported, exported or sold by the Sellers prior to the Closing contained or will contain any quality, design, engineering, manufacturing or safety defect.

Section 5.21         Absence of Changes. Except as set forth in Section 5.21 of the Seller Disclosure Schedule, since December 31, 2023: (a) there has been no Seller Material Adverse Effect; (b) each Seller has conducted the CIED Business in the ordinary course of business; and (c) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the Acquired Assets (whether or not covered by insurance), other than ordinary wear and tear.

Section 5.22         Related-Party Transactions. Except as set forth in Section 5.22 of the Seller Disclosure Schedule, (a) no Affiliate, employee, officer, director or consultant of or to any Seller (i) owns or has any interest in any property or asset of any type or description that is included in the Acquired Assets, or (ii) is a party to any contract with any Seller by which any of the Acquired Assets are bound; and (b) no Affiliate of any Seller (other than another Seller) performs any services for or on behalf of a Seller in connection with any of the Acquired Assets.

Section 5.23         Insurance.

(a)            Section 5.23(a) of the Seller Disclosure Schedule sets forth a true and complete list of all insurance policies under which the Sellers have been an insured relating to any Acquired Asset, the named insured or otherwise the principal beneficiary of coverage at any time within the past three (3) years showing each of the following: (i) the names of the insurer, the principal insured and each named insured; (ii) the policy number; (iii) the period and amount of coverage; and (iv) a current, complete and accurate list of all insurance claims notified during the three (3) years preceding the date hereof.

(b)            With respect to such insurance policies: (i) each policy is legal, valid, binding and, subject to the Enforceability Exceptions, is enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; and (ii) no Seller is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and to the Sellers’ Knowledge, no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under such policies.

(c)            To the Sellers’ Knowledge, there has been no circumstance or breach of any terms, conditions, or warranties under any such insurance policies that would entitle the applicable insurers to decline to pay all or any part of any material claim made under such policies. Each Seller has paid all premiums when due and have otherwise performed all of its respective obligations under all such insurance policies. No insurer has threatened in writing to terminate any such insurance policies, to reduce the scope of the insurance thereunder or to materially increase the premiums owed.

Section 5.24         Financial Statements. Attached as Section 5.24 of the Seller Disclosure Schedule are financial statements setting forth (a) revenues and cost of goods sold of the CIED Business for the years ended December 31, 2022, December 31, 2023 and December 31, 2024, and for the six months ended June 30, 2025 and (b) accounts receivable, inventory, prepaid expenses, deposits and property and equipment of the CIED Business as of December 31, 2022, December 31, 2023, December 31, 2024 and June 30, 2025 (collectively, the “Financial Statements”). The Financial Statements are complete and correct in all material respects and have been prepared in accordance with GAAP, applied on a basis consistent with prior periods, except that the unaudited financial statements do not contain footnotes. The Financial Statements fairly and accurately present the financial condition of the CIED Business on a consolidated basis as of the dates and during the periods indicated therein, subject, in the case of the unaudited financial statements, to normal year-end adjustments which are neither individually nor in the aggregate material in amount. The Financial Statements were prepared in accordance with the books of account and other financial records of the Sellers, which books of account and other financial records are accurate, complete and current.

Section 5.25         Inventory. Subject to the applicable reserves therefor set forth in the Sellers’ books, records or financial statements, substantially all of the Inventories included in the Acquired Assets are in good and marketable condition, and are saleable in the ordinary course of business consistent with past practices, except for obsolete, excess, damaged, slow-moving or otherwise unusable inventory, which to the extent existing at the date thereof, have been written off or written down in the Sellers’ books, records and financial statements in a manner consistent with past practice and in accordance with GAAP consistently applied. Since January 1, 2022, the Sellers have not engaged in channel stuffing, sales of the Product on terms or at prices or quantities outside the ordinary course of business or other practices not in the ordinary course of business that have, absent bona fide customer demand, materially increased levels of the Products maintained at the wholesale, chain or institutional levels as of the Closing Date.

Section 5.26         Customers and Suppliers. Section 5.26 of the Seller Disclosure Schedule lists (i) group purchasing organizations (“GPOs”) with whom Sellers have an active Contract; (ii) the twenty (20) largest customers (measured by invoiced dollars) with respect to the Acquired Assets for the fiscal years ended December 31, 2023, and December 31, 2024 and the six-month period ended June 30, 2025, respectively (the “Major Customers”) and (iii) the ten (10) largest suppliers (measured by invoiced dollars) with respect to the Acquired Assets for the fiscal years ended December 31, 2023, and December 31, 2024 and the six-month period ended June 30, 2025, respectively (the “Major Suppliers”) and, in each case, the dollar amount of business conducted with each Major Customer and Major Supplier in such year and such six-month period. The Sellers are not engaged in any dispute with any Major Customer or Major Supplier, the Sellers are not in breach of or in default of any agreement with any of the Major Customers or Major Suppliers, no Major Customer or Major Supplier intends to cancel or otherwise substantially modify its relationship with the Sellers or to decrease materially or limit its services, supplies or materials to the Sellers or its usage or purchase of the Products, and to the Sellers’ Knowledge, the consummation of the transactions contemplated hereby will not adversely affect the relationship of any Buyer with any GPO, Major Customer or Major Supplier. To the Sellers’ Knowledge, there are no Pre-Closing Claims.

Section 5.27         Sanctions; Anti-Corruption.

(a)             No Seller, or any of their respective Affiliates, or any director (or equivalent) or officer of a Seller or any of its Affiliates, nor, to the Sellers’ Knowledge, any employee or agent of any Seller or any of its Affiliates, in the past five years (i) is or has been a Sanctioned Person or, (ii) is or has engaged in any dealings or transactions with any Sanctioned Person or Sanctioned Country, or (iii) has otherwise violated Sanctions or Ex-Im Laws, or (iv) has made a disclosure to or received any notice from a Governmental Authority related to actual or potential noncompliance with Sanctions or the Ex-Im Laws whether a voluntary disclosure, directed disclosure or in response to a subpoena or other request from a Governmental Authority.

(b)            (i) No Seller nor any of its Affiliates is violating or at any time has violated any applicable Law relating to anti-bribery or anti-corruption, including the U.S. Foreign Corrupt Practices Act of 1977, as amended and the U.K. Bribery Act 2010, in each case, as in effect at the time of such action (all such Laws, “Anti-Corruption Laws”) or Ex-Im Law, or (ii) no current or former director, member, manager, officer, employee, agent, representative, consultant or other Person acting for or on behalf of any Seller or any of its Affiliates (each a “Seller Representative”) is violating or at any time has violated any Anti-Corruption Law. Through the date hereof, no Seller, nor any of its Affiliates, nor their respective Seller Representatives have been the subject of any actual, suspected, or threatened allegations, investigations (internal or government), litigation, voluntary or directed disclosures to any Governmental Authority (including the U.S. Department of Justice, U.S. Securities Exchange Commission, or U.K. Securities Fraud Office), whistleblower reports, or other issues in any way related to Anti-Corruption Laws. Nor has any Seller, nor any of its Affiliates, nor any Seller Representative corruptly offered, paid, promised to pay, authorized, solicited, or received the payment of money or anything of value, directly or indirectly, to or from any Person, including any Government Official: (a) to influence any official act or decision of a Government Official; (b) to induce a Government Official to do or omit to do any act in violation of a lawful duty; (c) to induce a Government Official to influence the act or decision of a Governmental Authority; (d) to secure any improper business advantage; (e) to obtain or retain business in any way related to any Seller or any of its Affiliates; or (f) that would otherwise constitute a bribe, kickback, or other improper or illegal payment or benefit.

(c)             Each Seller and its Affiliates have instituted policies and procedures designed to ensure compliance with the Anti-Corruption Law, Sanctions and Ex-Im Law applicable to such entities, their respective businesses, and Seller Representatives, and have maintained such policies and procedures in full force and effect for the past five years.

(d)            Each Seller and its Affiliates have provided anti-corruption training and guidance to all relevant Seller Representatives, and have informed these Seller Representatives of their obligations under the Anti-Corruption Laws.

(e)            At all times during the past five years, each Seller and its Affiliates have made and kept books, records, and accounts which, in reasonable detail, accurately and fairly reflect the transactions and disposition of the assets of such Seller and its Affiliates.

(f)             At all times during the past five years, each Seller and its Affiliates have devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances that transactions are executed and access to assets is given only in accordance with management’s general or specific authorization, and transactions are recorded as necessary to permit preparation of financial statements to maintain accountability for assets and accounts.

Section 5.28         Employees.

(a)            Section 5.28(a) of the Seller Disclosure Schedule contains a complete and accurate list of all employees of the Sellers related to the CIED Business (“Business Employees”) as of the date of this Agreement, setting forth for each Business Employee: (i) the employee’s position or title; (ii) whether classified as exempt or non-exempt for wage and hour purposes; (iii) whether paid on a salary, hourly or commission basis and the employee’s actual annual base salary or other rates of compensation; (iv) bonus potential for the current year (and bonus paid for the previous year); (v) average scheduled hours per week; (vi) date of hire; (vii) business location (city/town and state); (viii) employing entity; (ix) vacation and other paid time off eligibility for the current calendar year (including current balance of accrued but unused vacation or other paid time off, and current accrual rate); (x) status (i.e., active or inactive and if inactive, the type of leave and estimated duration); (xi) any visa or work permit status and the date of expiration, if applicable; and (xii) the total amount of bonus, retention, severance and other amounts to be paid to such employee at the Closing Date or otherwise in connection with the transactions contemplated hereby.

(b)            Section 5.28(b) of the Seller Disclosure Schedule contains a complete and accurate list of all of the independent contractors, consultants, temporary employees, leased employees or other agents currently employed or used by the Sellers, in each case related to the CIED Business, and classified by any Seller as other than employees, or compensated other than through wages paid by any Seller through any Seller’s payroll other than Distributors (“Business Contingent Workers”), showing for each Business Contingent Worker such individual’s (i) role in the CIED Business, (ii) location (city/town and state), (iii) average hours worked per week or month, and (iv) fee or compensation arrangements.

(c)            No Seller is a government contractor or subcontractor for purposes of any law with respect to the terms and conditions of employment.

(d)            Each Seller currently classifies and has properly classified each of its Business Employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act and state and local wage and hour laws, and is and has been otherwise in compliance with such laws. To the extent that any Business Contingent Workers are or were engaged by any of the Sellers, the Seller currently classifies and has properly classified and treated them as contingent workers (as distinguished from Form W-2 employees) in accordance with applicable law and for the purpose of all employee benefit plans and perquisites.

(e)             Each Seller is, and for the past three (3) years has been, in material compliance with all applicable laws and regulations respecting labor and employment matters, including fair employment practices, harassment, discrimination, pay equity and pay transparency, restrictive covenants, the classification of independent contractors and employees, workplace safety and health, work authorization and immigration, unemployment compensation, workers’ compensation, affirmative action, terms and conditions of employment, employee leave and wages and hours, including payment of minimum wages, meals and rest breaks, and overtime.

(f)             Except as set forth in Section 5.28(f) of the Seller Disclosure Schedule, no Seller is delinquent in any payments to any Business Employee or Business Contingent Worker for any wages, salaries, commissions, bonuses, fees or other direct compensation due with respect to any services performed for it or amounts required to be reimbursed to such Business Employees or Business Contingent Workers. Neither Seller is liable for any employment taxes or any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for Business Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

(g)             Except as set forth in Section 5.28(g) of the Seller Disclosure Schedule, neither Seller is nor has been within the past three (3) years, involved in any litigation, governmental audit, governmental investigation or administrative agency proceeding, private dispute resolution proceeding, or internal or external investigation, in each case with respect to employment or labor matters in connection with or relating to the CIED Business, Business Employees or Business Contingent Workers (including allegations of employment discrimination, retaliation, noncompliance with wage and hour laws, the misclassification of independent contractors, violation of restrictive covenants, sexual harassment, other unlawful harassment or unfair labor practices). At no time in the past three (3) years have any allegations involving a Business Employee, Business Contingent Worker, or director or officer of the Company been made to any Seller alleging sexual harassment or sexual misconduct, nor has any Seller received a complaint or conducted an investigation, or otherwise become aware of allegations of sexual harassment or sexual misconduct relating to or involving any Business Employee, Business Contingent Worker, or director or officer of the Sellers. To the Sellers’ Knowledge, there are no facts that could reasonably be expected to give rise to a claim of sexual harassment or other unlawful harassment or unlawful discrimination or retaliation against or involving any Business Employee, Business Contingent Worker, or director or officer of the Sellers.

(h)            Except as set forth in Section 5.28(h) of the Seller Disclosure Schedule, all Business Employees are employed at-will and no Business Employee is subject to any employment contract with any of the Sellers, whether oral or written. No Business Employee or Business Contingent Worker is eligible to earn commission, incentive compensation, or other post-employment or post-engagement compensation payments after the end of their employment or engagement with any Seller.

(i)              Except as set forth in Section 5.28(i) of the Seller Disclosure Schedule, the consummation of the transactions contemplated in this Agreement will not (i) entitle any Business Employee to severance pay, unemployment compensation, bonus payment or any other payment, (ii) accelerate the time of payment for vesting of, or increase the amount of compensation due to, any such Business Employee, or (iii) entitle any such Business Employee to terminate, shorten or otherwise change the terms of their employment.

(j)              Except as set forth in Section 5.28(j) of the Seller Disclosure Schedule, (i) there is no, and within the past three (3) years there has not been, any labor strike, picketing of any nature, organizational campaigns, labor dispute, slowdown or any other concerted interference with normal operations, stoppage or lockout pending or, to the Sellers’ Knowledge, threatened against or affecting the CIED Business; (ii) each Seller does not have any duty to bargain with any union or labor organization or other person purporting to act as exclusive bargaining representative (“Union”) of any Business Employees or Business Contingent Workers with respect to the wages, hours or other terms and conditions of employment of any Business Employee or Business Contingent Worker; (iii) there is no collective bargaining agreement or other contract with any Union, or work rules or practices agreed to with any Union, binding on any Seller, or being negotiated, with respect to any Sellers’ operations or any Business Employee or Business Contingent Worker; and (iv) no Seller has engaged in any unfair labor practice with respect to the Business or any Business Employee or Business Contingent Worker.

(k)            Section 5.28(k) of the Seller Disclosure Schedule identifies each Business Employee and Business Contingent Worker who is subject to a non-competition, non-solicitation, confidentiality or invention assignment agreement with any Seller and includes a form of each such agreement.

(l)              Except as set forth in Section 5.28(l) of the Seller Disclosure Schedule, in the past twelve (12) months (i) no officer, management-level or key Business Employee’s employment has been terminated for any reason; and (ii) to the Knowledge of the Sellers, no officer, management-level or key Business Employee, or group of more than ten (10) Business Employees or Business Contingent Workers, has expressed any plans to terminate his, her or its employment or service arrangement with any Seller.

(m)            No Seller has experienced a “plant closing” or “mass layoff” or similar group employment loss as defined in the WARN Act or any similar state, local or foreign law or regulation affecting any site of employment of such Seller or one or more facilities or operating units within any site of employment or facility of such Seller, in each case, with respect to the CIED Business. During the ninety (90) day period preceding the date hereof, no Business Employee or Business Contingent Worker has suffered an “employment loss” as defined in the WARN Act with respect to any Seller.

Section 5.29         Solvency. Each Seller is a going concern and is able to pay its debts and obligations as they become due in the ordinary course of business. The fair value of the property of each Seller, not including the Acquired Assets and taking into account the transactions contemplated by this Agreement, is greater than the amount of each Seller’s Liabilities as such value is established and Liabilities evaluated for purposes of Section 101(32) of the United States Bankruptcy Code.

Section 5.30         Disclosure. Each Seller has provided the Buyers with all information that any Buyer has requested for deciding whether to execute this Agreement and all information that such Seller believes is reasonably necessary to enable the Buyers to make such decision. Neither this Agreement (including all the exhibits and schedules hereto), the other Transaction Documents nor any other statements or certificates made or delivered in connection herewith contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading in light of the circumstances under which they were made. Except as set forth in this Agreement, to the Sellers’ Knowledge, there is no fact that the Sellers have not disclosed to the Buyers and of which any of the Buyers’ officers, directors, members, manager or executive employees is aware and that has had or could reasonably be expected to have a Seller Material Adverse Effect or a material adverse effect on the ability of the Buyers to purchase the Acquired Assets, operate the CIED Business or manufacture, market or sell any Product.

Section 5.31         No Other Warranties. Notwithstanding the delivery or disclosure to any Buyer, any of their respective Affiliates or any of their respective Representatives of any documentation or other information (including any financial projections or other supplemental data) or anything to the contrary in this Agreement, except for the representations and warranties expressly contained in this Article V (in each case, as qualified by the Seller Disclosure Schedule) or in any Transaction Documents, neither Sellers nor any other Person has made or is making, and Sellers expressly disclaim, any other representation or warranty of any kind or nature, whether express or implied, at law or in equity, including any implied representation or warranty of merchantability, usage, suitability or fitness for any particular purpose with respect to the Acquired Assets, the Assumed Liabilities or the CIED Business, or any part thereof, and the Buyers hereby acknowledge and agree that in entering into this Agreement, they have not relied on any representations or warranties made by any Person other than the representations and warranties expressly contained in this Article V (in each case, as qualified by the Seller Disclosure Schedule) or in any Transaction Documents; provided, that nothing herein shall be deemed to limit the rights of any party hereto in the event of Fraud.

Article VI

WARRANTIES OF THE BUYERS

The Buyers warrant to the Sellers that each of the following warranties of the Buyers is as of the Signing Date and as of the Closing Date will be true and accurate:

Section 6.1           Organization and Qualification. BSC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. CPI is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

Section 6.2           Authority Relative to this Agreement. Each Buyer has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Acquisition and the other transactions contemplated hereby. The execution and delivery of this Agreement by each Buyer and the consummation by each Buyer of the Acquisition have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of either Buyer are necessary to authorize this Agreement or to consummate the Acquisition. This Agreement has been duly and validly executed and delivered by each Buyer and, assuming the due authorization, execution and delivery by the Sellers, constitutes a legal, valid and binding obligation of each Buyer enforceable against each Buyer in accordance with its terms, subject to the Enforceability Exceptions.

Section 6.3           No Conflict; Required Filings and Consents.

(a)            The execution and delivery of this Agreement by each Buyer do not, and the performance of this Agreement by each Buyer will not, (i) conflict with or violate the Organizational Documents of any Buyer, (ii) conflict with or violate any Order, statute, rule or regulation binding on or applicable to any Buyer or their respective properties, except for such conflicts or violations which would not, individually or in the aggregate, have a Buyer Material Adverse Effect, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance (other than Permitted Encumbrances) on any property or asset of any Buyer pursuant to, any contract, permit or other instrument or obligation to which any Buyer is a party or by which any Buyer or any property or asset of any Buyer is bound or affected, except for any such breaches, defaults or other occurrences which would not, individually or in the aggregate, have a Buyer Material Adverse Effect.

(b)            No Permit or Order of, or declaration or filing with, any Governmental Authority on the part of any Buyer is required in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 6.4           Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Acquisition based upon arrangements made by or on behalf of any Buyer.

Article VII
CONDUCT OF BUSINESS PENDING THE CLOSING
AND RELATED COVENANTS

Section 7.1         Conduct of Business Generally.

(a)            Each Seller covenants and agrees that, during the period beginning on the Signing Date and ending on the earlier of the Closing or termination of this Agreement, unless BSC shall otherwise agree in writing, (v) the CIED Business shall be conducted only in, and no Seller shall take any action, or permit any action to be taken by its Affiliates, except in the Ordinary Course of Business and in a manner consistent with past practice, with respect to the CIED Business or the Acquired Assets; (w) such Seller shall maintain, or cause to be maintained, all Acquired Assets in good working order and condition (ordinary wear and tear excepted) (including conducting all inspections and acts of service and repair with at least the level of care and frequency required to comply with (i) manufacturer recommendations or guidelines or (ii) customary industry practice for similar assets as the applicable Acquired Asset), (x) such Seller will not separate the employment of any present officers or key employees of the CIED Business for convenience or without Cause; provided, however, that nothing in this Section 7.1(a) or Section 7.1(b) shall preclude Sellers from offering employment to or hiring individuals for the CIED Business, consistent with past practice, if the total compensation payable to any individual hired for the CIED Business does not exceed, in the aggregate, [***] (determined on an annualized basis), (y) such Seller shall use best efforts to maintain and preserve intact its current organization and the organization, operations and franchise of the CIED Business and to preserve the rights, franchises, goodwill and relationships of its contractors, consultants, customers, suppliers, vendors, regulators and others having relationships with the CIED Business and (z) such Seller shall comply with all applicable Laws and Orders applicable to the Acquired Assets or the CIED Business and to give prompt notice to the Buyers of any notice of any material damage or any material loss, damage or destruction to, or any material interruption in the use of, any of the Acquired Assets (whether or not covered by insurance), other than ordinary wear and tear and any notice received or made by any Seller of any claim asserting any material tort or violation of applicable Law or any new Action that (in each case) relates to such Acquired Assets or the CIED Business.

(b)            Without limiting the foregoing, from the Signing Date until Closing, except for the actions listed on Schedule 7.1 hereto, the Sellers shall not, and no Seller shall cause or permit any of its Affiliates to, directly or indirectly do, or propose to do, any of the following without the prior written consent of BSC, with it being understood that each of the clauses below shall constitute an independent obligation of the Sellers and is not qualified by any of the other clauses below, and shall be deemed to be cumulative:

(i)          sell, license, sublicense, transfer, assign, pledge, donate, gift, or otherwise dispose of any of the Acquired Assets (other than the commercial sale of Inventory in the ordinary course of business);

(ii)         enter into any contract, agreement or commitment (other than as required in the ordinary course of business), or terminate, renew, amend or otherwise modify or waive (including in the context of an extension of a term or similar matters) (other than as required in the ordinary course of business) any of the terms of any agreements, understandings, instruments or contracts which are material to the CIED Business (including any Material Contract) or that could materially affect any Acquired Asset or grant its consent to any of the foregoing, including any such agreement that could limit the ability of the Buyers or any of their Affiliates to operate the CIED Business in a specific area of business or specific geographic area after the Closing;

(iii)        without limiting the generality of the foregoing, enter into, maintain or fail to cure a condition of breach of, or amend any agreement pursuant to which any other party is granted manufacturing, marketing or other development or distribution rights or any rights to any Seller Intellectual Property of any type or scope with respect to any Acquired Assets, or any other agreement relating to research, clinical trial, development, distribution, sale, supply, license, marketing, co-promotion or manufacturing by third parties of the Products;

(iv)        take or omit to take any action or permit any action to be take or omitted that would reasonably result in a material breach, violation or a default of such Sellers’ obligations under any contract, agreement, instrument or other commitment that relate to or affect the CIED Business or any Acquired Asset;

(v)         grant or create, or allow to be granted or created, any Encumbrances over any of the Acquired Assets;

(vi)        allow to lapse, cancel or fail to reasonably apply for, maintain or further prosecution of, or fail to comply with any obligation with respect to, any Seller Intellectual Property, or fail to take or maintain adequate measures to protect the confidentiality of any nonpublic, Seller Intellectual Property;

(vii)       commence any Action related to or affecting the CIED Business or any Acquired Asset other than (A) for the routine collection of bills, (B) in such cases where the Sellers in good faith determine that failure to commence an Action would result in the material impairment of a valuable aspect of the CIED Business or any Acquired Asset, provided that such Seller consults with the Buyers prior to the filing of such a suit, or (C) with respect to this Agreement;

(viii)      acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof that would result in such Seller acquiring assets or liabilities that could reasonably be expected to be Acquired Assets or Assumed Liabilities hereunder;

(ix)         adopt a plan or agreement of, or resolutions providing for or authorizing, complete or partial liquidation, dissolution, restructuring, merger, consolidation, division, statutory conversion or domestication, share exchange, business combination, reorganization or recapitalization of a Seller;

(x)          in each case solely with respect to the Acquired Assets, Products, and CIED Business, (A) make, change, rescind or revoke any election in respect of Taxes; (B) enter into any closing or similar agreement with a taxing authority in respect of Taxes; (C) settle or compromise any claim, notice, audit report, or assessment in respect of Taxes; (D) file any amended Tax Return; (E) file any Tax Return in a manner inconsistent with past practices (unless otherwise required by a change in applicable Law); (F) enter into any Tax allocation agreement, Tax sharing Agreement, or Tax indemnity agreement (other than any agreement entered into in the Ordinary Course of Business the primary purpose of which is not Tax); (G) surrender or allow to expire any right to claim a material refund of Taxes; (H) consent to any extension or waiver of the limitation period applicable to any claim, Action or assessment in respect of Taxes; or (I) make any application for, negotiate or conclude any Tax ruling with a taxing authority;

(xi)         [***];

(xii)        enter into, modify (including by extension or renewal), or terminate any collective bargaining agreement or other Contract with any Union or, through negotiation or otherwise, make any commitment or incur any liability to any Union with respect to any Business Employee or Business Contingent Worker;

(xiii)       (i) [***] (ii) terminate or make any change to any Employee Benefit Plan other than changes in the ordinary course and that apply generally to employees of Sellers in addition to the Offered Employees; (iii) establish, adopt, amend, or enter into any plan, policy, or arrangement for the current or future benefit of the Business Employees that would be an Employee Benefit Plan if it were in existence as of the date hereof; (iv) terminate the employment of any Offered Employee without Cause or (v) [***]; or

(xiv)       authorize, commit to, agree to take, or permit to occur any of the foregoing actions.

Section 7.2           Clinical Trials. The Sellers shall diligently conduct and complete all research and development activities, including nonclinical, preclinical and clinical activities, with respect to the Products in compliance with all applicable Laws. During the period beginning on the Signing Date and ending on the earlier of the Closing or termination of this Agreement, at the reasonable request of any Buyer, the Sellers shall provide such Buyer(s) with weekly updates concerning the progress of, developments related thereto and any results from any nonclinical testing, preclinical studies or clinical trials being conducted by or on behalf of the Sellers or any of their respective Affiliates or Representatives related to, connected with or affecting the Products or the CIED Business; provided, that updates shall be provided no later than within twenty-four (24) hours in the case of any adverse results or developments relating to such nonclinical testing, preclinical studies or clinical trials.

Section 7.3           FDA Approval Matters.

(a)            The Sellers shall notify the Buyers in writing of any communications with the FDA or any similar Governmental Authority in any other jurisdiction, related to, concerning, or associated with the Products, any Acquired Asset or the CIED Business, whether written or oral, as soon as reasonably practicable, but in no event later than three (3) Business Days after the receipt of such communication, and within such same time period, the Sellers shall provide the Buyers with copies of any such written communications and written summaries of any such oral communications.

(b)            From time to time and at the reasonable request of any Buyer, the Sellers shall provide such Buyer(s) with updates concerning the progress of regulatory filings made or to be made by or on behalf of any Seller or any of its Affiliates or Representatives and the strategy for obtaining necessary regulatory authorizations, clearances or approvals to develop, research, manufacture, market and sell the Products.

Section 7.4           Notice of Developments. From the Signing Date and continuing until the earlier of the termination of this Agreement or the Closing, the Buyers and the Sellers shall promptly advise the other party in writing of (a) any event or circumstance that would reasonably be expected to result in any warranty made by such party in this Agreement becoming untrue or inaccurate in any respect, (b) the failure by it to comply in any material respect with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement prior to the Closing, (c) with respect to the Sellers, any change or event having, or which is reasonably likely to have, a Seller Material Adverse Effect or (d) with respect to the Sellers, any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; provided, however, that no such notification will be deemed to prevent or cure any breach of, or inaccuracy in, amend or supplement any Section of the Seller Disclosure Schedule, or otherwise disclose an exception to, or affect in any manner, the warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement.

Section 7.5           Commercially Reasonable Efforts. From the Signing Date until the Closing, each party hereto shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including using commercially reasonable efforts to accomplish the following: (a) the taking of all reasonable acts necessary to cause the conditions precedent to the other party’s obligations to consummate the Closing set forth in Article X hereof to be satisfied, (b) the obtaining, at the earliest practicable date, of all necessary consents, authorizations, and other similar approvals from any Governmental Authority and the making of all necessary registrations, listings, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any) and the taking of all reasonable steps as may be necessary to avoid any Action by any Governmental Authority, and (c) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement.

Section 7.6           Shared Contracts. Subject to Schedule 7.6, each Seller shall use its commercially reasonable efforts to cause the Shared Contracts to be assigned in whole or in part or otherwise replaced with separate contracts “mirroring” the terms of the applicable Shared Contracts so that (a) the applicable Buyer shall be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to the CIED Business or the Products to the same extent received and borne by such Seller in accordance with such Shared Contract prior to such assignment or separation; provided, that the Buyers shall assume Liabilities under such Shared Contracts solely to the extent that such Liabilities would constitute Assumed Liabilities if the portion of the Shared Contract inuring to the CIED Business and Products had constituted an Assumed Contract that had been transferred to the Buyers and (b) the applicable Seller shall be entitled to the rights and benefits, and shall assume the related portion of any Liabilities, inuring to the Excluded Assets or any other businesses of such Seller (other than the CIED Business) to the same extent received and borne in accordance with such Shared Contract prior to such separation or assignment. Subject to Schedule 7.6, in the event any Shared Contract cannot be so partially assigned by its terms or otherwise, or cannot be amended or separated, then the parties shall take such other reasonable and legally permissible actions (including by providing prompt notice to the other party with respect to any relevant claim of Liability or other relevant matters arising in connection with a Shared Contract so as to allow such other party the ability to exercise any applicable rights under such Shared Contract) to cause the applicable Buyer to receive the rights and benefits of that portion of each Shared Contract that relates to the CIED Business or Products, as the case may be (in each case, to the extent so related), as if such Shared Contract had been assigned to (or amended to allow) such Buyer pursuant to this Section 7.6.

Section 7.7           Removal of Excluded Inventory. As soon as practicable following the Signing Date, but in any event prior to the Closing, the Sellers shall have completed the removal of all Excluded Inventory from the Sellers’ facility located in Roswell, Georgia (the “Excluded Inventory Removal”).

Section 7.8           Ongoing Clinical Trial Agreements. Notwithstanding anything in this Agreement to the contrary, nothing herein or in any Transaction Document shall be construed as an assignment or transfer of any Ongoing Clinical Trial Agreement or Ongoing Vendor Agreement to BSC as of the Closing. No Ongoing Clinical Trial Agreement shall be assigned or transferred to BSC until satisfaction of such Ongoing Clinical Trial Agreement’s Ongoing Clinical Trial Agreement Transfer Condition, immediately after which the applicable Seller or Sellers party to such Ongoing Clinical Trial Agreement shall be deemed to have assigned and transferred such Ongoing Clinical Trial Agreement to BSC, along with all Books, Records and Files relating to such Ongoing Clinical Trial Agreement to the extent not yet transferred to BSC. No Ongoing Vendor Agreement shall be assigned or transferred to BSC until the written direction from BSC to the Sellers to transfer such Ongoing Vendor Agreement; provided, that immediately after such time the applicable Seller or Sellers party to such Ongoing Vendor Agreement shall be deemed to have assigned and transferred such Ongoing Vendor Agreement to BSC, along with all Books, Records and Files relating to such Ongoing Vendor Agreement to the extent not yet transferred to BSC. Until such time as a particular Ongoing Clinical Trial Agreement or Ongoing Vendor Agreement is assigned and transferred to BSC, Buyers and Sellers shall, for no additional consideration and subject in each case to the terms set forth in the Transition Services Agreement, cooperate with one another in an arrangement whereby BSC will be provided with the rights and benefits of, and shall assume the Liabilities (solely to the extent such Liabilities would constitute Assumed Liabilities if such Ongoing Clinical Trial Agreement or Ongoing Vendor Agreement had been assigned and transferred to BSC as of the Closing) under, such Ongoing Clinical Trial Agreement or Ongoing Vendor Agreement, as if such Ongoing Clinical Trial Agreement or Ongoing Vendor Agreement had been assigned to BSC as of the Closing; provided, however, for the avoidance of doubt, that nothing contained herein shall preclude or restrict Elutia from terminating or modifying an Ongoing Clinical Trial Agreement solely to the extent such termination or modification (i) is approved prior to implementation by the applicable Governmental Authority (if applicable) and (ii) does not result in any additional liabilities or obligations under the applicable Ongoing Clinical Trial Agreement being transferred to a Buyer without such Buyer’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). From and after the date hereof, the Sellers will not amend, modify or terminate any Ongoing Clinical Trial Agreements without providing prior written notice to BSC and will not amend, modify or terminate any Ongoing Vendor Agreements without the prior written consent of BSC. The Sellers agree to take any further action as is reasonably necessary or desirable to carry out the purposes of this Section 7.8, including by executing a bill of sale and assignment and assumption agreement. “Ongoing Clinical Trial Agreement Transfer Condition” means, with respect to an Ongoing Clinical Trial Agreement, the earlier of (i) the date that the Sellers have completed the clinical trials or studies with respect to such Ongoing Clinical Trial Agreement if such Ongoing Clinical Trial Agreement remains in effect as of such date, and no obligations relating to such clinical trials or studies remain outstanding, in each case, as reasonably determined by BSC, or (ii) the date designated in writing by BSC to Elutia with respect to such Ongoing Clinical Trial Agreement.

Section 7.9           Exclusive Dealing.

(a)            From and after the Signing Date until the earlier of the Closing or termination of this Agreement pursuant to Article XI, no Seller will, nor will it authorize or permit any of its officers, directors, Affiliates or employees or any investment banker, attorney or other advisor or representative retained by it to, directly or indirectly, (i) solicit, initiate or induce the making, submission or announcement of any Acquisition Proposal, (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, (iii) engage in discussions with any person with respect to any Acquisition Proposal, except as to disclose the existence of these provisions, including in response to any initial unsolicited expression of an Acquisition Proposal, provided, that the receipt without response of an unsolicited interest of an Acquisition Proposal shall not by itself constitute a violation of this Section 7.9, (iv) endorse or recommend any Acquisition Proposal, or (v) enter into any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal. Each Seller will, and will cause its Affiliates and its and their respective officers, directors, Affiliates, employees, investment bankers, attorneys and other advisors and representatives to, immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding two sentences by any officer, director or employee of a Seller or any of its Affiliates or any investment banker, attorney or other advisor or representative of a Seller or any of its Affiliates shall be deemed to be a breach of this Section 7.9 by the Sellers.

(b)            In addition to the obligations of each Seller set forth in Section 7.9(a), each Seller as promptly as practicable shall advise the Buyers in writing of any Acquisition Proposal or of any request for non-public information or other inquiry which such Seller reasonably believes could lead to an Acquisition Proposal, the material terms and conditions of such Acquisition Proposal (to the extent known), and the identity of the person or group making any such request, inquiry or Acquisition Proposal. Each Seller agrees to keep the Buyers informed on a current basis of the status and details (including any material amendments or proposed amendments) of any such request, inquiry or Acquisition Proposal.

Article VIII
ADDITIONAL AGREEMENTS

Section 8.1           Consents. Each Seller shall use commercially reasonable efforts, and take any such actions reasonably requested by any Buyer, to minimize any adverse effect upon the Buyers and their Affiliates and their respective businesses resulting, or which could reasonably be expected to result after the Closing, from the failure to timely and properly deliver any third party notices or obtain any third party consent or approvals necessary for or triggered by the consummation of the transactions contemplated hereby (including from any Governmental Authority) prior to the Closing.

Section 8.2           Access to Information.

(a)            Following the Closing, upon reasonable notice, each Seller will provide to the Buyers (and their Representatives) full access to all employees and consultants of such Seller and all information, properties, books, records, contracts and documents which a Buyer may reasonably request regarding the CIED Business or the Acquired Assets which remain in the possession of such Seller or any of its Affiliates, and such Seller will furnish or cause to be furnished to the Buyers and their Representatives all such information as they may reasonably request. No investigation pursuant to this Section 8.2(a) shall affect any warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

(b)            Following the Closing, the Buyers shall, and shall cause their Affiliates to, afford to the Sellers reasonable access to the Books, Records, and Files included in the Acquired Assets and such cooperation and assistance as shall be reasonably required, in each case, to enable the Sellers and their Affiliates to comply with applicable Law, stock exchange rules, financial and tax reporting requirements and third-party litigation and insurance matters relating to the Acquired Assets or Excluded Liabilities solely to the extent relating to any period prior to the Closing. No investigation pursuant to this Section 8.2(b) shall affect any warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

(c)             Notwithstanding anything to the contrary contained in this Agreement, the Buyers and Sellers acknowledge and agree that Sellers and their Affiliates shall be entitled to (i) keep copies of any Books, Records, and Files included in the Acquired Assets and transferred to the Buyers in the Acquisition (“Transferred Books and Records”), any Business Employee Records transferred to the Buyers in the Acquisition (“Transferred Business Employee Records”), any Assumed Contracts transferred to the Buyers or any of their Affiliates in the Acquisition (“Transferred Contracts”) or any other documents or materials transferred to the Buyers as part of the Transferred Assets for operational, legal, Tax, regulatory or record-keeping purposes or in order to comply with applicable Laws, Sellers’ or their Affiliates’ internal policies and procedures as in effect on the date of this Agreement or any applicable contractual obligations under a Contract in effect on the date of this Agreement that is not a Transferred Contract, in each case, subject to the confidentiality obligations hereunder, (ii) redact or remove any information in any such Transferred Books and Records or any other documents or materials transferred to the Buyers as part of the Transferred Assets to the extent not related to the CIED Business or (iii) redact or remove any information in the Transferred Business Employee Records to the extent not relating to any Transferred Employee.

(d)            For a period of six (6) years from the Closing Date or such longer time as may be required by applicable Law, the Buyers agree to hold and not to destroy or dispose of the Transferred Books and Records. Following the expiration of such period, if a Buyer or any of its Affiliates desires to destroy or dispose of such Books, Records, and Files, solely upon written request of Sellers delivered within thirty (30) days prior to the expiration of such six-year period detailing the specific Transferred Books and Records, such Buyer shall offer to surrender such books and records to Sellers; provided, that such Buyer does not make a reasonable determination that providing such Transferred Books and Records would be adverse to the business of Buyers or any of their respective Affiliates.

Section 8.3           Public Announcements; Form 8-K Filings; Confidentiality.

(a)            Prior to the date hereof, Elutia has prepared and the Buyers have reviewed and approved (i) a draft Form 8-K announcing the parties entry into this Agreement, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated by this Agreement pursuant to Form 8-K (the “Transaction Form 8-K”), and (ii) a press release announcing the parties’ entry into this Agreement (the “Press Release”). On or promptly after the Signing Date, Elutia shall file the Transaction Form 8-K with the U.S. Securities and Exchange Commission.

(b)            Except as provided below, from and after the Signing Date until the Closing, neither Buyers nor Sellers nor any of their Representatives or Affiliates shall issue any press release or otherwise make any public statements with respect to this Agreement or the Acquisition and any related transactions without the prior written consent of the other parties to this Agreement, except (i) the Transaction Form 8-K and Press Release and (ii) as may be required by Law or the requirements of NASDAQ or the New York Stock Exchange; provided, that before issuing any such press release or otherwise making any such public statement as may be required by Law or the requirements of NASDAQ or the New York Stock Exchange, the party proposing to make such statement shall consult with the other parties to this Agreement and shall incorporate any reasonable comments from such parties with respect to such press release or public statement. Notwithstanding the foregoing, either party may make press releases or public statements that contain information that is consistent with Transaction Form 8-K and Press Release or any other previous press releases or public statements issued or made in accordance with this Section 8.3(b).

(c)             Each of the parties hereto acknowledges that the information provided to it in connection with this Agreement and the Acquisition and other transactions contemplated hereby is subject to the terms of the Confidentiality and Nondisclosure Agreement dated [***], between BSC and Elutia (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. The parties further acknowledge and agree that: (i) the Confidentiality Agreement shall remain in full force and effect and shall not be affected by the termination of this Agreement for any reason; and (ii) Section 15 of the Confidentiality Agreement is hereby amended such that BSC’s non-use and non-disclosure obligations under the Confidentiality Agreement shall continue in full force and effect for a period of two (2) years following any such termination of this Agreement. Effective upon, and only upon, the Closing, the Confidentiality Agreement will terminate. From and after the Closing Date, each Seller shall, and shall cause its Affiliates to, treat all information and Trade Secrets relating to the Products or the Acquired Assets as confidential, preserve the confidentiality thereof, not duplicate, disclose, or divulge to any Person such information or Trade Secrets, and not use such information or Trade Secrets for any reason or purpose whatsoever, and shall instruct their respective Representatives who have had access to or knowledge of such information or Trade Secrets to do the same, in each case, except to the extent that (i) disclosure of such information is required by applicable Law, in which case the applicable Seller shall, and shall cause its Affiliates to, disclose only such information as is so required to be disclosed by applicable Law, use reasonable best efforts to ensure the confidential treatment of any information disclosed pursuant to such applicable Law and, to the extent legally permissible, notify the Buyers prior to making any such required disclosure, or (ii) such information shall have entered the public domain other than by breach of this Agreement by any Seller or such Persons.

Section 8.4           Employee Matters.

(a)             Prior to the Closing, a Buyer or one of their Affiliates (the “Buyer Employer”) will offer each Business Employee set forth in Section 8.4(a) of the Seller Disclosure Schedule the option to apply for at-will employment with the Buyer Employer (collectively, the “Applicants”). Applicants may apply for employment with the Buyer Employer by (i) [***] and, if applicable, (ii) [***] required by the Buyer Employer in its sole discretion, within the time period required by the Buyers (collectively, the “Application Requirements”). The Sellers hereby agree to use its or their best efforts to allow any Applicant to complete the Application Requirements, including by allowing any Applicant to [***] required by the Buyer Employer at the time and place specified by the Buyer Employer.

(b)            On or prior to the Closing, Buyer Employer may, in its sole discretion, offer at-will employment to each Applicant who has completed the Application Requirements in accordance with Section 8.4(a) (collectively, the “Offered Employees”), with such at-will employment contingent upon the occurrence of the Closing. To avoid doubt, the Buyers and the Buyer Employer may decline to offer employment to any Applicant in its discretion. The Offered Employees who accept employment with the Buyer Employer by executing the offer letter, restrictive covenant agreement, and other documentation required by the Buyer Employer (the “New Hire Documents”) within the time period required by the Buyer Employer shall be referred to herein as the “Transferred Employees”. The Business Employees who are not offered employment with or who do not accept employment with the Buyer Employer shall be referred to herein as “Non-Transferred Employees”. The Sellers hereby consent to the hiring of any such Transferred Employees by the Buyer Employer and hereby waive any claims or rights any Seller may have against any Buyer, the Buyer Employer and any of their Affiliates or any such Transferred Employee under any non-competition, non-solicitation, confidentiality or employment agreement or otherwise.

(c)             On or prior to the Closing, the Buyer Employer shall identify to the Sellers those Transferred Employees, if any, whom the Buyer Employer would like the Sellers to retain on the Sellers’ payroll and benefits (the “Transitional Employees”) during a transitional period that shall last until December 31, 2025 unless any such Transitional Employees are earlier terminated at the Buyer Employer’s direction (the actual length of such transitional period, the “Employee Transition Period”). Any Transferred Employees who are not Transitional Employees shall be terminated by the Seller on the Closing Date. Any Transitional Employees shall be terminated by the Seller on the last day of the Employee Transition Period. Sellers agree to make Transitional Employees available to Buyer Employer, on a full-time and exclusive basis, throughout the Employee Transition Period (or, if a Transitional Employee resigns, the date of such Transitional Employee’s last day of employment), to provide Buyers and their Affiliates with continued services for and with respect to the CIED Business in substantially the same manner in which such Transitional Employee served the CIED Business, and on substantially the same terms and conditions of employment as applied to such Transitional Employee, prior to the Closing. During the Employee Transition Period, Buyer Employer and its Affiliates will have sole responsibility for determining the overall direction of the Transitional Employees and will be responsible for directing the daily work of the Transitional Employees in accordance with the Buyer Employer’s policies. All confidentiality, invention assignment, nonsolicitation, noncompetition, and other restrictive covenant obligations owed by the Transferred Employees to the Buyer Employer under the New Hire Documents will be in full force and effect during the Employee Transition Period. During the Employee Transition Period, Sellers will be responsible for (i) maintaining all employee benefits associated with each Transitional Employee on substantially the same terms and conditions as applied to such Transitional Employee prior to the Closing and (ii) bearing all costs associated with employing the Transitional Employees, including without limitation all salary, wages, and other compensation and benefits costs and related Taxes, which Sellers will invoice to Buyers on a monthly basis, with a final invoice sent promptly following the last day of the Employee Transition Period. Sellers and Buyer Employer agree to promptly provide the other with any other information that is reasonably requested for the purpose of administering the other’s obligations under this Section 8.4(c). For the avoidance of doubt, Buyers and their respective Affiliates will not be responsible for any costs associated with employing any Applicants or Offered Employees who are not offered or do not accept an offer of at-will employment by Buyer Employer prior to the Closing and such Applicants and Offered Employees will not provide services to the Buyers during the Employee Transition Period. Sellers agree not to terminate any Transitional Employee during the Employee Transition Period without the express written consent or direction of BSC, other than for Cause; provided, that the Sellers provide written notice to BSC of any termination for Cause prior to such termination or, if prior notice is not possible, within two (2) calendar days of any such termination for Cause. On December 31, 2025 (or earlier if requested by the Buyer Employer), Sellers shall terminate the employment of each Transitional Employee who remains employed by Sellers on such date, and Buyer Employer shall employ each such Transitional Employee as of such date.

(d)            Except as expressly provided in Section 8.4(c) of this Agreement, the Transition Services Agreement or Employee Lease Agreement (if applicable), Buyer Employer shall not have any Liability with respect to any (i) Transferred Employee with respect to Liability arising during such Transferred Employee’s employment by Sellers, whether on, prior to, or, solely with respect to the Transitional Employees, after the Closing Date or (ii) Non-Transferred Employees or former employees (including any Applicants or Offered Employees who are not Transferred Employees), consultants or retirees of the Sellers (including any Person currently covered by any Seller Employee Plan who is not a Transferred Employee), regardless of when such Liability arose or occurred (whether on, prior to or after the Closing Date). The Sellers shall be solely responsible for the payment of, and shall pay, all wages, salaries and other compensation and employee benefits (including any vacation pay, severance pay or benefits, notice pay, insurance, supplemental pension, deferred compensation, “stay” or other similar incentive bonuses, change-in-control bonuses (or other bonuses or compensation related in any way to the execution, delivery or performance of this Agreement), retirement and any other benefits, premiums, claims and related costs), to the extent, if any, of its liability for same, to any of the current employees, former employees, consultants, former consultants or retirees of the Sellers based on or arising under their employment or engagement with the Sellers before, on, and after the Closing. Except as expressly provided in Section 8.4(c) of this Agreement, the Transition Services Agreement or Employee Lease Agreement (if applicable), the Sellers shall retain and be solely responsible for all Excluded Employee Liabilities.

(e)             Immediately at the Closing, Sellers shall assign to Buyer Employer, and Buyer Employer shall assume, Sellers’ interest in all Contracts between any Seller and the Business Contingent Workers, including without limitation any consulting, non-competition, non-solicitation, or confidentiality agreements between any Seller and the Business Contingent Workers. Sellers hereby agree to use their commercially reasonable best efforts to deliver to Buyer Employer prior to Closing each Business Contingent Worker’s written consent to assign Sellers’ rights under the Contract, in a form provided by the Buyer (the “Assignment Consent”). Immediately prior to Closing, Sellers hereby agree to terminate any Contract with any Business Contingent Worker who does not sign an Assignment Consent, provided that any post-engagement confidentiality, non-solicitation, noncompetition or other restrictive covenants shall be expressly preserved. Buyer Employer shall not have any Liability with respect to any Business Contingent Worker who does not sign an Assignment Consent prior to Closing, including any payments or Liabilities associated with the termination of any Contract with any such Business Contingent Worker. The Sellers hereby consent to the engagement of any such Business Contingent Workers by the Buyer Employer and hereby waive any claims or rights any Seller may have against any Buyer, the Buyer Employer and any of their Affiliates or any such Business Contingent Worker under any consulting, non-competition, non-solicitation, or confidentiality agreement or otherwise.

(f)              Nothing in this Agreement shall (i) confer upon any Applicant, Offered Employee, Transferred Employee, Non-Transferred Employee, Business Contingent Worker, or upon any legal representative or such employee or Business Contingent Worker, any rights or remedies, including any right to continue in the employ or service of the Buyer Employer or any of its Affiliates for any specified period, of any nature or kind whatsoever under or by reason of this Agreement, or (ii) interfere with or restrict in any way the rights of the Buyer Employer, which rights are hereby expressly reserved, including the right to discharge or terminate the services of any Transferred Employee at any time for any reason whatsoever, with or without Cause. Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 8.4(f) shall be deemed to create any third party rights in any current or former employee, director, Business Contingent Worker, or other service provider of the Buyers, the Buyer Employer, the Sellers or any of their respective Affiliates (or any beneficiaries or dependents thereof).

(g)            Neither Buyer nor any of their Affiliates will contribute to any Employee Benefit Plan or other compensation or benefit plan or agreement of the Sellers or any of their Affiliates. Neither Buyer nor any of their Affiliates will assume sponsorship of, nor will they adopt as a participating company in, any Employee Benefit Plan or other compensation or benefit plan or agreement of the Sellers or any of their Affiliates or any part thereof.

Section 8.5           Further Assurances.

(a)            In case, at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement, (i) each of the parties to this Agreement will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, at the sole cost and expense of the requesting party (unless otherwise specified herein), and (ii) the proper officers and directors of each party to this Agreement shall use their commercially reasonable best efforts to take all such action and shall refrain from taking any actions which would be contrary to, inconsistent with or against, or would frustrate the essential purposes of, the transactions contemplated by this Agreement.

(b)            To the extent any Assumed Contract is not capable of being assigned, transferred, subleased or sublicensed to the Buyers or their designated Affiliates without the consent or waiver of the issuer thereof or a party thereto or any third party, including a Governmental Authority, the applicable Seller agrees to (i) continue to be bound thereby pending assignment to the Buyers or their designated Affiliates, (ii) at the direction and expense of the Buyers, pay, perform and discharge fully all of its obligations thereunder, (iii) use commercially reasonable efforts to obtain such consents and waivers and to obtain any other consents and waivers necessary to assign, convey, settle, deliver and transfer the Assumed Contract, and (iv) without further consideration therefor, pay, assign and remit to the applicable Buyer or its designated Affiliates promptly upon receipt all monies, rights and other consideration received in respect of such Assumed Contract, and otherwise cooperate with the Buyers in all respects to provide that the applicable Buyer or its designated Affiliates shall otherwise receive the interest of such Seller in the benefits under any such Assumed Contract, including performance by such Seller, acting through the employees of the Buyers or their designated Affiliates without cost to such Seller, as agent for the Buyers or their designated Affiliates. To the extent transferable, the applicable Seller shall provide the applicable Buyer or its designated Affiliates with all of the benefits of such Assumed Contract and such Buyer or its designated Affiliates shall assume the liabilities and obligations thereunder (solely to the extent that such liabilities or obligations would constitute Assumed Liabilities if such Assumed Contract had been transferred to such Buyer at the Closing) and this Agreement shall not constitute an assignment, transfer, sublease or sublicense thereof, or an attempted assignment, transfer, sublease or sublicense thereof unless and until such consents and waivers to the assignment, transfer, sublease or sublicense have been properly obtained.

(c)            If at any time following the Closing, it is discovered that any Acquired Asset which should have been transferred to the Buyers or their designated Affiliates pursuant to the terms of this Agreement was not transferred to or assumed by the Buyers or their designated Affiliates as contemplated by this Agreement, then the Sellers shall, without further consideration therefor, promptly transfer, assign or convey or cause their respective Affiliates to transfer, assign or convey such Acquired Asset to the Buyers or their designated Affiliates.

Section 8.6           Insurance Matters. Each Seller agrees that with respect to acts, omissions, events or circumstances relating to the Products or the Acquired Assets that occurred or existed prior to the Closing and that are covered by third party occurrence-based insurance policies under which the Acquired Assets are insured on or prior to the Closing, the Buyers may, from and after the Closing, make claims under such occurrence-based policies subject to the terms and conditions of such policies and this Agreement; provided, that except as otherwise provided by this Agreement, the Buyers shall bear, and the Sellers shall not have any obligation to repay or reimburse the Buyers for, the amount of any deductibles, self-insured retentions and other out-of-pocket expenses incurred in connection with such claims under such occurrence-based policies.

Section 8.7           Intellectual Property Matters.

(a)             Each Buyer hereby covenants and agrees that it shall use commercially reasonable efforts to as promptly as reasonably practicable after the Closing, and in any event no later than eighteen (18) months (the “Cut-Over Period”), revise sales and product literature, packaging and labeling to delete all references to the Seller Marks; provided, however, that during the Cut-Over Period and for a period of three (3) months from the end of the Cut-Over Period (the “Transitional Period”), the Buyers may continue to distribute sales and product literature, and market, distribute, import, export and sell any Inventory and any Products manufactured by the Buyers that use any of the Seller Marks, addresses or phone numbers to the extent that such sales and product literature and Inventory or Products exist on the Closing Date or are manufactured within the relevant Cut-Over Period substantially consistent with the past practices of Sellers. Subject to the Buyers’ compliance with the terms and conditions set forth in this Section 8.7(a), effective upon the Closing Date, Sellers, on behalf of themselves and their applicable Affiliates, hereby grant to each Buyer a limited, non-exclusive, non-transferable, non-sublicensable (except any Buyer may grant sublicenses to any Affiliate of the Buyers, provided, that the applicable Buyer notifies Sellers in advance and in writing and such Buyer remains primarily liable and responsible for all acts and omissions of such sublicensee), royalty-free, paid up right and license, during the Cut-Over Period and Transitional Period, to use the Seller Marks solely in connection with the manufacture, distribution, marketing and sale of the Products in the conduct of the CIED Business in the ordinary course of business and substantially consistent with past practice of any Seller prior to the Closing Date. In no event shall any Buyer use any Seller Marks, addresses or phone numbers after the Closing Date in any manner or for any purpose materially different from the use of such Seller Marks, addresses or phone numbers by the CIED Business during the one hundred and eighty- (180)-day period preceding the Closing Date. As between the Parties, Sellers are the sole and exclusive owner of all right, title and interest in and to the Seller Marks and all rights related thereto and goodwill associated therewith, and all uses of the Seller Marks and the goodwill arising therefrom shall inure solely to the benefit of Sellers or such Affiliate of Sellers. Any use by the Buyers or any of the Buyers’ sublicensees of any of the Seller Marks during the time periods referred to in this Section 8.7(a) shall be substantially consistent with the form and manner, and standards of quality, of those in effect by Sellers and their applicable Affiliates with respect thereto during the one hundred and eighty- (180)-day period preceding the Closing Date. Sellers shall have the right upon reasonable request, during the Transitional Period, to appoint a third-party independent auditor reasonably acceptable to the Buyers to verify and exercise reasonable quality control with respect to the Buyers’ and the Buyers’ sublicensees’ use of the Seller Marks as provided in this Section 8.7(a), in a reasonable manner, during normal business hours and upon reasonable advance notice; provided, however, that such access does not unreasonably disrupt the normal operations of the Buyers or the CIED Business. The Buyers shall have the right to require such third-party independent auditor to execute a reasonable confidentiality agreement prior to commencing such audit.

(b)            Except solely as set forth in this Section 8.7, during the Transitional Period, Buyers shall cease, and shall cause their Affiliates to cease, making any use (in any form or manner or for any purpose) of any Seller Marks, including, for the avoidance of doubt, any marks that contain or comprise any Seller Marks, including as part of any Buyer’s name, Internet domain name or social media handle. Except as expressly provided in this Section 8.7, from and after the Closing Date, the Buyers shall not, and shall cause each of their Affiliates to not, hold themselves out as having any affiliation with Sellers or any of their Affiliates.

(c)            Notwithstanding the foregoing, Buyers shall have the right, upon provision of prior written notice to Elutia, to extend the Cut-Over Period and the Transitional Period for an additional six (6) months in the event either Buyer determines in good faith that such extension is reasonably necessary for regulatory purposes, product quality purposes or similar purposes.

Article IX
Tax Matters

Section 9.1         Cooperation. The Buyers and the Sellers agree to use commercially reasonable efforts to furnish or cause to be furnished to the other, upon request, as promptly as practicable, such information and assistance relating to the Acquired Assets, the Products or the CIED Business, including access to books and records, as is reasonably necessary for the filing of all Tax Returns by the Buyers or the Sellers, the making of any election relating to Taxes, the preparation for any audit by any taxing authority and the prosecution or defense of any claim, suit or proceeding relating to any Tax. The Buyers and the Sellers shall retain all books and records with respect to Taxes pertaining to the Acquired Assets, the Products or the CIED Business for a period of at least seven (7) years following the Closing Date. The Buyers and the Sellers shall cooperate fully with each other in the conduct of any audit, litigation or other proceeding relating to Taxes involving the Acquired Assets, the Products or the CIED Business or the Allocation.

Section 9.2         Payment of Property Taxes. The Sellers shall be liable for and shall promptly pay when due all Property Taxes levied with respect to the Acquired Assets, the Products and the CIED Business attributable to a Tax period (or portion of a Tax period) ending on the Closing Date, and the Buyers shall be liable for and shall promptly pay when due all Property Taxes levied with respect to the Acquired Assets, the Products and the CIED Business attributable to a Tax period (or portion of a Tax period) beginning after the Closing Date. Upon receipt of any bill for Property Taxes or other Taxes, the Buyers or the Sellers, as applicable, shall present a statement to the other setting forth the amount of reimbursement to which each is entitled under this Section 9.2 together with such supporting evidence as is reasonably necessary to calculate the proration amount. The proration amount shall be paid by the party owing it to the other within ten (10) days after delivery of such statement. In the event that the Buyers or any of the Sellers makes any payment for which it is entitled to reimbursement under this Section 9.2, the applicable party shall make such reimbursement promptly but in no event later than ten (10) days after the presentation of a statement setting forth the amount of reimbursement to which the presenting party is entitled along with such supporting evidence as is reasonably necessary to calculate the amount of reimbursement.

Section 9.3         Transfer Taxes. All transfer, stamp, gross receipts, documentary, excise, use, registration, recordation value-added and other similar Taxes or fees (including all applicable real estate transfer Taxes) incurred in connection with this Agreement (“Transfer Taxes”) will be borne 50% by the Sellers, on the one hand, and 50% by the Buyers. The Sellers shall prepare and file, or cause to be prepared and filed, any Tax Return with respect to any Transfer Tax and shall cause each such Tax Return to be delivered to the Buyers for the Buyers’ review and comment at least ten (10) days prior to the due date for such Tax Return (taking into account all extensions properly obtained). The Sellers shall make such revisions to such Tax Returns as may be reasonably requested by the Buyers, the Buyers shall join in the execution of any such Tax Return if required by applicable Law and the parties shall, as reasonably requested, cooperate in good faith with each other in connection with the preparation and filing of any such Tax Returns to permit any such Transfer Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure, and to obtain any exemption or refund of any such Transfer Tax. To the extent that any Transfer Taxes are required by applicable Law to be paid by either any Buyer or any Seller, the non-paying party shall, upon notice from the paying party, promptly reimburse the paying party for fifty percent (50%) of such total amount paid by the paying party.

Article X
CLOSING CONDITIONS

Section 10.1       Conditions to the Obligations of Each Party. The obligations of the Sellers and the Buyers to consummate the Acquisition are subject to the satisfaction or mutual written waiver of each of the following conditions:

(a)            no Order shall have been entered, issued or enforced by any court of competent jurisdiction which (i) prohibits consummation of the Acquisition, (ii) imposes any criminal sanctions or Liability on any Buyer, any Seller or any of their respective Affiliates in connection with the Acquisition or (iii) would result in the Acquisition being rescinded following consummation;

(b)            there shall be no Law enacted, entered and enforced after the date hereof or deemed applicable to the Acquisition (i) seeking to prevent, delay, make illegal, restrain or otherwise interfere with the consummation of the Acquisition or (ii) that would substantially deprive the Buyers or the Sellers of any of the anticipated material benefits of the Acquisition, taken as a whole; and

(c)            (i) all actions by or in respect of or filings with any Governmental Authority set forth on Schedule 10.1(c) shall have been obtained and (ii) all other actions by or in respect of or filings with any Governmental Authority required to permit the consummation of the Acquisition in accordance with the terms hereof shall have been obtained (other than those actions or filings which, if not obtained or made prior to the consummation of the Acquisition, would not have a Seller Material Adverse Effect prior to or after the Closing or a Buyer Material Adverse Effect after the Closing or be reasonably likely to subject any Seller, any Buyer or any of their respective Subsidiaries or any of their respective officers or directors to substantial penalties or criminal Liability).

Section 10.2       Conditions to the Obligations of the Buyers. The obligations of the Buyers to consummate the Acquisition are subject to the satisfaction of the following further conditions (any one of which may be waived in whole or in part by the Buyers in their sole discretion by giving written notice to the Sellers):

(a)            each of the covenants and obligations that any Seller is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects;

(b)            there shall be no Action pending against any Buyer, any Seller or any of their respective Affiliates by any Governmental Authority (i) seeking to enjoin or make illegal, delay or otherwise restrain or prohibit the consummation of the Acquisition; (ii) that would result in the Acquisition being rescinded following consummation; (iii) seeking material damages in connection with the Acquisition; (iv) seeking to compel any Buyer or any Seller to dispose of or hold separate any Acquired Assets as a result of the Acquisition; or (v) seeking to impose any criminal sanctions or Liability on any Buyer, any Seller or any of their respective Affiliates in connection with the Acquisition;

(c)            no Seller Material Adverse Effect shall have occurred or been discovered by the Buyers since the Signing Date;

(d)            the Sellers shall have completed the activities set forth on Schedule 10.2(d) hereto;

(e)            the Sellers shall have executed (to the extent applicable) and delivered or caused to be executed (to the extent applicable) and delivered to the Buyers all closing deliveries required to be delivered by the Sellers to the Buyers as set forth in Section 4.2(a);

(f)            BSC shall have entered into each of the Contracts set forth on Schedule 10.2(f), in each case on terms reasonably satisfactory to the Buyers; and

(g)            [***].

Section 10.3       Conditions to the Obligations of the Sellers. The obligations of the Sellers to consummate the Acquisition are subject to the satisfaction of the following further conditions (any one of which may be waived in whole or in part by the Sellers in their sole discretion by giving written notice to the Buyers):

(a)            each of the covenants and obligations that the Buyers are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects; and

(b)            the Buyers shall have executed (to the extent applicable) and delivered or caused to be executed (to the extent applicable) and delivered to the Sellers all closing deliveries required to be delivered by the Buyers to the Sellers as set forth in Section 4.2(b).

Article XI
TERMINATION

Section 11.1       Termination. This Agreement may be terminated and the Acquisition abandoned at any time prior to the Closing:

(a)            by duly authorized mutual written consent executed by each of the Buyers and each of the Sellers;

(b)            by BSC (on behalf of the Buyers) or by Elutia (on behalf of the Sellers), in either case by written notice to the other, if the Closing shall not have occurred before the day that is four (4) months following the Signing Date (the “Termination Date”); provided, however, that (i) in the event that a Person (including any Governmental Authority) other than any Buyer or any Seller has sought an Order, stay, decree, judgment or temporary or permanent injunction which is intended to prevent or prohibit consummation of the Acquisition, the Termination Date shall also be automatically delayed, without any further action of the parties, until a date no later than ten (10) Business Days after such Order, stay, decree, judgment or injunction is finally issued or denied, without appeal, and (ii) the right to terminate this Agreement under this Section 11.1(b) shall not be available to (A) the Buyers in the event that the failure of the Closing to occur on or before such date arises out of or is related to the failure of the Buyers to fulfill any obligation under this Agreement, and (B) the Sellers in the event that the failure of the Closing to occur on or before such date arises out of or is related to the failure by any Seller to fulfill any of its obligations under this Agreement;

(c)            by BSC (on behalf of the Buyers) or by Elutia (on behalf of the Sellers), in either case by written notice to the other, if there shall be any Law that makes consummation of the Acquisition illegal or otherwise prohibited or if any court of competent jurisdiction or Governmental Authority shall have issued an Order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Acquisition and such Order, decree, ruling or other action shall have become final and non-appealable;

(d)            by BSC (on behalf of the Buyers), by giving written notice to Elutia at any time prior to the Closing in the event that any Seller has given the Buyers any notice pursuant to Section 7.4, if the breach or breaches described in such notice would, individually or in the aggregate, render any condition to the Acquisition contained in Section 10.1 or Section 10.2 hereof impossible of being satisfied;

(e)            by Elutia, by giving written notice to BSC at any time prior to the Closing in the event that BSC has given Elutia any notice pursuant to Section 7.4, if the breach or breaches described in such notice would, individually or in the aggregate, render any condition to the Acquisition contained in Section 10.1 or Section 10.3 hereof impossible of being satisfied;

(f)            by BSC (on behalf of the Buyers), by giving written notice to Elutia if (i) any warranty of the Sellers contained in this Agreement shall be inaccurate or shall have been breached as of the Signing Date, or shall have become inaccurate or shall be breached as of a date subsequent to the Signing Date (as if made on such subsequent date); or (ii) any of the covenants or obligations of any Seller contained in this Agreement shall have been breached in any material respect; provided, however, that if an inaccuracy in or breach of any warranty of the Sellers as of a date subsequent to the Signing Date or a breach of a covenant by any Seller is curable by the same through the use of commercially reasonable efforts during the 30-day period after any Buyer notifies Elutia in writing of the existence of such inaccuracy or breach (the “Seller Cure Period”), then the Buyers may not terminate this Agreement under this Section 11.1(f) as a result of such inaccuracy or breach prior to the expiration of the Seller Cure Period, provided the applicable Seller, during the Seller Cure Period, continues to exercise commercially reasonable efforts to cure such inaccuracy or breach (it being understood that the Buyers may not terminate this Agreement pursuant to this Section 11.1(f) if any Buyer is in material breach of this Agreement or if such breach by a Seller is cured such that such conditions would then be satisfied); or

(g)            by Elutia (on behalf of the Sellers), by giving written notice to BSC, if: (i) any warranty of the Buyers contained in this Agreement shall be inaccurate or shall have been breached as of the Signing Date, or shall have become inaccurate or shall be breached as of a date subsequent to the Signing Date (as if made on such subsequent date); or (ii) any of the Buyers’ covenants contained in this Agreement shall have been breached in any material respect; provided, however, that if an inaccuracy in or breach of any warranty of the Buyers as of a date subsequent to the Signing Date or a breach of a covenant by the Buyers is curable by the same through the use of commercially reasonable efforts during the 30-day period after Elutia notifies BSC in writing of the existence of such inaccuracy or breach (the “Buyer Cure Period”), then Elutia may not terminate this Agreement under this Section 11.1(g) as a result of such inaccuracy or breach prior to the expiration of the Buyer Cure Period, provided the applicable Buyer, during the Buyer Cure Period, continues to exercise commercially reasonable efforts to cure such inaccuracy or breach (it being understood that the Sellers may not terminate this Agreement pursuant to this Section 11.1(g) if any Seller is in material breach of this Agreement or if such breach by a Buyer is cured such that such conditions would then be satisfied).

Section 11.2       Effect of Termination.

(a)            Except as provided in Section 11.1 hereof, in the event of the termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void, there shall be no Liability under this Agreement on the part of any Buyer or any Seller or any of their respective officers, directors, or stockholders, and all rights and obligations of any party hereto shall cease, except for liabilities arising from a breach of this Agreement prior to such termination; provided, that the provisions of this Article XI and Section 8.3, Article XII and Article XIII shall survive the termination of this Agreement for any reason. The parties’ obligations under the Confidentiality Agreement shall survive termination of this Agreement unchanged.

(b)            Each party acknowledges that the agreements contained in this Section 11.2 are an integral part of the Acquisition and that, without these agreements, the parties hereto would not enter into this Agreement.

Article XII
INDEMNIFICATION, LIMITATIONS OF LIABILITY AND CONDUCT OF CLAIMS

Section 12.1       Indemnification by the Sellers.

From and after the Closing, the Sellers will, jointly and severally, indemnify, defend and hold harmless the Buyers and their Affiliates and each of their respective Representatives and successors and assignees (collectively, the “Buyer Indemnified Parties”) from and against any and all Damages actually suffered or incurred by a Buyer Indemnified Party on or after the Closing Date to the extent that such Damages directly or indirectly relate to or arise out of, in connection with, with respect to or by virtue of any of the following matters:

(a)            a breach of any representation or warranty made by any Seller contained in this Agreement or any other Transaction Document;

(b)            a breach of any covenant or agreement contained in this Agreement or any other Transaction Document by any Seller;

(c)            regardless of any disclosure on the Seller Disclosure Schedule, by virtue of the business or operations of any Seller or any of their Affiliates up to and including the Closing Date, including any of the matters listed in Schedule 12.1(c) hereto (collectively, the “Known Claims”);

(d)            the Excluded Liabilities;

(e)            the Excluded Assets;

(f)            the bulk sales laws of any jurisdiction in connection with the transactions contemplated by this Agreement (in view of such indemnification obligation the Buyers hereby waive the Sellers’ compliance with any such bulk sales laws as a condition to the Closing hereunder);

(g)            any Action initiated by a current or former shareholder of the Sellers relating to the transactions contemplated by this Agreement;

(h)            any claims relating to Fraud or intentional misconduct or willful breaches of this Agreement or the other Transaction Documents (the “Bad Actor Claims”); or

(i)            (A) the payment (or non-payment) of the Transitional Employees’ salaries or wages, the provision (or non-provision) of benefits to the Transitional Employees, any termination of the Transitional Employees’ employment (other than at the direction of BSC) or tax withholding, and any remittance to the appropriate tax authorities for services that the Transitional Employees provide to Buyer Employer or its Affiliates, in each case during the Employee Transition Period, (B) any claims relating to Contracts between the Transitional Employees and Sellers, whether or not arising out of or related to any termination of the Transitional Employees’ employment at the direction of BSC; and (C) the violation by any Seller of any applicable federal, state, or local law related to the employment of the Transitional Employees during the Employee Transition Period.

Section 12.2       Indemnification by the Buyers.

From and after the Closing, the Buyers will, jointly and severally, indemnify, defend and hold harmless the Sellers and their Affiliates and each of their respective Representatives and successors and assignees (collectively, the “Seller Indemnified Parties” and each, a “Seller Indemnified Party”) from and against any and all Damages actually suffered or incurred by a Seller Indemnified Party on or after the Closing Date to the extent that such Damages directly or indirectly relate to or arise out of, in connection with, with respect to or by virtue of any of the following matters:

(a)            a breach of any representation or warranty made by any Buyer contained in this Agreement or any other Transaction Document;

(b)            a breach of any covenant or agreement contained in this Agreement or any other Transaction Document by any Buyer;

(c)            the Acquired Assets to the extent arising out of or related to the operation of the CIED Business on or after the Effective Time;

(d)            the violation by any Buyer Employer or its Affiliates of any applicable federal, state, or local law related to the leased employment of the Transferred Employees during the Employee Transition Period; or

(e)            the Assumed Liabilities.

Section 12.3       Claim Procedures.

(a)            In the event that a Buyer Indemnified Party or a Seller Indemnified Party (each, an “Indemnified Party”) desires to make a claim against another party hereto (the “Indemnifying Party”, which term includes all Indemnifying Parties if more than one, in connection with any third-party Action at any time instituted against or made upon it for which it may seek to bring a claim hereunder (a “Third-Party Claim”)), the Indemnified Party will promptly notify the Indemnifying Party of such Third-Party Claim and of its claims with respect thereto; provided, that failure to promptly give such notice will not relieve the Indemnifying Party of its obligations under this Section 12.3, except to the extent, if any, that the Indemnifying Party has actually and materially been prejudiced thereby.

(b)            Subject to paragraph (e) below, the Indemnifying Party will, upon its written confirmation of its obligation to indemnify the Indemnified Party in full on a dollar-for-dollar (and, for the avoidance of doubt, without regard to any limitation in Section 12.5 hereof) with respect to such Third-Party Claim, have the right to assume the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party by written notice to the Indemnified Party within twenty (20) days after the Indemnifying Party has received notice of the Third-Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve its rights in this regard; and, provided further, that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim.

(c)            The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party unless the judgment or proposed settlement (i) includes an unconditional release of all Liability of each Indemnified Party with respect to such Third-Party Claim, (ii) involves only the payment of money damages that are fully covered by the Indemnifying Party (including amounts deemed to be paid by the Sellers pursuant to Section 12.4 by distribution of amounts to any Buyer from the Escrowed Funds or by set-off against any Post-Closing Adjustment Amount payable to the Sellers which are due and payable by the Buyers), and (iii) does not enjoin or otherwise restrain the Indemnified Party or impose an injunction or other equitable relief upon the Indemnified Party or subject the Indemnified Party to criminal Liability. So long as the Indemnifying Party has assumed and is conducting the defense of the Third-Party Claim in accordance with Section 12.3(b) above the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably conditioned, withheld or delayed by the Indemnifying Party).

(d)            In the event that the Indemnifying Party fails to assume or has no further right to conduct the defense of a Third-Party Claim in accordance with Section 12.3(b) above, (i) the Indemnified Party may defend against the Third-Party Claim in any manner it reasonably may deem appropriate and consent to the entry of any judgment or enter into any settlement with respect to, such Third-Party Claim (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith); provided, however, that, subject to the rights of the Indemnified Party above, the Indemnifying Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim, (ii) the Indemnifying Party will remain responsible for any Damages the Indemnified Party may suffer as a result of such Third-Party Claim to the extent subject to indemnification under this Article XII, and (iii) the Buyer Indemnified Parties shall retain all remedies to which they are entitled under this Article XII (including recovery against the Escrowed Funds and set-off against any Post-Closing Adjustment Amount payable to the Sellers).

(e)            Notwithstanding the foregoing, the Buyers shall have the right, at their discretion, to be responsible for the prosecution, defense and settlement of (i) all matters relating to the Known Claims, any Product Liability Claims, and any other claims for which Buyers are entitled to indemnity under Section 12.1 based upon or relating to Intellectual Property of any Person, (ii) any Third-Party Claim in which the Indemnifying Party has a conflict of interest, (iii) any Third-Party Claim made by a Governmental Authority, (iv) any Third-Party Claim that involves a customer of the CIED Business and the final determination of such Third-Party Claim could, in the reasonable discretion of the Buyers, have an adverse impact on the CIED Business, and (v) any Third-Party Claim if such Third-Party Claim seeks injunctive relief, specific performance, or other equitable relief from, or seeks to impose any criminal penalty, fine or other sanction on, the Indemnified Party (the matters described in clauses (i), (ii), (iii), (iv) and (v), collectively, the “Buyer-Handled Claims”). The Buyers shall pursue in good faith the prosecution, defense or settlement of all Buyer-Handled Claims, through counsel of its selection, until such time, if any, that the Buyers shall elect not to pursue indemnification with respect to such Third-Party Claim. The Buyers shall permit Elutia (on behalf of the Sellers), upon its reasonable request, to participate in the process of any settlement or other resolution of any Buyer-Handled Claims until such time, if any, that the applicable Buyer Indemnified Party shall elect not to pursue indemnification with respect to such Third-Party Claim; provided, however, that the Buyers shall be entitled to settle, control, compromise or otherwise dispose of Buyer-Handled Claims in their sole discretion and without obtaining the consent of the Sellers. The Sellers will remain responsible for any Damages of the Buyer Indemnified Parties as a result of such Buyer-Handled Claims to the extent subject to indemnification under this Article XII, and the Buyer Indemnified Parties shall retain all remedies to which they are entitled under this Article XII (including recovery against the Escrowed Funds and set-off against any Post-Closing Adjustment Amount payable to the Sellers).

Section 12.4       Payment of Claims. In the event of any bona fide claim hereunder, the Indemnified Party will notify the Indemnifying Party of such claim in writing as soon as reasonably practicable. With respect to liquidated claims for Damages, if within thirty (30) days the Indemnifying Party has not contested such claim in writing, the Indemnifying Party will pay the full amount thereof, subject to the limitations set forth in Section 12.5 and except as set forth in the following sentence of this Section 12.4, within ten (10) days after the expiration of such period. In order to satisfy any payment obligations of the Sellers with respect to any claim pursuant to this Article XII, the Buyer Indemnified Parties shall have the right to recover Damages: (a) first (i) from the Escrowed Funds subject to the terms of the Escrow Agreement, to the extent available, and (ii) by offsetting against any Post-Closing Adjustment Amount payable to the Sellers (whether or not then required to be paid), or through a combination of the methods specified in the foregoing clauses (i) and (ii); and (b) subject to the limitations herein, if the amount of such Damages exceeds the amounts available pursuant to clause (a) above, directly against the Sellers, subject to any applicable limitations set forth herein on the amount of any such recoverable Damages. Without limiting the foregoing, in addition to the individual obligations of each Seller set forth herein, the ability of the Buyers to recover any Damages under this Article XII shall represent an express contract right to recover against the Escrowed Funds and to offset against any payments owed by the Buyers to the Sellers pursuant to this Agreement, if any, and nothing in this Article XII shall be deemed to require any Buyer to obtain jurisdiction over any Seller, or pursue any process in connection therewith beyond that expressly required by the terms of this Article XII. The Buyer Indemnified Parties’ rights of recovery hereunder are severable and distinct; provided, that in no event shall any Buyer Indemnified Party be entitled to recover the same Damages more than once under all of such sections.

Section 12.5       Limitations of Liability and Calculation.

(a)            Threshold. No Indemnifying Party shall be liable for any Warranty Claim unless and until the applicable Indemnified Parties have incurred, as to all Warranty Claims by such Indemnified Parties, Damages in excess of [***] (the “Basket Amount”), in which case such Indemnified Parties shall have the right to payment of all such Losses that are in excess of the Basket Amount. Notwithstanding anything to the contrary in this Section 12.5, the threshold limits imposed by this Section 12.5(a) shall not apply to any Damages arising out of or in connection with any Claim other than a Warranty Claim.

(b)            Maximum Liability. The parties specifically agree that, notwithstanding any provision of this Agreement to the contrary, (i) the maximum aggregate Liability of the Sellers or the Buyers (as applicable) for any Warranty Claim (other than Bad Actor Claims) under this Agreement will not exceed the Escrow Amount; (ii) the maximum aggregate Liability of the Sellers or the Buyers (as applicable) for any Special Claims and any claims for breaches of any Fundamental Warranties (other than claims for Fraud) will not exceed the Base Purchase Price; and (iii) the maximum aggregate Liability of the Sellers or the Buyers (as applicable) for any Fundamental Excluded Claims and Fraud claims, in each case, shall be uncapped.

(c)            Time Limit. All warranties of the Buyers or the Sellers in this Agreement or in any document, certificate or other instrument delivered by any such parties under this Agreement, and the obligations of the parties with respect thereto, shall survive the Closing and shall expire on, and no Indemnifying Party will be liable for any Damages hereunder with respect to a breach of such warranties unless a written notice of a Warranty Claim is given by the Indemnified Party to the Indemnifying Party with respect thereto prior to, the twelve (12) anniversary of the Closing Date. All Fundamental Warranties shall survive for six (6) years, except Fundamental Warranties relating to Section 5.9 (Taxes), shall survive for the statute of limitations with respect to the applicable underlying subject matter. Subject to the foregoing, all other covenants, agreements and indemnities of the parties contained in this Agreement will survive the Closing indefinitely in accordance with their terms. Notwithstanding the foregoing, if at any time prior to the applicable expiration date set forth above any Indemnified Party delivers a written notice to the Indemnifying Party, then such Claim asserted by such Indemnified Party shall survive until such time as such Claim is fully and finally resolved. Notwithstanding the foregoing, nothing contained herein shall be deemed to limit any Buyer Indemnified Party’s ability to make a claim for Fraud or any intentional misconduct or willful breach against any Seller.

(d)            Materiality. Notwithstanding anything in this Agreement to the contrary, for purposes of determining whether any representation or warranty has been breached, or is otherwise not true, and the amount of Damages arising therefrom, each representation and warranty in this Agreement (and Schedules and Exhibits hereto or certificates delivered herewith) and in any Transaction Document shall be read without regard and without giving effect to the terms or phrases “material,” “in all material respects,” “Material Adverse Effect,” or similar words or phrases contained in such representation or warranty (as if such words or phrases were deleted from such representation and warranty), except in the case of the use of the defined terms “Seller Material Adverse Effect” and “Material Contract”.

(e)            Insurance. Notwithstanding anything to the contrary set forth herein, nothing in this Agreement, including any periods of survival with respect to the representations, warranties and covenants set forth herein, shall in any way require any Buyer Indemnified Party to be first paid for a claim under any insurance policy before seeking recourse against any Seller.

(f)            Exclusive Remedy. Except (i) with respect to claims for Fraud or any intentional misconduct or willful breach of this Agreement, (ii) as set forth in Section 3.2, and (iii) equitable remedies pursuant to Section 13.5, from and after the Closing, the rights of the Buyer Indemnified Parties under this Article XII shall be the sole and exclusive remedies of the Buyer Indemnified Parties for monetary damages with respect to Claims arising under this Agreement.

Section 12.6       Tax Treatment. Any payment made pursuant to this Article XII shall be treated as an adjustment to the Purchase Price for U.S. federal (and applicable state and local) income Tax purposes.

Article XIII
GENERAL PROVISIONS

Section 13.1       Notices

. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly made or given when personally delivered, mailed by first class mail, return receipt requested, or delivered by express courier service or via electronic mail (without the sender receiving evidence of non-delivery) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 13.1):

if to the Buyers:

Boston Scientific Corporation
300 Boston Scientific Way
Marlborough, Massachusetts 01752
Attention: Chief Corporate Counsel
Email: legalnotices@bsci.com

with a copy to (which shall not constitute notice):

Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
E-mail: MMcGrail@goodwinlaw.com; TOCallaghan@goodwinlaw.com
Attention: Michael McGrail; Trey O’Callaghan

if to the Sellers:

Elutia Inc.
20 Firstfield Road

Gaithersburg, Maryland 20878
Attention: Jeff Hamet
Email: JHamet@elutia.com

with a copy to:

Kilpatrick Townsend & Stockton LLP
1100 Peachtree Street N.E., Suite 2800

Atlanta, Georgia 30309
Attention: Mick Cochran
Email: MCochran@ktslaw.com

Section 13.2       Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of applicable law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Acquisition is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Acquisition be consummated as originally contemplated to the fullest extent possible.

Section 13.3       Entire Agreement; Assignment

. This Agreement and each of the exhibits and schedules hereto, together with the Transaction Documents, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. Except for an assignment by a Buyer to any of its Affiliates, this Agreement shall not be assigned without the prior written consent of the other parties hereto. Upon any such permitted assignment and assumption by a Buyer, such Buyer shall have no further Liability hereunder with respect to any obligations assumed by the assignee.

Section 13.4       Parties in Interest. Nothing in this Agreement, express or implied, is intended to confer on any person other than the parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement; provided that the Indemnified Parties are express third party beneficiaries hereof for purposes of Article XII.

Section 13.5       Specific Performance. Each party agrees and acknowledges that (i) irreparable damage would occur in the event that the provisions of this Agreement or the other Transaction Documents or obligations, undertakings, covenants or agreements of the parties were not performed in accordance with their specific terms or were otherwise breached, and (ii) money damages, even if available, would be an inadequate remedy for any such failure to perform or any breach of this Agreement and the other Transaction Documents. Accordingly, it is agreed that the Buyers may have no adequate remedy at law and each party agrees that the Buyers shall have the right, in addition to any other rights and remedies existing in their favor, to enforce their rights and the other party’s obligations hereunder not only by an action or actions for damages but also by an action or actions for equitable relief, including to an injunction to enforce specifically the terms and provisions in this Agreement and the other Transaction Documents without proof of actual damages. If any such action is brought by a Buyer, each Seller hereby waives the defense that there is an adequate remedy at law or the requirement for the posting of any bond or similar security.

Section 13.6       Governing Law.

(a)            The law of the State of Delaware, including its statutes of limitations, shall govern this Agreement and the other Transaction Documents, the interpretation and enforcement of their terms and any claim or cause of action (in law or equity), controversy or dispute arising out of or related to this Agreement and the other Transaction Documents or their negotiation, execution or performance, whether based on contract, tort, statutory or other law, in each case without giving effect to any conflicts-of-law or other principle requiring the application of the Law of any other jurisdiction, including any borrowing statute that would result in the application of the statute of limitations of any other jurisdiction.

(b)            Each of the parties hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the State of Delaware and of the United States District Court for the District of Delaware, in each case, located in the State of Delaware (the “Chosen Courts”) for any litigation, claim, dispute, proceeding, or cause of action arising out of or relating to the this Agreement and the other Transaction Documents, or the negotiation, validity or performance of this Agreement and the other Transaction Documents, or the transactions contemplated hereby and thereby (and agrees not to commence any litigation relating thereto except in such Delaware courts), waives any objection to the laying of venue of any such litigation in the Chosen Courts and agrees not to plead or claim in any Chosen Court that such litigation brought therein has been brought in any inconvenient forum.

(c)            Each of the parties agrees that service of process may also be made on such parties in any suit, action, dispute or proceeding in the manner provided in Section 13.1 and agrees not to assert (by way of motion, as a defense, or otherwise) in any suit, action, dispute or proceeding that service of process made in accordance with Section 13.1 does not constitute good and valid service of process. Service made pursuant to the preceding sentence above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

Section 13.7       WAIVER OF JURY TRIAL. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY SUIT, DISPUTE, ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 13.8       Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 13.9       Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or.pdf) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 13.10     Fees and Expenses. Except as otherwise expressly set forth herein, (a) all costs and expenses incurred in connection with this Agreement and the Acquisition by the Sellers shall be paid by the Sellers, and (b) all costs and expenses incurred in connection with this Agreement and the Acquisition by the Buyers shall be paid by the Buyers.

Section 13.11     Amendment. This Agreement may not be amended except by an instrument in writing signed by BSC and Elutia.

Section 13.12     Waiver. At any time prior to the Closing, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any agreement of the other party or condition to such party’s obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

Section 13.13     Construction.

(a)            Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Section”, “Schedule” and “Exhibit” refer to the specified section of, or schedule or exhibit to, this Agreement; (v) the words “including,” “include” and “includes” shall be deemed to be followed by the words “without limitation”; and (vi) the word “or” shall be disjunctive but not exclusive.

(b)            The words “provided” or “made available” or words of similar import (regardless of whether capitalized or not) when used with reference to documents or other materials or information required to be provided or made available to the Buyers shall mean, any documents or other materials or information posted to the VDR as of the Disclosure Cut Off Time.

(c)            References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto. References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d)            The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against either party.

(e)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified and shall be counted from the day immediately following the date from which such number of days are to be counted.

(f)            All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

Section 13.14     Actions; Privileged Matters.

(a)            Subject to Article XII, from and after the Closing (i) the Buyers shall have exclusive authority and control over the investigation, prosecution, defense and appeal of all Actions with respect to Assumed Liabilities, and may settle or compromise, or consent to the entry of any judgment with respect to, any such Action, without the consent of Sellers; (ii) the Sellers shall have exclusive authority and control over the investigation, prosecution, defense and appeal of all Actions with respect to Excluded Liabilities, and may settle or compromise, or consent to the entry of any judgment with respect to, any such Action, without the consent of the Buyers; and (iii) the Sellers and the Buyers shall use reasonable efforts to cooperate in good faith with respect to the investigation, prosecution, defense and appeal of all Actions that relate to both Excluded Liabilities and Assumed Liabilities; provided, that nothing in the foregoing portion of this subsection (iii) will restrict the right of any party to engage its own counsel in connection with the investigation, prosecution, defense or appeal of any Action that relate to both Excluded Liabilities and Assumed Liabilities; provided that if any Indemnified Party seeks to assert a claim for indemnification with respect to any such matter, the parties hereto shall comply with the provisions of Article XII instead of this Section 13.14(a) with respect to such matter.

(b)            The parties hereto hereby agree that their respective rights and obligations to maintain, preserve, assert or waive any attorney-client and work product privileges belonging to any such party with respect to the CIED Business, the Acquired Assets, the Excluded Assets, the Assumed Liabilities, the Excluded Liabilities and the Products (collectively, “Privileges”), shall be governed by the provisions of this Section 13.14(b). With respect to matters relating to the Excluded Assets or the Excluded Liabilities, and with respect to all files, books, records, work papers, documents, communications or other information of a Seller or any of its Affiliates prepared in connection with the Transaction Documents or the transactions contemplated thereby, the Sellers shall have sole authority to determine whether to assert or waive any Privileges, including the right to assert any Privilege against the Buyers and their Affiliates. The Buyers and their Affiliates shall take no action without the prior written consent of the Sellers that would reasonably be expected to result in any waiver of any such Privileges of a Seller or any of its Affiliates. After the Closing, the Buyers and their Affiliates shall have sole authority to determine whether to assert or waive any Privileges with respect to matters relating to the Products, the Acquired Assets or the Assumed Liabilities, including the right to assert any Privilege against the Sellers or their Affiliates. The Sellers shall not, and shall cause their respective Affiliates not to, take any action after the Closing without the prior written consent of the Buyers that would reasonably be expected to result in any waiver of any such Privileges of the Buyers. The rights and obligations created by this Section 13.14(b) shall apply to all files, books, records, work papers, documents, communications and other information as to which the Sellers or their Affiliates would be entitled to assert or has asserted a Privilege without regard to the effect, if any, of the transactions contemplated hereby (the “Privileged Information”). Upon receipt by a Seller or its Affiliates, or by a Buyer or its Affiliates, as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other party or if a Seller or its Affiliates or a Buyer or its Affiliates, as the case may be, obtains knowledge that any current or former employee of a Seller or its Affiliates, or of a Buyer or its Affiliates, as the case may be, has received any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Information of the other party, such party shall promptly notify the other party of the existence of the request and shall provide such other party a reasonable opportunity to review the Privileged Information and to assert any rights it may have under this Section 13.14(b) or otherwise (at its sole cost) to prevent the production or disclosure of Privileged Information. A Seller’s transfer of any files, books, records, work papers, documents, communications or other Privileged Information to a Buyer in accordance with this Agreement and such Seller’s agreement to permit a Buyer to obtain Privileged Information existing prior to the Closing are made in reliance on the parties’ respective agreements, as set forth in this Section 13.14(b), to maintain the confidentiality of such Privileged Information and to take the steps provided herein for the preservation of all Privileges that may belong to or be asserted by the Sellers or the Buyers, as the case may be. The access to files, books, records, work papers, documents, communications or other Privileged Information being granted pursuant to this Agreement, and the disclosure to the Buyers and the Sellers of Privileged Information relating to the CIED Business, the Acquired Assets, the Excluded Assets, the Assumed Liabilities, the Excluded Liabilities or the Products pursuant to this Agreement in connection with the transactions contemplated hereby shall not be asserted by the Sellers or the Buyers to constitute, or otherwise be deemed, a waiver of any Privilege that has been or may be asserted under this Section 13.14(b) or otherwise.

Section 13.15     No Tax Advice. Each party hereto acknowledges and agrees that it has not received and is not relying upon Tax advice from any other party hereto, and that it has and will continue to consult its own advisors with respect to Taxes.

Article XIV
CERTAIN DEFINITIONS

As used herein the following terms not otherwise defined have the following respective meanings:

“Accountants” shall have the meaning set forth in Section 3.2(b) hereof.

“Acquired Assets” shall have the meaning set forth in Section 1.1 hereof.

“Acquired Equipment and Tools” shall have the meaning set forth in Section 1.1(b)(iii) hereof.

“Acquired Inventory” shall have the meaning set forth in Section 1.1(c) hereof.

“Acquisition” shall have the meaning set forth in the recitals hereof.

“Acquisition Proposal” means any bona fide offer or proposal (other than an offer or proposal by a Buyer or any of its Affiliates) relating to any of the following: (a) sale, lease, license, contribution or other disposition, directly or indirectly, by merger, consolidation, share exchange, business combination, asset sale, or otherwise, of the CIED Business or any of the Acquired Assets, other than sales of Inventory or supplies in the ordinary course of business, or (b) transaction which is similar in form, substance or purpose to any of the foregoing transactions.

“Action” means any pending or threatened action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, inspection, audit, warning or untitled letters, demand, examination or investigation issued, commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator or arbitration panel.

“Activities to Date” shall have the meaning set forth in Section 5.12(b) hereof.

“Affiliate” means, with respect to any Person, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

“Agreement” shall have the meaning set forth in the preamble hereof.

“Allocation” shall have the meaning set forth in Section 3.3 hereof.

“Anti-Corruption Laws” shall have the meaning set forth in Section 5.27(b) hereof.

“Applicants” shall have the meaning set forth in Section 8.4(a) hereof.

“Application Requirements” shall have the meaning set forth in Section 8.4(a) hereof.

“Appraiser” shall have the meaning set forth in Section 3.2(b) hereof.

“Assignment Consent” shall have the meaning set forth in Section 8.4(e).

“Assumed Contracts” shall have the meaning set forth in Section 1.1(b)(vi) hereof.

“Assumed Lease Contracts” shall have the meaning set forth in Section 1.1(b)(viii) hereof.

“Assumed Liabilities” shall have the meaning set forth in Section 2.2 hereof.

“Bad Actor Claims” shall have the meaning set forth in Section 12.1(h) hereof.

“Base Purchase Price” shall have the meaning set forth in Section 3.1(a)(i) hereof.

“Basket Amount” shall have the meaning set forth in Section 12.5(a) hereof.

“Bill of Sale” shall have the meaning set forth in Section 4.2(a) hereof.

“Books, Records and Files” means any and all information, including proprietary and confidential information, including all business and personnel records, books, documents, budgets, projections, sales data, studies, ledgers, journals, models, price lists, plans, equipment maintenance records, technical documentation (including designs, design history files, specifications, functional requirements, operating instructions, logic manuals, blueprints, schematic drawings, engineering data, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), clinical studies, data and documentation, customer, supplier, distributor and vendor lists and files, regulatory filings, correspondence and documentation, other correspondence, account histories, sales literature and promotional materials, information relating to the purchase of materials, supplies and services, pricing and cost information, research and commercial data, credit information, catalogs, brochures and training and other manuals, complaint history, all documentation used in and data from the development, design, research, testing and manufacture of products (including manufacturing processes and procedures, device manufacturing records, process validation records and manufacturing records), and all other similar rights, property and information, and including all documents, data or information that are reasonably related to or necessary for the continued design, development, manufacture, use, testing, marketing, promotion, commercialization, sale or distribution of the Products or are useful to support the filing or prosecution of the Seller Intellectual Property.

“BSC” shall have the meaning set forth in the preamble hereof.

“BSC Acquired Assets” shall have the meaning set forth in Section 1.1(b) hereof.

“Business Contingent Workers” shall have the meaning set forth in Section 5.28(b) hereof.

“Business Employee” shall have the meaning set forth in Section 5.28(a) hereof.

“Business Day” means any day on which banks are not required or authorized to close in the City of Boston, Massachusetts.

“Buyer” shall have the meaning set forth in the preamble hereof.

“Buyer Cure Period” shall have the meaning set forth in Section 11.1(f) hereof.

“Buyer Employer” shall have the meaning set forth in Section 8.4(a) hereof.

“Buyer-Handled Claims” shall have the meaning set forth in Section 12.3(e) hereof.

“Buyer Indemnified Parties” shall have the meaning set forth in Section 12.1 hereof.

“Buyer Material Adverse Effect” means any change or effect that, when taken individually or together with all other adverse changes and effects, has had or could reasonably be expected to have a material adverse effect on the business, financial condition, assets, prospects, operations, Liabilities or properties of the Buyers and their Affiliates, taken as a whole, or otherwise affect the ability of the Buyers to consummate the transactions contemplated hereby.

“Buyers” shall have the meaning set forth in the preamble hereof.

“CAPA Documentation” means all documentation related to corrective and preventive actions. These documents detail the processes and actions undertaken to identify, investigate, track and resolve issues (corrective actions) related to product quality, manufacturing processes, or other areas and to prevent those issues from recurring (preventive actions).

“CanGaroo® Product” means the family of products commonly known as CanGaroo® offered for sale by one or more Sellers as of the date prior to the Closing Date.

“CanGaroo® RM Product” means the family of products commonly known as CanGaroo® RM offered for sale by one or more Sellers as of the date prior to the Closing Date.

“Cause” means the applicable employee’s (i) dishonest statements or acts with respect to his or her employer or any Affiliate of his or her employer, or any current or prospective customers, suppliers vendors or other third parties with which such entity does business; (ii) commission of (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud; or (iii) material violation of the policies of his or her employer or the Buyer Employer, as applicable.

“CE Mark” means the “CE” marking (or such other successor marking to the “CE” marking) required under applicable Laws for sale of a product in the European Economic Area.

“Chosen Courts” shall have the meaning set forth in Section 13.6(b) hereof.

“CIED Business” shall have the meaning set forth in the Recitals hereto.

“CIED Envelope Products” means bioenvelopes for use in securing a cardiac implantable electronic device (“CIED”) or neurostimulator or other implantable medical devices having mechanical or electrical components, including Next Generation CIED Envelope Products.

“Claim” means a claim for indemnification pursuant to Article XII.

“Closing” shall have the meaning set forth in Section 4.1 hereof.

“Closing Date” shall have the meaning set forth in Section 4.1 hereof.

“Closing Inventory Statement” shall have the meaning set forth in Section 3.2(b)(i) hereof.

“Closing Inventory Value” shall have the meaning set forth in Section 3.2(b)(i) hereof.

“Closing Payment” shall have the meaning set forth in Section 3.1(a)(i) hereof.

“COBRA” means Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985

“COBRA Liabilities” means any and all Liabilities under COBRA, and any other similar and applicable statute, arising out of events in connection with the Closing.

“Code” means the United States Internal Revenue Code of 1986.

“Contract” means any agreement, contract, instrument, certificate, note, indenture, purchase order, license, lease, commitment, understanding or other arrangement, in each case whether written or unwritten.

“Confidentiality Agreement” shall have the meaning set forth in Section 8.3(c) hereof.

“Covenant Claim” means any claims by the Buyers the basis of which is that any covenants made by or on behalf of any Seller in this Agreement is, or is alleged to be, breached.

“CPI” shall have the meaning set forth in the preamble hereof.

“CPI Acquired Assets” shall have the meaning set forth in Section 1.1(a) hereof.

“Cut-Over Period” shall have the meaning set forth in Section 8.7(a) hereof.

“Damages” means all damages, interest, losses, costs, Taxes, payments, royalties, penalties, fines, obligations, judgments, awards, and expenses that are incurred or suffered or that are claimed in good faith by a third party to have been incurred or suffered by such party with respect to or relating to an event, circumstance or state of facts; provided, however, that in no event shall Damages include punitive damages except to the extent such punitive damages are actually awarded to a third party in connection with a Third-Party Claim. Damages shall specifically include court costs and the reasonable fees and expenses of legal counsel arising out of or relating to any direct or third-party claims, demands, actions, causes of action, suits, litigations, arbitrations or Liabilities.

“Design History Files” means the documentation relating to the development and regulatory approval of the Products, including (a) project plans, (b) specifications, (c) requirement specifications, (d) risk management documentation, (e) clinical evaluation, (f) assessment of applied standards, (g) verification and validation documentation, and (h) regulatory (including the FDA and any Notified Body) certification documentation.

“Device Master Records” means the necessary documentation for the manufacturing, distribution and service of the Products, including (a) specifications and data sheets, (b) software requirement specifications, (c) software design specifications, (d) labeling information, (e) user manuals and (f) manufacturing process information consisting of manufacturing process description, work instructions, test procedures, manufacturing protocol, acceptance test protocol, list of materials and service documentation.

“Disclosure Cut Off Time” shall have the meaning set forth in Section 4.2(a)(xv) hereof.

“Dispute Notice” shall have the meaning set forth in Section 3.2(b)(iii) hereof.

“Dispute Period” shall have the meaning set forth in Section 3.2(b)(iii) hereof.

“Disputed Inventory Items” shall have the meaning set forth in Section 3.2(b)(iii).

“Distributors” shall mean sales agents engaged and classified by any Seller as other than employees, or compensated other than through wages paid by any Seller through any Seller’s payroll.

“Effective Time” shall have the meaning set forth in Section 4.1 hereof.

“EluPro™ Product” means the drug-eluting product commonly known as EluPro™ offered for sale by one or more Sellers as of the date prior to the Closing Date.

“Employee Benefit Plan” means (a) each employee benefit plan within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA); and (b) stock option plans, stock purchase plans, equity-based plans, retention plans, profit sharing plans, bonus or incentive plans, programs or arrangements, severance pay plans, programs or arrangements, deferred compensation arrangements or agreements, employment agreements, executive compensation plans, programs, agreements or arrangements, change in control plans, programs or arrangements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements, not described in (a) above; and (c) plans or arrangements providing compensation to employee and non-employee directors, in each case, that the Seller sponsors, contributes to, or provides benefits under or through, or has any obligation to contribute to or provide benefits under or through, if such plan provides benefits to or otherwise covers any current or former Business Employee or Business Contingent Worker (or any of their spouses, dependents, or beneficiaries).

“Employee Lease Agreement” shall have the meaning set forth in Section 4.2(a)(x) hereof.

“Employee Transition Period” shall have the meaning set forth in Section 8.4(c) hereof.

“Encumbrances” means any lien, pledge, hypothecation, charge, royalty, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the transfer of any asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset), and includes any agreement to give any of the foregoing in the future.

“Enforceability Exceptions” shall have the meaning set forth in Section 5.2(a) hereof.

“Environmental Laws” means all Laws relating to protection of human health, safety, and the environment, including surface or ground water, drinking water supply, soil, surface or subsurface strata or medium, ambient air, pollution control and Hazardous Materials.

“Environmental Permits” means all Permits applicable to the ownership, operation and use of the Acquired Assets issued pursuant to Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means the Sellers and each other Person that, together with the Sellers, is or at the relevant time was treated as a single employer under Section 414 of the Code or under Section 4001(a)(14) of ERISA.

“Escrow Agent” shall have the meaning set forth in Section 3.1(a)(i) hereof.

“Escrow Agreement” shall have the meaning set forth in Section 3.1(a)(i) hereof.

“Escrow Amount” shall have the meaning set forth in Section 3.1(a)(i) hereof.

“Escrowed Funds” means the amounts delivered to the Escrow Agent pursuant to this Agreement.

“Estimated Inventory Excess” means the amount by which the Estimated Inventory Value exceeds the Target Inventory Value.

“Estimated Inventory Shortfall” means the amount by which the Target Inventory Value exceeds the Estimated Inventory Value.

“Estimated Inventory Statement” shall have the meaning set forth in Section 3.2(a) hereof.

“Estimated Inventory Value” shall have the meaning set forth in Section 3.2(a) hereof.

“Ex-Im Laws” means all Laws relating to sanctions, export, reexport, transfer, and import controls, anti-boycott, and similar Laws, including the Export Administration Regulations, the International Traffic in Arms Regulations, U.S. sanctions Laws administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, Section 999 of the Code, U.S. customs regulations and the Foreign Trade Regulations and the customs and import Laws administered by U.S. Customs and Border Protection and other jurisdictions in which any Seller or any of its Affiliates conducts business, or has been conducted, or is otherwise subject to, except to the extent inconsistent with U.S. law.

“Excess Adjustment Amount” shall have the meaning set forth in Section 3.2(b)(ii)(2) hereof.

“Excluded Assets” shall have the meaning set forth in Section 1.2 hereof.

“Excluded Contracts” shall have the meaning set forth in Section 1.2(j) hereof.

“Excluded Employee Liabilities” shall have the meaning set for the in Section 2.1(c) hereof.

““Excluded Inventory” shall have the meaning in Section 1.2(h) hereof.

“Excluded Inventory Removal” shall have the meaning in Section 7.7 hereof.

“Excluded Liabilities” shall have the meaning set forth in Section 2.1 hereof.

“Excluded Patents” shall have the meaning set forth in Section 1.2(m) hereof.

“Excluded Product Liabilities” shall have the meaning set forth in Section 2.1(i) hereof.

“FDA” means the United States Food and Drug Administration, or any successor agency thereto.

“FDA Fraud Policy” shall have the meaning set forth in Section 5.12(h) hereof.

“FDCA” means the Federal Food, Drug, and Cosmetic Act, as amended, at 21 U.S.C. §§ 301 et seq., as amended from time to time, and the rules and regulations promulgated thereunder.

“Fraud” means with respect to any party to this Agreement, Delaware common law fraud in the making of the representations and warranties expressly set forth in Article V or Article VI (as applicable) of the Agreement or any representation or warranty in any Transaction Document or certificates delivered in connection with the Agreement made by such party.

“Fundamental Excluded Claims” means any claim described in Section 12.1(d), Section 12.1(e) or Section 12.1(g).

“Fundamental Warranties” means the warranties set forth in Section 5.1 (Organization, Good Standing and Qualification; No Ownership Interests), Section 5.2 (Authorization; Binding Obligations; Governmental Consents), Section 5.4 (Title to Assets; Conveyance; Sufficiency), Section 5.5 (Intellectual Property), Section 5.9 (Taxes), Section 5.12 (Clinical and Regulatory Matters), Section 5.13 (Brokers; Expenses), Section 5.22 (Related Party Transactions), Section 5.29 (Solvency), Section 6.1 (Organization and Qualification) and Section 6.2 (Authority Relative to this Agreement).

“Fundamental Warranty Claim” means any claims by the Buyers (or Sellers, as applicable) the basis of which is that any Fundamental Warranty made by or on behalf of Sellers (or the Buyers, as applicable) is, or is alleged to be, untrue or inaccurate.

“GAAP” means United States generally accepted accounting principles in effect from time to time, consistently applied.

“Government Healthcare Program” means the Medicare, Medicaid, and CHAMPUS/TRICARE programs, any other similar or successor federal healthcare programs (as defined in 42 U.S.C. § 1320a-7b(f)) and any similar state or local healthcare programs.

“Government Official” means any (i) full- or part-time officer or employee of any Governmental Authority, whether elected or appointed; (ii) person acting in an official capacity or exercising a public function for or on behalf of any Governmental Authority; or (iii) political parties, political party officials, or candidates for political office.

“Governmental Authority” means any (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Person and any court or other tribunal); (d) multi-national organization or body; or (e) individual, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature. For the avoidance of doubt, “Governmental Authority” shall include the FDA and any applicable Notified Body.

“GPO” shall have the meaning set forth in Section 5.26 hereto.

“Hazardous Materials” means any waste, pollutant, contaminant, hazardous substance, toxic or corrosive substance, hazardous waste, special waste, industrial substance, by-product, process-intermediate product or waste, petroleum or petroleum-derived substance or waste, chemical liquids or solids, liquid or gaseous products, or any constituent of any such substance or waste, the use, handling or disposal of which, or exposure to, is governed by or subject to applicable Law.

“Healthcare Laws” means the FDCA, Medicare (Title XVIII of the Social Security Act) and Medicaid (Title XIX of the Social Security Act), the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Stark Anti-Self-Referral Law (42 U.S.C. § 1395nn), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the Civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the Criminal Penalties for Acts Involving Federal Health Care Programs Provision (42 U.S.C. § 1320a-7b(a)), the exclusion laws (42 U.S.C. § 1320a-7), HIPAA, the European Medical Device Directives (Directive 93/42/EEC, 90/385/EEC, and 98/79/EC as amended) (the “Medical Device Directives”) and any European Economic Area Member State laws implementing the provisions of these directives, the Misleading and Comparative Advertising Directive (2006/114/EC), the Unfair Commercial Practices Directive (2005/29/EC), and any European Economic Area Member State laws implementing the provisions of these directives, all regulations or guidance promulgated pursuant to such Laws, and any other foreign, federal, or state Law that regulates the design, development, research, testing, manufacturing, processing, storing, importing or exporting, licensing, labeling or packaging, advertising, distributing or marketing of tissue, pharmaceutical or medical device products, or any other Law that is related to health care fraud and abuse, kickbacks, marketing federally reimbursed products, professional fee splitting prohibitions, patient or program charges, recordkeeping, claims process, documentation requirements, medical necessity, referrals, the hiring of employees or acquisition of services or supplies from those who have been excluded from government health care programs, quality, safety, privacy, security, licensure, accreditation or any other aspect of providing health care services.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. § 1320d et seq.), as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. § 17921 et seq.).

“Indebtedness” means, with respect to any Person, whether or not contingent, all (a) indebtedness or other obligations of such Person for borrowed money, whether current, short-term or long-term, (b) obligations of such Person evidenced by bonds, notes, debentures, letters of credit or similar instruments, (c) obligations of such Person under conditional sale, title retention or other agreements or arrangements creating an obligation of such Person with respect to the deferred purchase price of property, goods or services, (d) interest rate and currency obligation swaps, hedges or similar arrangements (including any breakage costs), (e) obligations of such Person under or in respect of any lease that has been or should be accounted for as a capital lease in accordance with GAAP, (f) any obligations for earnouts or other similar payments owed in connection with any acquisitions, (g) any commitment by which such Person assures a creditor against loss (including contingent reimbursement liabilities with respect to letters of credit), (h) interest, fees, prepayment penalties or premiums and other expenses owed with respect to any indebtedness or Liabilities of the type referred to in clauses (a) through (g) above, and (i) all obligations of such Person to guarantee any of the foregoing types of obligations on behalf of any other Person.

“Indemnified Party” shall have the meaning set forth in Section 12.3(a) hereof.

“Indemnifying Party” shall have the meaning set forth in Section 12.3(a) hereof.

“Information Security Measures” shall have the meaning set forth in Section 5.18(c) hereof.

“Intellectual Property” means intellectual property or proprietary rights of any description including (a) rights in any United States and foreign (i) patent, patent application (including any utility models, provisionals, continuations, divisions, continuations-in-part, extensions, renewals, reissues, revivals and reexaminations, any national phase PCT applications, any PCT international applications, and all foreign counterparts), or industrial design, (ii) trademark, service mark, logo, trade dress or trade name, URL or domain name and (iii) related registrations and applications for registration for any of the foregoing; (b) rights in works of authorship including any United States and foreign copyrights and rights under copyrights, whether registered or unregistered, including moral rights, and any registrations and applications for registration thereof and mask works; (c) Trade Secrets; (d) inventions, discoveries, or improvements, modifications, Know-How, techniques, methodologies, writings, work of authorship, designs or data, whether or not patented, patentable, copyrightable or reduced to writing or practice, including any inventions, discoveries, improvements, modification, know-how, technique, methodology, writing, work of authorship, design or data embodied or disclosed in any: (i) computer source codes (human readable format) and object codes (machine readable format), (ii) specifications, (iii) manufacturing, assembly, test, installation, service and inspection instructions and procedures, (iv) engineering, programming, service and maintenance notes and logs, (v) technical, operating and service and maintenance manuals and data, (vi) hardware reference manuals, (vii) user documentation, help files or training materials, and (viii) schematics; (e) publicity rights; (f) rights in databases and data collections (including knowledge databases, customer lists and customer databases) under the laws of the United States or any other jurisdiction, whether registered or unregistered, and any applications for registration therefor; (g) any other proprietary or intellectual property rights now known or hereafter recognized in any jurisdiction worldwide; and (h) goodwill related to any of the foregoing.

“Intellectual Property Assignment” shall have the meaning set forth in Section 4.2(a) hereof.

“Inventory” shall have the meaning set forth in Section 1.1(b)(ii) hereof.

“Inventory Adjustment Cap” means [***]

“Inventory Value” means, as of any particular time, the value of the Acquired Inventory as determined in accordance GAAP applied on a consistent basis with the determinations in the Sellers’ Financial Statements for prior periods (to the extent such determinations are consistent with GAAP);

“IRS” means the United States Internal Revenue Service.

“Know-How” (whether or not capitalized) means all factual knowledge and information that gives a Person the ability to develop, produce, manufacture or market something that it otherwise would not have known how to develop, produce, manufacture or market with the same accuracy or precision, including all inventions (whether or not patentable), invention disclosures, processes, procedures, writings, methods, algorithms and formulae, know-how, Trade Secrets, technology, software code, protocols, information, knowledge, practices, formulas, instructions, skills, techniques, proposals, technical data, designs, drawings (including engineering and auto-cad drawings), blue prints, computer programs, apparatus, ideas, concepts, research and development information, results of experiments, test data, including pre-clinical and clinical data, pre-clinical and clinical trial results, analytical and quality control data, manufacturing data and descriptions, market data, devices, assays, chemical formulations, notes of experiments, specifications, compositions of matter, whether in intangible, tangible, written, electronic or other form, and all documentation related to any of the foregoing.

“Knowledge” means, when used with respect to the Sellers, the actual knowledge of Dr. C. Randal Mills, Matthew Ferguson, Dr. Michelle Williams, Jeffrey Hamet, Dr. Sonali Fonseca, Kimberly Mulligan, Erica Elchin, Courtney Guyer and Tamara Grossett; provided, that the Sellers shall be deemed to have actual knowledge of a particular fact or other matter if any of such individuals is actually aware of that fact or matter, or should be aware of such fact or matter after exercise of reasonable diligence.

“Known Claims” shall have the meaning set forth in Section 12.1(c) hereof.

“Law” means any national, supranational, state, provincial, municipal or local statute, law, constitution, ordinance, code, regulation, rule, notice, court decision, interpretation, agency guidance, Order, resolution, corporate integrity agreement, stipulation, determination, requirement or rule of law (including common law), code or edict issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liability” means any Indebtedness, obligation, duty, commitment or liability of any nature (including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability), regardless of whether such debt, obligation, duty, commitment or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such Indebtedness, obligation, duty or liability is immediately due and payable.

“License Agreement” shall have the meaning set forth in Section 4.2(a)(xvii) hereof.

“Major Customer” shall have the meaning set forth in Section 5.26 hereof.

“Major Supplier” shall have the meaning set forth in Section 5.26 hereof.

“Material Contract” shall have the meaning set forth in Section 5.3(b) hereof.

“Negotiation Period” shall have the meaning set forth in Section 3.2(b)(iii) hereof.

“New Hire Document” shall have the meaning set forth in Section 8.4(a) hereof.

“Next Generation CIED Envelope Products” means, regardless of their development-stage, any planned or next generation CIED Envelope Products, including their related Intellectual Property rights, developed for or by the Sellers as of the Closing Date.

“Non-Transferred Employee” shall have the meaning set forth in Section 8.4(a) hereof.

“Notified Body” shall mean an entity licensed, authorized or approved by the applicable government agency, department or other authority to assess and certify the conformity of a medical device with the requirements of Council Directive 93/42/EEC of 14 June 1993 concerning medical devices, as amended from time to time, and applicable harmonized standards.

“Offered Employees” shall have the meaning set forth in Section 8.4(b) hereof.

“Ongoing Clinical Trial Agreements” has the meaning set forth in Section 1.1(b)(xvii) hereof.

“Ongoing Vendor Agreements” has the meaning set forth in Section 1.1(b)(xvii) hereof.

“Open-Source Software” shall have the meaning set forth in Section 5.5(l) hereof.

“Operations Employees” means the employees set forth on Schedule 14(a) who become Offered Employees.

“Order” means any (a) order, judgment, injunction, edict, decree, ruling, pronouncement, requirement, determination, decision, opinion, verdict, sentence, subpoena, writ or award issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Authority or any arbitrator or arbitration panel; or (b) contract with any Governmental Authority entered into in connection with any Action.

“Ordinary Course of Business” means an action taken by or on behalf of any Seller in the normal and ordinary course of operating the CIED Business; provided, that an action shall not be deemed to have been taken in the “ordinary course of business” unless such action is: (a) consistent with the past practices of such Seller and is taken in the ordinary course of the normal day-to-day operations of such Seller; and (b) not required to be authorized by the direct or indirect equityholders of the Seller, the board of directors or managers (or similar governing body) of such Seller or any committee of the board of directors or managers (or similar governing body) of such Seller and does not require any other separate or special authorization of any nature.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, by-laws, articles of formation, certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Permit” means any (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, listing, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law; or (b) right under any contract with any Governmental Authority.

“Permitted Encumbrances” means (i) liens for Taxes not yet due and payable or liens for Taxes that are being contested in good faith through appropriate proceedings and for which adequate reserves have been set aside, and (ii) statutory liens of landlords, liens of carriers, warehouse persons, mechanics and material persons and other liens imposed by law, in each case incurred in the ordinary course of business consistent for sums not yet due and payable, if a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means, in addition to all information defined or described in Privacy Laws or by the Sellers as “personal data,” “personal information,” “personally identifiable information,” “PII,” “protected health information,” “PHI,” or any similar term in the Sellers’ privacy policies or other public-facing statement, any information that regarding or capable of being associated with an individual Person or device.

“Post-Closing Adjustment Amount” shall have the meaning set forth in Section 3.2(b)(ii) hereof.

“Pre-Closing Claims” shall have the meaning set forth in Section 1.1(b)(xvi) hereof.

“Press Release” shall have the meaning set forth in Section 8.3(a) hereof.

“Privacy Laws” shall mean any Laws, statutes, rules, regulations, ordinances, orders, judgements, decisions, rulings or other applicable requirement that govern the receipt, collection, compilation, use, storage, processing, sharing, safeguarding, security, disposal, destruction, disclosure or transfer of Personal Information, and any such legal requirement governing privacy, data security, data or security breach notification, any penalties and compliance with any order, including (i) HIPAA, amendments, and associated regulations; (ii) all state and local data privacy and security laws dealing with data security and the protection of personal information, including Chapters 93H and 93I of the Massachusetts General Laws; (iii) the Sarbanes-Oxley Act of 2002; (iv) the information collection, reporting, and safeguarding requirements of the FDA regulations; (v) Section 5 of the Federal Trade Commission Act; (vi) the Electronic Communications Privacy Act of 1986; (vii) the California Consumer Privacy Act; (viii) the Children’s Online Privacy Protection Act (COPPA); (ix) the CAN-SPAM Act; (x) the Telephone Consumer Protection Act; and (xi) any analogous legislation in any jurisdiction in which the Sellers carry on the CIED Business and / or from which the Sellers collect Personal Information.

“Privacy Requirements” shall have the meaning set forth in Section 5.18(a) hereof.

“Privileged Information” shall have the meaning set forth in Section 13.14(b) hereof.

“Privileges” shall have the meaning set forth in Section 13.14(b) hereof.

“Product Liability Claims” means any claims involving actual or alleged Liability for death or injury to person or property as a result of any actual or alleged defect in any product manufactured or sold by or for a Seller at or prior to the Closing Date, or any actual or alleged warranty, recall or similar Liability for any product used, manufactured or sold by or for a Seller at or prior to the Closing Date, or any statutory Liability of a Seller or any Liability of a Seller assessed with respect to any failure to warn arising out of products used, manufactured or sold prior to the Closing Date.

“Products” means, collectively, the CanGaroo® Product, CanGaroo® RM Product, EluPro™ Product and CIED Envelope Products (including, for the avoidance of doubt, Next Generation CIED Envelope Products), all related sizes, replacements, modifications, improvements and line extensions, if any, and all related accessories and components, if any, in each case, as developed by or on behalf of the Sellers as of prior to the Closing Date.

“Property Taxes” means all real property Taxes, personal property Taxes and similar ad valorem Taxes.

“Protected Health Information” shall have the meaning as that term is defined in 45 C.F.R. § 160.103.

“Purchase Price” shall have the meaning set forth in Section 3.1 hereof.

“Real Property Contracts” means any contract, lease or other agreement related primarily to any real property interests to which a Seller is a party.

“Release” means any releasing, disposing, depositing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, leaching, migrating, escaping or emptying of a Hazardous Material at, into or onto the environment, the soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air and biota living in or on such media including movement or migration through or in the environment, whether sudden or non-sudden and whether accidental or non-accidental, or any release, emission or discharge as those terms are defined in any applicable Environmental Law

“Representatives” means, in respect of any Person, the officers, directors, managers, employees, agents, attorneys, accountants, advisors, contracted parties and other representatives of such Person.

“Retained Business” means any and all businesses of the Sellers or their Affiliates other than the CIED Business.

“Sales Agency Contracts” shall have the meaning set forth in Section 2.1(h) hereof.

“Sales Employees” means the Business Employees set forth on Schedule 14(b) who become Offered Employees.

“Sanctioned Person” means a Person that is (a) the subject of Sanctions, including any Person listed in any Sanctions-related list of designated Persons, (b) operating, resident in or organized under the laws of a country or territory that is the subject of country or territory-wide Sanctions (currently, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic (each a “Sanctioned Country”), the government of any of these jurisdictions, or the Government of Venezuela), or (c) 50% or more owned or controlled (as such term is used in the definition of “Affiliate”) by any of the foregoing.

“Sanctions” means those trade, economic and financial sanctions laws, regulations, embargoes and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (a) the United States (including the Department of Treasury, Office of Foreign Assets Control and the United States Department of State); (b) the United Nations Security Council, the European Union, any European Union member state and His Majesty’s Treasury of the United Kingdom; and (c) other similar governmental bodies with regulatory authority over any Seller or any of its Affiliates, except to the extent inconsistent with U.S. law.

“Seller” shall have the meaning set forth in the preamble hereof.

“Seller Disclosure Schedule” shall have the meaning set forth in Article V hereof.

“Seller Indemnified Parties” shall have the meaning set forth in Section 12.2 hereof.

“Seller Intellectual Property” shall have the meaning set forth in Section 1.1(a) hereof.

“Seller IT Assets” means any and all software (including object code, binary code, source code, libraries, routines, subroutines or other code, and including commercial, open-source and freeware software), systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation used or held for use in connection with the operation of the CIED Business of the Sellers as previously conducted, as currently conducted, or as currently proposed to be conducted.

“Seller Licenses” shall have the meaning set forth in Section 5.12(b) hereof.

“Seller Marks” shall mean “Aziyo”, “Elutia” and any mark or domain set forth on Schedule 14(c), in each case, that is related to or used in the CIED Business, and any associated logos and any variations or other derivatives thereof; and, in each case, whether in block letters or otherwise, whether alone or in combination with other words or elements, and including all translations, adaptations, and other derivations and combinations thereof, and any marks confusingly similar thereto or embodying any of the foregoing either alone or in combination with other words or elements, and all common law rights, registrations, applications for registration thereof and social media handles and domain names associated therewith, together with any extensions and renewals thereof, and together with the goodwill associated with any of the foregoing.

“Seller Material Adverse Effect” means any change, effect, development, event or occurrence that, individually or in the aggregate, has had, or could reasonably be expected to have, a material adverse effect on or material adverse change with respect to (a) the business, operations, condition (financial or otherwise), assets, prospects, operations, liabilities or properties of a Seller relating to the Acquired Assets, or (b) the ability of a Seller to timely perform its obligations under this Agreement or consummate the transactions contemplated by any Transaction Document, except, in the case of the preceding clause (a), for any such change, effect, development, event or occurrence resulting from (i) the announcement of the Acquisition, (ii) changes in general economic or political conditions, or (iii) changes, after the date of this Agreement, generally affecting businesses operating in the industry of the CIED Business, including changes in Laws applicable to such industry; provided, however, that the effects resulting from changes, effects, developments, events or occurrences described in clauses (ii) or (iii) may be deemed to constitute, and shall be taken into account in determining whether there has been or could reasonably be expected to occur, a Seller Material Adverse Effect if such changes, effects, developments, events or occurrences, individually or in the aggregate, disproportionately impact the CIED Business relative to other businesses operating in the industry of the CIED Business.

“Seller Non-Competition Agreement” shall have the meaning set forth in Section 4.2(a) hereof.

“Sellers” shall have the meaning set forth in the preamble hereof.

“Service Provider” shall have the meaning set forth in Section 2.1(c) hereof.

“Shared Contract” means any legally binding written or oral agreement, contract, lease, license instrument or other understanding to which a Seller is a party with any non-Seller party that is not an Assumed Contract and which contract benefits or burdens both the CIED Business or a Product, on the one hand, and the Retained Business or any Excluded Assets, on the other hand. For the avoidance of doubt, for purposes of this Agreement the definition of “Shared Contract” shall exclude any collective bargaining agreements, employment agreements and employment related benefit plans.

“Special Claims” means any claims for any of the matters indemnifiable under Section 12.1 or Section 12.2, except for Fraud claims, Fundamental Excluded Claims, Warranty Claims and Fundamental Warranty Claims.

“Subsidiary” or “Subsidiaries” (whether or not capitalized) of any person means any corporation, partnership, limited liability company, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the shares or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Target Inventory Value” means [***].

“Tax” or “Taxes” (and with correlative meaning, “Taxing” and “Taxation”) means all income, gross receipts, franchise, profits, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, ad valorem, excise, export, natural resources, severance, margin, escheat, stamp, withholding, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, capital gains, net worth, intangibles, social security, pension insurance contributions, employment, unemployment, disability, payroll, license, employee or other tax or similar levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing, whether disputed or not and including any obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person by law, contract or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, information return, or other document (including any related or supporting schedule, attachment or amendment) filed or required to be filed with a taxing authority in connection with the determination, assessment, or collection of any Tax or the administration of any laws, regulations, or administrative requirements relating to any Tax.

“Technical Information” means all Know-How, data, technology, and other information of any Seller or its Affiliates that is used or useful in the evaluation, design, development, research, testing, registration, manufacture, processing, packaging, labeling, distribution, use or sale of each Product.

“Termination Date” shall have the meaning set forth in Section 11.1(b) hereof.

“Third-Party Claim” shall have the meaning set forth in Section 12.3(a) hereof.

“Trade Secrets” means trade secrets, Know-How and confidential and proprietary information, information, designs, formulae, compositions, algorithms, procedures, methods, techniques, ideas, research and development, data, specifications, processes, inventions (whether patentable or not and whether reduced to practice or not) and improvements.

“Transaction Documents” shall have the meaning set forth in Section 5.1 hereof.

“Transaction Form 8-K” shall have the meaning set forth in Section 8.3(a) hereof.

“Transfer Taxes” shall have the meaning given in Section 9.3 hereof.

“Transferred Business Employee Records” shall have the meaning given in Section 8.2(c) hereof.

“Transferred Contracts” shall have the meaning given in Section 8.2(c) hereof.

“Transferred Employee” shall have the meaning given in Section 8.4(a) hereof.

“Transitional Employees” shall have the meaning given in Section 8.4(c) hereof.

“Transitional Period” shall have the meaning set forth in Section 8.7 hereof.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury under the Code, as such regulations may be amended from time to time.

“Union” shall have the meaning set forth in Section 5.28(j) hereof.

“VDR” shall have the meaning set forth in Section 4.2(a)(xv) hereof.

“WARN Act” shall have the meaning set forth in Section 2.1(c) hereof.

“Warranty Claim” means any claim by a Buyer or a Seller, the basis of which is that a warranty made by or on behalf of a Seller or a Buyer (as the case may be) is, or is alleged to be, untrue or inaccurate (but always excluding Fundamental Warranty Claims).

[Signature Pages Follow]

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Asset Purchase Agreement to be duly executed and delivered as a sealed instrument as of the date and year first above written.

BOSTON SCIENTIFIC CORPORATION

By:	/s/ Jonathan Monson
Name:	Jonathan Monson
Title:	Executive Vice President and Chief Financial Officer

CARDIAC PACEMAKERS INC.

By:	/s/ Jonathan Monson
Name:	Jonathan Monson
Title:	Vice President and Chief Financial Officer

ELUTIA INC.

By:	/s/ C. Randal Mills
Name:	C. Randal Mills, Ph.D.
Title:	Chief Executive Officer

ELUTIA MED LLC

By:	/s/ C. Randal Mills
Name:	C. Randal Mills, Ph.D.
Title:	Chief Executive Officer